Exhibit 4.2
DEED OF AMENDMENT AND RESTATEMENT
DATED 10 May 2006
Between
UPC BROADBAND HOLDING B.V.
and
UPC FINANCING PARTNERSHIP
as Borrowers
and
THE COMPANIES LISTED IN Schedule 1
as Guarantors
and
The Senior Hedging Banks
with
TD BANK EUROPE LIMITED
as Security Agent
and
TORONTO DOMINION (TEXAS) LLC
as Facility Agent
relating to a CREDIT AGREEMENT originally dated 26 October 2000
and
relating to a SECURITY DEED originally dated 26 October 2000
Allen & Overy LLP

Schedule
1. Guarantors	4
2. Restated Credit Agreement	6
3. Restated Security Deed	7

Signatories	8

THIS DEED is dated 10 May 2006
BETWEEN:
(1)	UPC BROADBAND HOLDING B.V. (UPC Broadband) and UPC FINANCING PARTNERSHIP (the US Borrower) as Borrowers;

(2)	THE COMPANIES whose names and addresses are set out in Schedule 1 (Guarantors) as Guarantors;

(3)	TORONTO DOMINION (TEXAS) LLC as Facility Agent;

(4)	TORONTO DOMINION (TEXAS) LLC as Facility Agent under the New Facility Agreement (as defined below) (the 2004 Facility Agent); and

(5)	TD BANK EUROPE LIMITED as the Security Agent.
BACKGROUND
(A)	This Deed is supplemental to and amends a credit agreement originally dated 26 October 2000 (the Credit Agreement), and a security deed originally dated 26 October 2000 (the Security Deed), both as amended from time to time, between, among others, the Borrowers, the Guarantors, the Facility Agent and the Security Agent.

(B)	The Majority Lenders (as defined in the Credit Agreement) have consented to the amendments to the Credit Agreement and the Security Deed contemplated by this Deed. Accordingly, the Facility Agent and Security Agent are authorised to execute this Deed on behalf of the Finance Parties.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Deed:

Amendment Effective Date has the meaning given to it in Clause 2(c) (Amendments).

New Facility Agreement means the €1,072,000,000 senior secured credit agreement between, among others, the 2004 Facility Agent and UPC Broadband as borrower dated 16 January 2004.

New Security Deed means the Security Deed relating to the New Facility Agreement dated 16 January 2004.

1.2	Construction

(a)	Capitalised terms defined in the Credit Agreement or the Security Deed (each as amended and restated in Schedule 3 pursuant to this Deed) have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Deed as though they were set out in full in this Deed except that references to the Credit Agreement are to be construed as references to this Deed.

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(c)	Reference is made to Clause 1.4 of the Credit Agreement. References in any of the Finance Documents to the New Facility Agreement and the New Security Deed shall be references to the New Facility Agreement and the New Security Deed as amended by a deed of amendment and restatement dated on or about the date of this Deed.

2.	AMENDMENTS

(a)	The Credit Agreement will be amended, with effect from the Amendment Effective Date, so that it reads as if it were restated in the form set out in Schedule 2 (Restated Credit Agreement).

(b)	The Security Deed will be amended, with effect from the Amendment Effective Date, so that it reads as if it were restated in the form set out in Schedule 3 (Restated Security Deed).

(c)	The amendments to be made to the Credit Agreement and the Security Deed by this Deed shall take effect on the date (the Amendment Effective Date) on which the Facility Agent notifies UPC Broadband and the Lenders that it has received in form and substance satisfactory to it (acting reasonably):
(i)	evidence of the due authorisation and execution of this Deed by each Obligor; and

(ii)	legal opinions in respect of Dutch, English and New York law from Allen & Overy LLP, English, Dutch and New York legal advisers to the Facility Agent, addressed to the Finance Parties.
3.	REPRESENTATIONS AND WARRANTIES

(a)	The representations and warranties set out in clause 15 (Representations and Warranties) of the Credit Agreement (as amended and restated in Schedule 2 (Restated Credit Agreement) to this Deed) (with the exception of clauses 15.6(a) (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Information), 15.14 A (Business Plan), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.18 (Works councils), 15.19 (Borrower Group Structure), 15.20 (ERISA) and 15.24 (US Borrower)) are true and correct as if made on the date of this Deed, with reference to the facts and circumstances then existing, and as if each reference to (i) the Finance Documents includes a reference to this Deed, (ii) the Credit Agreement is a reference to the Credit Agreement as amended and restated by this Deed and (iii) the Security Deed is a reference to the Security Deed as amended and restated by this Deed.

(b)	UPC Broadband represents and warrants to each Finance Party that there has been no material adverse change in the consolidated financial position of the Borrower Group (taken as a whole) since the date of the financial statements most recently provided under clause 16.2(a) (Financial Information) of the Credit Agreement which would or is reasonably likely to have a Material Adverse Effect.

4.	ACCESSION OF 2004 FACILITY AGENT

As of the Amendment Effective Date, the 2004 Facility Agent shall become a party to the Security Deed as amended by this Deed with the rights and liabilities as set out in the Security Deed and shall to be bound by and entitled to exercise all the rights set out in the Security Deed.

5.	MISCELLANEOUS

(a)	Each of this Deed, the Credit Agreement, as amended and restated by this Deed and the Security Deed, as amended and restated by this Deed, is a Finance Document.

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(b)	This Deed and the Security Deed, as amended and restated by this Deed, are each a Finance Document as defined in the New Facility Agreement for the purposes of clauses 19 (Facility Agent, Security Agent and Lenders), 21 (Expenses) and 23 (Indemnities) of the New Facility Agreement.

(c)	Subject to the terms of this Deed, the Credit Agreement and the Security Deed will remain in full force and effect .

(d)	Each Obligor confirms:
(i)	that the Security Interests granted to the Beneficiaries pursuant to the Security Documents and its obligations under the Finance Documents shall continue and remain unaffected by the entry into this Deed;

(ii)	in accordance with Article 1278 of the Belgian Civil Code, its duties and obligations under the share pledge listed in paragraph (i) of Schedule 7 (Security Documents) of the Credit Agreement shall not be affected or impaired by the entry into of this Agreement and that this Deed does not constitute a novation.
6.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by different parties hereto on separate counterparts each of which, when executed and delivered shall constitute an original, but all the counterparts together shall constitute but one and the same Deed.

7.	GOVERNING LAW

This Deed is governed by English law.
IN WITNESS whereof, the parties to this Deed have caused this Deed to be duly executed on the date first above written.

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SCHEDULE 1
GUARANTORS

Name	Address
UPC Financing Partnership	4643 South Ulster Street
Suite 1300
Denver, Co 80237
United States

UPC Broadband Holding B.V. (previously called UPC Distribution Holding B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Holding II B.V.	Boeing Avenue 53
1119 PE Schiphol Rijk
Amsterdam
The Netherlands

UPC Holding B.V.	Boeing Avenue 53
1119 PE Schiphol Rijk
Amsterdam
The Netherlands

UPC France Holding B.V.	Boeing Avenue 53
1119 PE Schiphol Rijk
Amsterdam
The Netherlands

UPC Scandinavia Holding B.V.	Boeing Avenue 53
1119 PE Schiphol Rijk
Amsterdam
The Netherlands

UPC Austria Holding B.V. (previously called Cable Network Austria Holding B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Nederland B.V.	Boeing Avenue 53
1119 PE Schiphol Rijk
Amsterdam
The Netherlands

UPC Poland Holding B.V. (previously called UPC Telecom B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk

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Amsterdam The Netherlands

UPC Broadband N.V.	Boeing Avenue 53
1119 PE Schiphol Rijk
Amsterdam
The Netherlands

UPC Broadband Ireland B.V.	Boeing Avenue 53
1119 PE Schiphol Rijk
Amsterdam
The Netherlands

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SIGNATORIES
Borrowers
UPC BROADBAND HOLDING B.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
UPC FINANCING PARTNERSHIP
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
Guarantors
UPC BROADBAND HOLDING B.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
UPC HOLDING II B.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
UPC FINANCING PARTNERSHIP
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
UPC HOLDING B.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
UPC FRANCE HOLDING B.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
UPC SCANDINAVIA HOLDING B.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
UPC AUSTRIA HOLDING B.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
UPC CENTRAL EUROPE HOLDING B.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten

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UPC NEDERLAND B.V.
By:  /s/ D. Kartsen        /s/ D.E. Tollenaar
UPC POLAND HOLDING B.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
UPC BROADBAND N.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
UPC BROADBAND IRELAND B.V.
By:  /s/ W. Gene Musselman        /s/ Anton Tuijten
Facility Agent
TORONTO DOMINION (TEXAS) LLC
By: /s/ Authorized Signatory
2004 Facility Agent
TORONTO DOMINION (TEXAS) LLC
By: /s/ Authorized Signatory
Security Agent
TD BANK EUROPE LIMITED
By: /s/ Authorized Signatory

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SCHEDULE 2
RESTATED CREDIT AGREEMENT

RESTATED CREDIT AGREEMENT
ORIGINALLY DATED 26 OCTOBER 2000
and as amended and restated pursuant to a Deed of Amendment and Restatement dated 10 May 2006
€3,500,000,000
and
US$347,500,000 and €95,000,000
SENIOR SECURED CREDIT FACILITY
for
UPC BROADBAND HOLDING B.V.
and
UPC FINANCING PARTNERSHIP
as Borrowers
with
TORONTO DOMINION (TEXAS)LLC
acting as Facility Agent
Allen & Overy LLP

THIS AGREEMENT originally dated 26 October 2000 as amended and restated by the Amendment Deed and as previously amended by the Amendment and Restatement Agreement and by a series of letters during the period from 1 March 2002 to 23 July 2003 and by amendment letters dated 22 July 2004, 2 December 2004 and subsequently amended and restated on 7 March 2005 and amended by an amendment letter dated 15 December 2005 and as amended and restated on 10 May 2006 and made
BETWEEN:
(1)	UPC BROADBAND HOLDING B.V. (previously called UPC Distribution Holding B.V.) (UPC Broadband);

(2)	UPC FINANCING PARTNERSHIP, a general partnership formed under the laws of Delaware, United States and, as of the Signing Date, with its principal place of business at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, USA (the US Borrower);

(3)	THE COMPANIES identified as guarantors in Part 1 of Schedule 1 (Original Guarantors) (the Original Guarantors);

(4)	CHASE MANHATTAN plc, TD BANK EUROPE LIMITED, ABN AMRO BANK N.V., BANK OF AMERICA INTERNATIONAL LIMITED, BNP PARIBAS, CIBC WORLD MARKETS plc, CRÉDIT LYONNAIS, FORTIS BANK (NEDERLAND) N.V., and THE ROYAL BANK OF SCOTLAND plc as lead arrangers (in this capacity, the Lead Arrangers);

(5)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part 1 of Schedule 1 (Original Lenders and Commitments) as lenders (the Original Lenders);

(6)	TORONTO DOMINION (TEXAS)LLC, as facility agent (the Facility Agent); and

(7)	TD BANK EUROPE LIMITED as security agent for the Finance Parties (in this capacity, the Security Agent).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions

In this Agreement:
2006 Amendment Effective Date means the Amendment Effective Date as defined in the Deed of Amendment and Restatement dated 10 May 2006 between (among others) UPC Broadband, UPC Financing and the Facility Agent.

Accounting Period in relation to any person means any period of approximately three months or one year for which accounts of such person are required to be delivered pursuant to this Agreement.

Acquisition means the acquisition, whether by one or a series of transactions, (including, without limitation, by purchase, subscription or otherwise) of all or any part of the share capital or equivalent of any company or other person (including, without limitation, any partnership or joint venture) or any asset or assets of any company or other person (including, without limitation, any partnership or joint venture) constituting a business or separate line of business of that company or other person.
Acquisition Business Plan means, in respect of an Acquisition, a business plan for the Target which has been reviewed by Deloitte & Touche (or such other leading firm of independent and internationally recognised consultants or accountants appointed by UPC Broadband) and which sets out the management plan for the period from the date of the proposed Acquisition (taking into account the Acquisition Cost of such Acquisition and financial projections relating to the Target) up to and including the last Final Repayment Date and based on assumptions which are no more aggressive (when taken as a whole) than those used in preparation of the Business Plan.

Acquisition Cost means, in relation to an Acquisition, the value of the consideration for that Acquisition at the time of completion of the Acquisition and for this purpose:
(a)	the value at the time of completion of the Acquisition of any consideration to be paid or delivered after the time of completion of the Acquisition will be determined in accordance with GAAP;

(b)	if the entity acquired becomes a member of the Borrower Group as a result of the Acquisition, the aggregate principal amount of Financial Indebtedness of any entity acquired outstanding at the time of completion of the Acquisition (including without limitation any Lending Transaction (as defined in Clause 16.14(f) (Loans and guarantees) made by a member of the Borrower Group in connection with the relevant Acquisition) will be counted as part of the consideration for that Acquisition;

(c)	if the entity acquired does not become a member of the Borrower Group as a result of the Acquisition, the aggregate principal amount of Financial Indebtedness of the entity acquired at the time of completion of the Acquisition will be counted as part of the consideration for that Acquisition to the extent of the aggregate principal amount of the payment and repayment obligations in respect of such Financial Indebtedness assumed or guaranteed by any member of the Borrower Group; and

(d)	subject to paragraphs (a), (b) and (c) above, the value at the time of completion of the Acquisition of any non-cash consideration will be determined in accordance with GAAP, expressed in euros, if required, using the Agent’s Spot Rate of Exchange on the date of completion of the Acquisition.

Additional Facility has the meaning given in the New Facility Agreement.

Additional Guarantor means:
(a)	a Subsidiary of UPC Broadband; and

(b)	any UPC Broadband Holdco (other than UPC Holding),
which in each case becomes an Additional Guarantor in accordance with Clause 26.4 (Additional Guarantors).

Advance means a Facility A Advance, Facility B Advance or Facility C Advance.

Affiliate means, in respect of a person, a direct or indirect Subsidiary or Holding Company of that person or any other person which is under common control with that person (and for this purpose, control has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988 in force as at the Signing Date).

Agent means the Facility Agent or the Security Agent (or both), as the context requires.

Agent’s Spot Rate of Exchange means the spot rate of exchange as determined by the Facility Agent for the purchase of the relevant Optional Currency in the London foreign exchange market with euros or US Dollars (or any other relevant currency) (as applicable) at or about 11.00 a.m. on a particular day.

Amendment and Restatement Agreement means the amendment and restatement agreement dated 16 January 2004 between, inter alios, UPC Broadband and the Facility Agents, on behalf of the Finance Parties, pursuant to which this Agreement was amended and restated.

Amendment Deed means the agreement dated on or around 24 June 2004 between UPC Broadband, the US Borrower, the Original Guarantors the Facility Agent and the Security Agent, pursuant to which this Agreement was amended.

Amendment Fee Letter means the letter between the Facility Agent and UPC Broadband dealing with the amendment fees payable to the Lenders in connection with the Amendment and Restatement Agreement.

Anniversary means an anniversary of the Signing Date.

Annualised EBITDA has the meaning given to it in Clause 17.1 (Financial definitions).

Anti-Terrorism Law means each of:
(a)	Executive Order No. 13224 of 23 September 2001 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the Executive Order);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)	the Money Laundering Control Act of 1986, Public Law 99-570; and

(d)	any similar law enacted in the United States of America subsequent to the date of this Agreement.
Approved Stock Options means any options, warrants, rights to purchase or other equivalents (however designated) issued or granted by a member of the Borrower Group to any former, present or future officers, consultants, directors and/or employees of any member of the Borrower Group or its Associated Companies to subscribe for share capital or similar rights of ownership in that member of the Borrower Group provided that the maximum aggregate amount of such options, warrants, rights to purchase or other equivalents (however designated) shall not exceed (i) 8 per cent. of its issued share capital, in the case of UPC Central Europe Holding B.V. and any Subsidiary of UPC Central Europe Holding B.V. (provided that the aggregate amount of such options, warrants, rights to purchase or other equivalents issued by UPC Central Europe Holding B.V. and its Subsidiaries does not exceed

8 per cent. of the issued share capital of UPC Central Europe Holding B.V.) and (ii) 7.5 per cent. of its issued share capital or similar rights of ownership, in the case of each other member of the Borrower Group.

Associated Company of a person means:
(a)	any other person which is directly or indirectly Controlled by, under common Control with or Controlling such person; or

(b)	any other person owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interest in such person or 10 per cent. of whose equity is owned beneficially and/or legally directly or indirectly by such person.
Auditors means KPMG or such other leading firm of independent and internationally recognised accountants appointed by UPC Broadband as its auditors for the purposes of preparing the audited consolidated accounts of UPC Broadband.

Beneficiaries has the meaning given to it in the Security Deed.

Borrower means each of UPC Broadband and the US Borrower.

Borrower Group means:
(a)	UPC Broadband and its Subsidiaries from time to time, excluding Unrestricted Subsidiaries; and

(b)	the US Borrower.
Borrower Group Business Plan means, in respect of an Acquisition, a business plan for the Borrower Group (including the Target to be acquired) which has been certified by a director of UPC Broadband and which sets out the management plan for the period from the date of the proposed Acquisition (taking into account the Acquisition Cost of such Acquisition and financial projections relating to the Target) up to and including the Final Maturity Date and based on assumptions which are no more aggressive (when taken as a whole) than those used in preparation of the Business Plan.

Break Costs means the amount (if any) by which:
(a)	the amount of interest (excluding the Margin and any Mandatory Costs) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:
(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business means any business of the Borrower Group:
(a)	that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Agreement), operation, utilisation and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi-channel television and radio, programming, telephony, Internet services and content, high speed data transmission, video, multi-media and related activities); or

(b)	that supports, is incidental to or is related to any such business; or

(c)	that comprises being a Holding Company of one or more persons engaged in such business, and references to business or ordinary course of business shall be similarly construed.

Business Day means:
(a)	a day (other than a Saturday or Sunday) on which banks are open for general business in:
(i)	London and Amsterdam;

(ii)	in relation to a transaction involving US Dollars, New York; and

(iii)	in relation to a transaction involving an Optional Currency, the principal financial centre of the country of that Optional Currency; or
(b)	in relation to a rate fixing day or a payment date for euros, a TARGET Day.
Business Plan means the business plan for the Borrower Group for the period from the Effective Date to, as a minimum, the Final Maturity Date (as defined in the New Facility Agreement) as provided to the Facility Agent prior to the Effective Date.

Cancellation Notice means a notice of cancellation and/or prepayment substantially in the form of Part 2 of Schedule 4 (Form of Cancellation and/or Prepayment Notice).

Capital Expenditure means any expenditure which is or will be treated as a capital expenditure in the audited consolidated financial statements of the Borrower Group in accordance with GAAP.

Cash Flow means, for any period, as set out in the most recent relevant management accounts of or in respect of the Target for that period, EBITDA of or relating to the Target for such period:
(a)	minus Capital Expenditure of or relating to the Target for such period;

(b)	minus all Taxes actually paid and/or falling due for payment by or in respect of the Target during such period;

(c)	minus the amount of all dividends, redemptions and other distributions payable by the Target during such period on, or in respect of any of its share capital not held by a member of the Borrower Group;

(d)	minus any increase or plus any decrease in working capital of or in respect of the Target for such period;

(e)	minus the aggregate of Interest payable by or in respect of the Target during such period; and

(f)	minus all extraordinary or exceptional items (including one off restructuring costs) which were paid by the Target during such period on (net of any cash proceeds of insurance or warranty claims which relate to such items) and plus all extraordinary or exceptional items which were received by or in respect of the Target during such period.
For the purposes of the above calculation no item shall be effectively deducted or credited more than once.

Cash Flow Hedging Agreement has the meaning given to it in Clause 16.17 (Hedging).

Change of Control has the meaning given to it in Clause 7.4(a) (Change of Control).

Code means the United States Internal Revenue Code of 1986, as amended and any rule or regulation issued thereunder from time to time in effect.

Commitments means the Facility A Commitments, Facility B Commitments and/or Facility C Commitments.

Confidentiality Undertaking means a confidentiality undertaking substantially in the recommended form of either the LMA as set out in Part 1 of Schedule 6 (Form of LMA Confidentiality Undertaking) or the LSTA as set out in Part 2 of Schedule 6 (Form of LSTA Confidentiality Undertaking) or in any other form agreed between UPC Broadband and the Facility Agent.

Consultant means Booz Allen & Hamilton.

Consultant’s Report means the report dated on or about July 2000 from the Consultant addressed to Chase Manhattan plc and TD Securities in relation to the 10 year business plan of UPC Broadband.

Control means the power of a person:
(a)	by means of the holding of shares or the possession of voting power in or in relation to any other person; or

(b)	by virtue of any powers conferred by the articles of association or other documents regulating any other person, to direct or cause the direction of the management and policies of that other person,

and Controlled and Controlling have a corresponding meaning.

Current Assets means, at any relevant time, the aggregate of the current assets (excluding cash) of the Borrower Group at such time which would be included as current assets in a consolidated balance sheet of the Borrower Group drawn up at such time in accordance with GAAP.

Current Liabilities means, at any relevant time, the aggregate of the current liabilities (excluding short term debt and overdrafts) of the Borrower Group at such time which would be included as current liabilities in a consolidated balance sheet of the Borrower Group drawn up at each time in accordance with GAAP.

Dangerous Substance means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which, taking into account the concentrations and quantities present and the manner in which it is being used or handled, it is reasonably foreseeable will cause harm to man or any other living organism or damage to the Environment including any controlled, special, hazardous, toxic, radioactive or dangerous waste.

Default means an Event of Default or any event or circumstances specified in Clause 18 (Default) which would (with the expiry of a grace period or the giving of notice) be an Event of Default.

Designated Party means any person listed:
(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(c)	in any successor list to either of the foregoing.
Distribution Business means:
(a)	the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or

(b)	any business which is incidental to or related to and, in either case, material to such business.
Dutch Borrower means a Borrower incorporated in the Netherlands.

Dutch Civil Code means the Burgerlijk Wetboek.

Dutch Banking Act means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht Kredietwezen 1992), including the Dutch Exemption Regulation.

Dutch Exemption Regulation means the Exemption Regulation of the Minister of Finance (Vrijstellingsregeling Wtk 1992).

Eastern Europe means Europe other than Western Europe.

Eastern European Acquisition means an acquisition (including, without limitation, by purchase, subscription or otherwise) of:
(a)	all or any part of the share capital or equivalent of a person or company (including, without limitation any partnership or joint venture) incorporated or carrying on a material part of its business in Eastern Europe; or

(b)	any asset or assets constituting a business or separate line of business, a material part of which is being carried on in Eastern Europe, but excluding any such acquisition in relation to an entity which is a Subsidiary of UPC on the Signing Date and is incorporated or carries on business in Poland on the Signing Date.

EBITDA has the meaning given to it in Clause 17.1 (Financial definitions).

Effective Date has the meaning given to it in the Amendment and Restatement Agreement.

Environment means the media of air, water and land (wherever occurring) and in relation to the media of air and water includes, without limitation, the air and water within buildings and the air and water within other natural or man-made structures above or below ground and any water contained in any underground strata.

Environmental Claim means any claim by any person:
(a)	in respect of any loss or liability suffered or incurred by that person as a result of or in connection with any violation of Environmental Law; or

(b)	that arises as a result of or in connection with Environmental Contamination and that could give rise to any remedy or penalty (whether interim or final) that may be enforced or assessed by private or public legal action or administrative order or proceedings including, without limitation, any such claim that arises from injury to persons or property.
Environmental Contamination means each of the following and their consequences:
(a)	any release, emission, leakage or spillage of any Dangerous Substance at or from any site owned or occupied by any member of the Borrower Group into any part of the Environment; or

(b)	any accident, fire, explosion or sudden event at any site owned or occupied by any member of the Borrower Group which is directly caused by or attributable to any Dangerous Substance; or

(c)	any other pollution of the Environment arising at or from any site owned or occupied by any member of the Borrower Group.
Environmental Law means all legislation, regulations or orders (insofar as such regulations or orders have the force of law) to the extent that it relates to the protection or impairment of the Environment or the control of Dangerous Substances (whether or not in force at the date of this Agreement) which are capable of enforcement in any applicable jurisdiction by legal process.

Environmental Licence means any permit, licence, authorisation, consent, filing, registration or other approval required by any Environmental Law.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means each trade or business, whether or not incorporated, that would be treated as a single employer with any member of the Borrower Group under section 414 of the United States Internal Revenue Code of 1986, as amended. When any provision of this Agreement relates to a past event, the term ERISA Affiliate includes any person that was an ERISA Affiliate of a member of the Borrower Group at the time of that past event.

EURIBOR means in relation to any Advance or Unpaid Sum denominated in euros:
(a)	the applicable Screen Rate for deposits in the currency of the relevant Advance or Unpaid Sum for a period equal or comparable to the required period at or about 11.00 a.m. (Brussels time) on the applicable Rate Fixing Day; or

(b)	if the rate cannot be determined under paragraph (a) above, the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) of the respective rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks for the offering of deposits in euros for the required period in the London interbank market at or about 11.00 a.m. on the Rate Fixing Day for such period, and for the purposes of this definition, required period means the Interest Period of an Advance or the period in respect of which EURIBOR falls to be determined in relation to any Unpaid Sum.

€, euro or euros means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 18 (Default).

Excess Cash Flow means the aggregate consolidated EBITDA of the Borrower Group calculated for the most recently ended financial year (beginning with the financial year ending on 31 December 2004), as shown in the quarterly management accounts delivered to the Facility Agent pursuant to Clause 16.2(b) (Financial information) in respect of the financial quarter ending on 31 December in any relevant year:
(a)	less:
(i)	any interest and other charges in respect of Financial Indebtedness of the Borrower Group paid during such financial year;

(ii)	repayments and/or prepayments of any Financial Indebtedness of the Borrower Group paid during such financial year; and

(iii)	capital expenditure of the Borrower Group incurred during such financial year; and
(b)	either (i) plus any amount by which Net Working Capital at the commencement of such financial year exceeds Net Working Capital at the close of such financial year or, as appropriate, (ii) minus any amount by which Net Working Capital at the end of such financial year exceeds Net Working Capital at the beginning of such financial year.

For the purposes of this definition of “Excess Cash Flow”, Net Working Capital means, at any time, the aggregate of the Current Assets of the Borrower Group at such time less the aggregate of the Current Liabilities of the Borrower Group at such time.

Existing Lender has the meaning given to it in Clause 26.2(Transfers by Lenders).

Facility means each of Facility A, Facility B and Facility C.

Facility A means the €750,000,000 revolving credit facility referred to in Clause 2.1(a) (Facilities)

Facility A Advance means an advance made to UPC Broadband under Facility A.

Facility A Availability Period means the period from and including the Signing Date up to and including the Facility A Final Maturity Date or such earlier date on which the Total Facility A Commitments have been cancelled in full or such later date as all the Lenders may agree in writing.

Facility A Commitment means:
(a)	in relation to an Original Lender, the amount in euros set opposite its name under the heading “Facility A Commitment” in Part 1 of Schedule 1 (Original Lenders and Commitments) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in euros of any Facility A Commitment transferred to it in accordance with this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility A Final Maturity Date means 30 June 2008 or, if that day is not a Business Day, the preceding Business Day.

Facility A Lender means a Lender under Facility A.

Facility Agent means:
(a)	TD Bank Europe Limited in its capacity as facility agent under or in connection with Facility A, Facility B or Facility C1;

(b)	Toronto Dominion (Texas), Inc., in its capacity as facility agent under or in connection with Facility C2; or

(c)	both,
in each case as the context requires; provided that references in this Agreement to Facility Agent which do not relate solely and specifically to Facility C2 shall be deemed to refer to TD Bank Europe Limited in its capacity as facility agent under or in connection with the Facility.

Facility B means the €2,750,000,000 term loan facility referred to in Clause 2.1(b) (Facilities).

Facility B Advance means an advance made to UPC Broadband under Facility B.

Facility B Availability Period means the period from and including the Signing Date up to and including 31 December 2003 or such earlier date on which the Total Facility B Commitments have been cancelled in full or such later date as all the Lenders may agree in writing.

Facility B Commitment means:
(a)	in relation to an Original Lender, the amount in euros set opposite its name under the heading “Facility B Commitment” in Part 1 of Schedule 1 (Original Lenders and Commitments) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in euros of any Facility B Commitment transferred to it in accordance with this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility B Lender means a Lender under Facility B.

Facility C means the US$347,500,000 and €95,000,000 term loan facility referred to in Clause 2.1(a) (Facilities).

Facility C Advance means a Facility C1 Advance or a Facility C2 Advance.

Facility C1 means the €95,000,000 term loan facility which forms a sub-tranche of Facility C.

Facility C1 Advance means a euro-denominated advance made to UPC Broadband under Facility C.

Facility C2 means the US$347,500,000 term loan facility which forms a sub-tranche of Facility C.

Facility C2 Advance means a US Dollar-denominated advance made to the US Borrower under Facility C.

Facility C Availability Period means the period from and including the Signing Date up to and including the earlier of:
(a)	the first Utilisation Date under the Facilities; or

(b)	the date falling 30 days after the Signing Date,
or such earlier date on which the Total Facility C Commitments have been cancelled in full or such later date as all the Lenders may agree in writing.

Facility C Commitment means, in relation to a Lender, the aggregate for the time being of its:
(a)	Facility C1 Commitments; and

(b)	Facility C2 Commitments (translated into euros on the basis of:
(i)	(if and to the extent that any member of the Borrower Group has entered into any currency Senior Hedging Agreement(s) in respect of a Facility C2

Advance) the rate at which any such Facility C2 Advance was swapped into euros; and
(ii)	to the extent the Borrower Group has not entered into any currency Senior Hedging Agreements in relation to Facility C2 Advances or the Facility C2 Commitments are undrawn, the Agent’s Spot Rate of Exchange on the Utilisation Date).
Facility C1 Commitment means:
(a)	in relation to an Original Lender, the amount in euros set opposite its name under the heading “Facility C1 Commitment” in Part 1 of Schedule 1 (Original Lenders and Commitments) and the amount of any other Facility C1 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in euros of any Facility C1 Commitment transferred to it in accordance with this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility C2 Commitment means:
(a)	in relation to an Original Lender, the amount in US Dollars set opposite its name under the heading “Facility C2 Commitment” in Part 1 of Schedule 1 (Original Lenders and Commitments) and the amount of any other Facility C2 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in US Dollars of any Facility C2 Commitment transferred to it in accordance with this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

Facility C Lender means a Lender under Facility C.

Facility Office means the office(s) notified by a Lender to the Facility Agent:
(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,
as the office(s) through which it will perform all or any of its obligations under this Agreement.

Fee Letter means each of:
(a)	the letter between Chase Manhattan plc, TD Bank Europe Limited, Cable Networks Netherlands Holding B.V. and UPC dated 24 May 2000 dealing with underwriting fees;

(b)	the letter between the Facility Agent and the Borrowers dated on or about the Signing Date dealing with agency fees; and

(c)	the Amendment Fee Letter,
in each case setting out the amount of various fees referred to in Clause 20 (Fees).

Final Repayment Date means:
(a)	when designated Facility B, 30 June 2008; and

(b)	when designated Facility C, 31 March 2009,
or in each case, if that day is not a Business Day, the immediately preceding Business Day (and without any such designation means the Facility B Final Repayment Date or the Facility C Final Repayment Date, as applicable).

Finance Document means this Agreement, a Security Document, the Security Deed, a Fee Letter, a Guarantor Accession Agreement, the Syndication Letter, a Novation Certificate, the Intercreditor Agreement and any other document designated in writing as such by the Facility Agent and UPC Broadband.

Finance Party means a Lead Arranger, a Lender, the Facility Agent or the Security Agent.

Financial Indebtedness means, without double counting, indebtedness in respect of:
(a)	money borrowed or raised and debit balances at banks;

(b)	any bond, note, loan stock, debenture or similar debt instrument;

(c)	acceptance or documentary credit facilities;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis and other than in the normal course of business for collection);

(e)	payments for assets acquired or services supplied deferred for a period of over 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied) after the relevant assets were or are to be acquired or the relevant services were or are to be supplied;

(f)	finance leases and hire purchase contracts to the extent that they constitute capital leases within the meaning of GAAP, provided that indebtedness in respect of network leases shall only be included in this paragraph (f) for the purposes of the definition of “Excess Cash Flow” and Clause 18.5 (Cross default);

(g)	any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or any of (b) to (f) above;

(h)	(for the purposes of Clause 18.5 (Cross default) only) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value shall be taken into account); and

(i)	guarantees in respect of indebtedness of any person falling within any of paragraphs (a) to (g) above (including for the avoidance of doubt, without double counting, guarantees given by a member of the Borrower Group for the indebtedness of the type falling within (a) to (g) above of another member of the Borrower Group), provided that indebtedness which has been cash-collateralised shall not be included in any calculation of Financial Indebtedness to the extent so cash-collateralised and indebtedness which is in the nature of equity (other than redeemable shares) shall not be regarded as Financial Indebtedness.

GAAP means generally accepted accounting principles and practices in the United States.

Guaranteed Document means each Finance Document, the High Yield Hedging Agreements and the Senior Hedging Agreements.

Guarantor means each Original Guarantor and each Additional Guarantor.

Guarantor Accession Agreement means a deed in the form of Part 2 of Schedule 5 (Guarantor Accession Agreement), with such amendments as the Facility Agent may approve or reasonably require (including, without limitation, any limitation on the obligations of the relevant Additional Guarantor which has been approved by the Facility Agent pursuant to Clause 26.4(a)(v) (Additional Guarantors)).

Hedging Counterparty means each High Yield Hedging Counterparty and each Senior Hedging Counterparty.

High Yield Hedging Agreements has the meaning given to it in the Security Deed.

High Yield Hedging Bank means a Lender or its Affiliate or a “Lender” or its “Affiliate” as defined in the New Facility Agreement which is or becomes a party to the New Security Deed and/or the Security Deed as a High Yield Hedging Bank.

High Yield Hedging Counterparty means any member of the UGCE Borrower Group that enters into a High Yield Hedging Agreement.

High Yield Notes means high yield debt securities or other instruments not mandatorily convertible into equity, in each case issued by a company which is a member of the UGCE Borrower Group.

Holding Company means, in relation to a person, an entity of which that person is a Subsidiary.

Information Memorandum means the information memorandum dated June 2000 as updated by the information memorandum dated July 2000 prepared in connection with syndication of the Facilities, and as further updated, if applicable, by an information memorandum to be prepared for the purposes of general syndication of the Facilities.

Intellectual Property Rights means all know-how, patents, trade marks, designs and design rights, trading names, copyrights (including any copyright in computer software), database rights and other intellectual property rights anywhere in the world (in each case whether registered or not and including all applications for the same).

Interconnect Agreements means each interconnection agreement, network contract, franchise agreement, telecommunications service agreement and any agreement of a similar nature entered into by any member of the Borrower Group in connection with the conduct of its business as may be permitted by the terms of this Agreement (including any interconnect agreements maintained pursuant to Clause 16.20 (Inter-connection and chello)).

Intercreditor Agreement means the intercreditor deed entered into on or about the date of the Amendment and Restatement Agreement between, among others, the Facility Agents and the Security Agent, the facility agent and security agent under the New Facility Agreement and UPC Broadband.

Interest has the meaning given to it in Clause 17.1 (Financial definitions).

Interest Date means the last day of an Interest Period.

Interest Period means each period determined in accordance with Clause 8 (Interest).

Lender means:
(a)	any Original Lender; and

(b)	any person which has become a New Lender (as defined in Clause 26.2 (Definitions Transfers by Lenders)) in accordance with Clause 26 (Changes to the Parties), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

LGEF means Liberty Global Europe Financing B.V., a private limited liability company incorporated under the laws of The Netherlands and, as of the Signing Date, with its registered office at Amsterdam and its business office at Boeing Avenue 53, 1119 PE Schiphol Rijk, Amsterdam, The Netherlands.

LIBOR means in relation to any Advance or Unpaid Sum denominated in US Dollars or in an Optional Currency (other than euros):
(a)	the applicable Screen Rate for deposits in the currency of the relevant Advance or Unpaid Sum for a period equal or comparable to the required period at or about 11.00 a.m. on the applicable Rate Fixing Day; or

(b)	(if no Screen Rate is available for the required currency or required period of that Advance or Unpaid Sum) the arithmetic mean (rounded upwards, if necessary, to the nearest four decimal places) of the respective rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks for the offering of deposits in the required currency and for the required period in the London interbank market at or about 11.00 a.m. on the Rate Fixing Day for such period, and for the purposes of this definition, required period means the applicable Interest Period of an Advance or the period in respect of which LIBOR falls to be determined in relation to any Unpaid Sum.

Licence means each approval, consent, authorisation and licence from, and all filings, registrations and agreements with any governmental or regulatory authority, in each case granted, issued, made or entered into pursuant to any Telecommunications and Cable Law necessary in order to enable each member of the Borrower Group to carry on its business as may be permitted by the terms of this Agreement.

LMA means the Loan Market Association.

Majority Acquisition has the meaning given in paragraph (c) of the definition of “Permitted Acquisition”.

Majority Facility C Lenders means, at any time Lenders the aggregate of whose undrawn Facility C Commitments and participations in outstanding Facility C Advances (calculated by reference to the Original Euro Amount of such Advances) exceeds 66 2/3 per cent. of the undrawn Total Facility C Commitments and the Original Euro Amount of outstanding Facility C Advances.

Majority Lenders means, at any time Lenders the aggregate of whose undrawn Facility A Commitments, undrawn Facility B Commitments and undrawn Facility C Commitments and participations in outstanding Facility A Advances, Facility B Advances and Facility C Advances (calculated by reference to the Original Euro Amount of such Advances) exceeds 662/ 3 per cent. of the aggregate undrawn Total Facility A Commitments, undrawn Total Facility B Commitments, undrawn Total Facility C Commitments and the Original Euro Amount of outstanding Advances.

Management Fees means any management, consultancy or similar fees payable by any member of the Borrower Group to any Restricted Person.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 3 (Mandatory Cost Formulae).

Margin means, in relation to an Advance at any time, the percentage rate per annum determined to be the Margin applicable to that Advance in accordance with Clause 8.10 (Margin).

Material Adverse Effect means any event or circumstance which has a material adverse effect on the ability of the Obligors (taken as a whole) to perform their payment or other material obligations under any of the Finance Documents.

Material Contracts means:
(a)	the Interconnect Agreements;

(b)	the Priority Pledge;

(c)	the Shareholders’ Agreements, as from time to time amended, varied, restated or replaced, in each case in a manner that does not constitute an Event of Default under Clause 18.18 (Material Contracts); and

(d)	each other agreement agreed as such by the Facility Agent and UPC Broadband.
Material Subsidiary means any Subsidiary of UPC Broadband which accounts for more than five per cent. of consolidated EBITDA of the Borrower Group as shown in the financial statements most recently delivered under Clause 16.2(a) or (b) (Financial information) (except that for purposes of determining the consolidated EBITDA of the Borrower Group in respect of the financial statements delivered under Clause 16.2(b) (Financial information), the amount of such EBITDA shall equal two times the consolidated EBITDA, of the Borrower Group during the relevant Ratio Period ending on the date to which such financial statements are prepared).

If a Subsidiary which is not a Material Subsidiary on the basis of the most recent such financial statements most recently delivered receives on any date (the Relevant Date) a transfer of assets or the right to receive any earnings which, taken together with the earnings of that Subsidiary, would satisfy the test above, then that Subsidiary shall also be a Material Subsidiary on and from the Relevant Date. If a Material Subsidiary disposes of any assets or the right to receive any earnings such that it would on the basis of the most recent such financial statements most recently delivered cease to be a Material Subsidiary, then it shall be excluded as a Material Subsidiary on and from the date it makes such disposal.

Mid-Interest Period Transfer means an assignment, transfer or novation by an Existing Lender of all or any of its rights and/or obligations in respect of an Advance under this Agreement in accordance with Clause 26.2(Transfers by Lenders) where such assignment, transfer or novation:
(a)	includes the assignment or transfer of the right to receive an amount of principal and interest under this Agreement; and

(b)	is made on a day other than the last day of an Interest Period.
Necessary Authorisations means all material approvals, consents, authorisations and licences (other than the Licences) from, all rights granted by and all filings, registrations and agreements with, any government or other regulatory authority necessary in order to enable each member of the Borrower Group to carry on its business as may be permitted by the terms of this Agreement as carried on by it at the relevant time.

Net Equity Proceeds means any cash proceeds (net of issue expenses) received by or for the account of a member of UGCE Borrower Group from any issued securities constituting or convertible or exchangeable (with or without conditions) into, share capital of that member of the UGCE Borrower Group (but excluding any proceeds received from an issue of Relevant Convertible Preference Shares).

Net Proceeds means the aggregate cash (or cash equivalent) proceeds received by any member of the Borrower Group in consideration for or otherwise in respect of a relevant disposal, net of all Taxes applicable on, or to any gain resulting from, that disposal and of all reasonable costs, fees and expenses properly incurred by continuing members of the Borrower Group in arranging and effecting that disposal.

Network means the networks operated from time to time by any member of the Borrower Group pursuant to the Licences and in accordance with this Agreement.

New Lender has the meaning given to it in Clause 26.2(Transfers by Lenders).

New Beneficiaries means the Beneficiaries as defined in the New Security Deed.

New Facility means the €1,072,000,000 secured credit facility provided pursuant to the New Facility Agreement, consisting of the New Facility D and the Additional Facility.

New Facility D means “Facility D” as defined in the New Security Deed.

New Facility Agreement means the €1,072,000,000 secured credit agreement between TD Bank Europe Limited as facility agent, UPC Broadband as borrower, the New Facility Lenders and others dated 16 January 2004 as amended from time to time.

New Facility Borrower means a Borrower as defined in the New Facility Agreement.

New Facility Lender means a Lender as defined in the New Facility Agreement.

New Finance Document means a Finance Document as defined in the New Facility Agreement.

New Security Deed means the security deed entered into on or about the date of the Amendment and Restatement Agreement between, among others, each Obligor, the facility agent and security agent under the New Facility Agreement, the New Facility Lenders, the High Yield Hedging Banks and each Subordinated Creditor and includes each Deed of Accession (as defined in the New Security Deed) entered into in relation to the New Security Deed.

New Security Document means:
(a)	the Security Documents as defined in paragraph (a) of the definition of “Security Documents” in the New Facility Agreement; and

(b)	any other Security Document as defined in paragraph (b) of the definition of “Security Documents” in the New Facility Agreement, provided that the Security Interest(s) granted under any such Security Document are simultaneously granted on the same terms (save for variations directly attributable to the identity of the parties and the loan amounts) to the Security Agent on behalf of the Beneficiaries to secure the Secured Obligations (as defined in the Security Deed).
non-Distribution Business Assets has the meaning given to it in Clause 16.10(b)(ii) (Disposals).

Norwegian Kroner means the lawful currency of Norway for the time being.

Novation Certificate has the meaning given to it in Clause 26.3(a)(i) (Procedure for novations).

Obligor means a Borrower or a Guarantor including, for the purposes of Clause 18 (Default), any Subsidiary of UPC Broadband that is required to become a Guarantor under Clause 26.4 (Additional Guarantors) but has not yet become a Guarantor.

Obligor Pledge of Shareholder Loans means the deeds of pledge of shareholder loans entered into between certain Obligors and the Security Agent listed in subparagraphs 3(a), (c), (d), (e), (f) and (g) of Schedule 7 (Security Documents) and any other deed of pledge of shareholder loans in substantially the same form entered into by an Obligor pursuant to any such deed of pledge or Clause 16.14(a) (Loans and guarantees) or Clause 26.4 (Additional Guarantors).

Obligors’ Framework Agreement means the Framework Agreement (as defined in any Obligor Pledge of Shareholder Loans).

Optional Currency means Norwegian Kroner, Swedish Kroner or any other currency readily available in the amount required and freely convertible into euros in the European interbank market on the relevant Rate Fixing Day and the relevant Utilisation Date and approved by the Facility Agent (acting on the instructions of all the Facility A Lenders) on or prior to receipt by the Facility Agent of the relevant Request for a Facility A Advance denominated in that currency.

Original Borrower Group Financial Statements means the financial statements of the Borrower Group for the Accounting Period ended 31 March 2000 (comprising the unaudited compiled financial statements of each of the Obligors for the Accounting Period ended 31 March 2000 and a combination of those financial statements).

Original Euro Amount means:
(a)	the principal amount of a Facility A Advance, Facility B Advance or Facility C Advance (as applicable) denominated in euros; or

(b)	the principal amount of a Facility A Advance, Facility B Advance or Facility C Advance (as applicable) denominated in any other currency, translated into euros on the basis of the Agent’s Spot Rate of Exchange on the date of receipt by the Facility Agent of the Request for the relevant Advance (in the case of a Facility A Advance or a Facility B Advance) or on the Utilisation Date (in the case of a Facility C2 Advance).
Participating Member State means a member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Acquisition means:
(a)	any Acquisition of a member of the Borrower Group by any other member of the Borrower Group as part of the solvent reorganisation of the Borrower Group; or

(b)	any Acquisition where, upon completion of the Acquisition, the person acquired will be a Subsidiary of UPC Broadband or where UPC Broadband or one of its Subsidiaries which is a member of the Borrower Group will own directly or indirectly greater than a 50 per cent. interest in the asset or assets constituting the acquired business (a Majority Acquisition) and where:
(i)	the business of the acquired entity or the business acquired, as the case may be, is of the same nature as the business of the Borrower Group as at the Effective Date (as defined in the New Facility Agreement) and is carried out principally in Europe (other than Great Britain or Germany);

(ii)	in the case of any Majority Acquisition where the Acquisition Cost is €40,000,000 or greater, UPC Broadband delivers to the Facility Agent:
(A)	a Borrower Group Business Plan which must:
(1)	contain cash flow projections which show that the sum of the undrawn Total Facility A Commitments, any undrawn Additional Facility Commitments (as defined in the New Facility Agreement) that are available to be drawn for the general corporate and working capital purposes of the Borrower Group and Unrestricted Cash, taking into account the proposed Majority Acquisition, is projected to be greater than €100,000,000 on the date on which financial covenants relating to the eleventh quarterly Accounting Period after the quarterly Accounting Period in which the Acquisition is made are tested under Clause 17 (Financial Covenants); and

(2)	contain financial projections which demonstrate that the Borrowers will be in compliance with the undertaking set out in Clause 17 (Financial Covenants) for the period from completion of the Acquisition (taking into account the Acquisition Cost of such Acquisition) to the Final Maturity Date; and
(B)	an Acquisition Business Plan;
(iii)	UPC Broadband delivers to the Facility Agent the most recent six-months management accounts of or relating to the Target, together with a certificate signed by two managing directors or the sole managing director, as the case may be, of UPC Broadband certifying the amount of the Cash Flow of the Target for the most recent six months and setting out the supporting calculations;

(iv)	no Default has occurred and is continuing or would be caused by the Majority Acquisition; and

(v)	UPC Broadband delivers to the Facility Agent a certificate signed by two managing directors or the sole managing director of UPC Broadband which certifies that, if the ratio of Senior Debt to Annualised EBITDA of the Borrower Group was re-calculated for the most recent Ratio Period ending prior to the date of the Acquisition for which financial statements have been delivered pursuant to Clause 16.2(a) or (b) (Financial information) (the Relevant Ratio Period) but adding to the:
(A)	amount of Senior Debt used in such calculation any net increase in the Senior Debt of the Borrower Group since the end of the Relevant Ratio Period or subtracting from the amount of Senior Debt used in such calculation any net deduction in the Senior Debt of the Borrower Group since the end of the Relevant Ratio Period (in each case taking into account the amount of Senior Debt used to fund the Acquisition Cost); and

(B)	Annualised EBITDA of the Borrower Group the Annualised EBITDA of the Target for the Relevant Ratio Period,
the ratio of Senior Debt to Annualised EBITDA of the Borrower Group would be less than the higher of:
(1)	4.0:1; and

(2)	the ratio of Senior Debt to Annualised EBITDA of the Borrower Group for the Relevant Ratio Period.
(c)	any Acquisition by a member of the Borrower Group for the purposes of a solvent reorganisation of the Borrower Group where the Acquisition is of share capital or equivalent of a company which:
(i)	has not traded and does not own any assets; or

(ii)	is a dormant Subsidiary of Liberty Global, Inc. and
in each case, which has no liabilities.
All references in this definition to euro or € shall, where applicable, mean the equivalent in any other currency, converted to euro, based on the Agent’s Spot Rate of Exchange at the relevant time.

Permitted Borrower Group Guarantee Facilities means the guarantee facilities under which UPC Broadband and/or any of its Subsidiaries can draw guarantees up to a maximum aggregate principal amount of €10,000,000.

Permitted Borrower Group Revolving Credit Facility means the revolving credit facility to be entered into after the date of the Amendment Deed by UPC Broadband as borrower, under which UPC Broadband can borrow revolving advances for general corporate and working capital purposes of the Borrower Group up to a maximum principal amount of €10,000,000.

Permitted Business means the carrying on of the Business in Europe.

Permitted Disposal has the meaning given to it in Clause 16.10(b) (Disposals).

Permitted Financial Indebtedness has the meaning given to it in Clause 16.12(b) (Restrictions on Financial Indebtedness).

Permitted Joint Venture means:
(a)	any Acquisition referred to in paragraph (b) of the definition of “Permitted Acquisition” and any Acquisition as a result of a reorganisation of a person that is not a Subsidiary of UPC Broadband but in which a member of the Borrower Group has an interest, provided that such reorganisation does not result in an overall increase in the value of the Borrower Group’s interest in that person, other than adjustments to the basis of any member of the Borrower Group’s interest in accordance with GAAP; or

(b)	any Acquisition where, upon completion of the Acquisition, the person acquired will not be a Subsidiary of UPC Broadband or where UPC Broadband or one of its Subsidiaries which is a member of the Borrower Group will own directly or indirectly no more than a 50 per cent. interest in the asset or assets constituting the acquired business (a JV Minority Acquisition) and where:
(i)	the business of the acquired entity or the business acquired, as the case may be, is of the same nature as the business of the Borrower Group as at the Effective Date (as defined in the New Facility Agreement) and is carried out principally in Europe (other than Great Britain or Germany);

(ii)	in the case of any JV Minority Acquisition where the Acquisition Cost is €40,000,000 or greater, UPC Broadband delivers to the Facility Agent:
(A)	a Borrower Group Business Plan which must:
(1)	contain cash flow projection which show that the sum of the undrawn Total Facility A Commitments, any undrawn Additional Facility Commitments (as defined in the New

Facility Agreement) that are available to be drawn for the general corporate and working capital purposes of the Borrower Group and Unrestricted Cash, taking into account the proposed JV Minority Acquisition, is projected to be greater than €100,000,000 on the date on which financial covenants relating to the eleventh quarterly Accounting Period after the quarterly Accounting Period in which the Acquisition is made are tested under Clause 17 (Financial Covenants); and

(2)	contain financial projections which demonstrate that the Borrowers will be in compliance with the undertaking set out in Clause 17 (Financial Covenants) for the period from completion of the Acquisition (taking into account the Acquisition Cost of such Acquisition) to the Final Maturity Date; and
(B)	an Acquisition Business Plan;
(iii)	UPC Broadband delivers to the Facility Agent the most recent six-months management accounts of or relating to the Target, together with a certificate signed by two managing directors or the sole managing director, as the case may be, of UPC Broadband certifying the amount of the Cash Flow of the Target for the most recent six months and setting out the supporting calculations;

(iv)	no Default has occurred and is continuing or would be caused by the JV Minority Acquisition; and

(v)	UPC Broadband delivers to the Facility Agent a certificate signed by two managing directors or the sole managing director of UPC Broadband which certifies that, if the ratio of Senior Debt to Annualised EBITDA of the Borrower Group was re-calculated for the most recent Ratio Period ending prior to the date of the Acquisition for which financial statements have been delivered pursuant to Clause 16.2(a) or (b) (Financial information) (the Relevant Ratio Period) but adding to the:
(A)	amount of Senior Debt used in such calculation any net increase in the Senior Debt of the Borrower Group since the end of the Relevant Ratio Period or subtracting from the amount of Senior Debt used in such calculation any net deduction in the Senior Debt of the Borrower Group since the end of the Relevant Ratio Period (in each case taking into account the amount of Senior Debt used to fund the Acquisition Cost); and

(B)	Annualised EBITDA of the Borrower Group the Annualised EBITDA of the Target for the Relevant Ratio Period,
the ratio of Senior Debt to Annualised EBITDA would be less than the higher of:
(1)	4.0:1; and

(2)	the ratio of Senior Debt to Annualised EBITDA for the Relevant Ratio Period.
All references in this definition to euro or € shall, where applicable, mean the equivalent in any other currency, converted to euro, based on the Agent’s Spot Rate of Exchange at the relevant time.

Permitted Payment has the meaning given to it in Clause 16.13(c) (Restricted Payments).

Permitted Security Interest means:
(a)	any Security Interest arising hereunder or under any Security Document;

(b)	any Security Interest arising under any New Security Document;

(c)	any liens arising in the ordinary course of business by way of contract which secure indebtedness under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services were provided);

(d)	any Security Interest imposed by any taxation or governmental authority in respect of amounts which are being contested in good faith and not yet payable and for which adequate reserves have been set aside in the books of the Borrower Group (or, as the case may be, UPC Broadband Holdco) in respect of the same in accordance with GAAP;

(e)	any Security Interests approved in writing by the Agent (acting on the instructions of the Majority Lenders);

(f)	any Security Interest in favour of any bank incurred in relation to any cash management arrangements;

(g)	rights of set-off arising in the ordinary course of business;

(h)	any Security Interest securing any Financial Indebtedness referred to in Clause 16.12(b)(xi) (Restrictions on Financial Indebtedness), provided that (A) such Security Interest was not created in contemplation of the acquisition of such company, (B) the debt secured by such Security Interest is not increased beyond that secured at the date the company in question is acquired and such Security Interest secures only that debt and (C) such Encumbrance is discharged within 12 months of completion of the relevant acquisition;

(i)	any Security Interest over non-Distribution Business Assets referred to in Clause 16.12(b)(xii) (Restrictions on Financial Indebtedness), securing Financial Indebtedness described therein or any other obligation in respect of such non-Distribution Business Assets;

(j)	Security Interests arising under agreements entered into in the ordinary course of business relating to (i) network leases or (ii) the leasing of (A) buildings; (B) cars; and (C) other operational equipment;

(k)	any Security Interest securing Financial Indebtedness arising under the Permitted Borrower Group Revolving Credit Facility or the Permitted Borrower Group

Guarantee Facilities provided that any such Security Interest will constitute a Security Interest over assets that are not secured or required to be secured as at the date of the Amendment Deed under the Finance Documents or the New Finance Documents; and

(l)	any Security Interests not falling within paragraphs (a) to (k) above and securing indebtedness (other than indebtedness in relation to an Acquisition) not exceeding €15,000,000 (or its equivalent).
Plan means a plan that is subject to section 302 or regulated by Title IV of ERISA maintained by any member of the Borrower Group or any ERISA Affiliate currently or at any time within the last five years, or to which any member of the Borrower Group or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

Pledge of Subordinated Shareholder Loans means the deed of pledge and subordination of Subordinated Shareholder Loans entered into between certain Restricted Persons and the Security Agent listed in subparagraph 3(b) of Schedule 7 (Security Documents) and any other deed of pledge entered into pursuant to any such deed of pledge or Clause 16.24(a) (Shareholder Loans).

Polska Holdco means:
(a)	UPC Poland Holding B.V. (previously called UPC Telecom NV); and

(b)	if the entity referred to in (a) above:
(i)	consolidates with or merges with or is acquired by any other person or persons; or

(ii)	directly or indirectly, sells, leases, conveys or transfers all or substantially all of its assets to any other person or persons, the successor person (including any Holding Company which holds all the shares of Polska Holdco) formed by such consolidation or into which such entity is merged or to which such conveyance, transfer or lease is made.
Priority Pledge means the pledge entered into between UPC Broadband as pledgee and Priority Telecom Netherlands N.V. as pledgor dated 30 August 2002 in relation to telephony switches.

Professional Market Party means a professional market party (professionele marktpartij) under the Dutch Exemption Regulation.

Rate Fixing Day means:
(a)	the Utilisation Date of an Advance denominated in Sterling;

(b)	the second Business Day before the Utilisation Date of an Advance denominated in a currency other than euros or Sterling; or

(c)	the second TARGET Day before the Utilisation Date of an Advance denominated in euros,

or such other day on which it is market practice in the London or, as the case may be, European interbank market for leading banks to give quotations in the relevant currency for delivery on the first day of the relevant Utilisation Date.

Ratio Period has the meaning given to it in Clause 17.1 (Financial definitions).

Reference Banks means, subject to Clause 26.5 (Reference Banks), the principal London offices of JPMorgan Chase Bank, The Toronto-Dominion Bank and CIBC World Markets plc.

Related Fund means, with respect to any Facility C Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is administered or managed by (a) that Facility C Lender, (b) any Affiliate of that Facility C Lender or (c) the same investment adviser (or an Affiliate of that investment adviser) that administers or manages that Facility C Lender.

Relevant Convertible Preference Shares means, at any time, convertible preference shares issued by a member of the UGCE Borrower Group but excluding:
(a)	convertible preference shares that cannot in accordance with their terms be redeemed for cash:
(i)	before the date on which all amounts outstanding under the Finance Documents and the New Finance Documents have been repaid or prepaid in full; or

(ii)	(if they can be redeemed for cash before that date) until the ratio of Senior Debt to Annualised EBITDA (i) is 3.5:1 or less for the two immediately preceding consecutive Ratio Periods and (ii) will be less than 3.5:1 immediately after such cash redemption; and
(b)	convertible preference shares issued by a member of the UGCE Borrower Group and subscribed for by a member of the Wider Group.
Relevant Eastern European Subsidiary means any Subsidiary of any Obligor which Subsidiary is incorporated and has all its material operations in Eastern Europe, provided that the aggregate of the contributions of the Relevant Eastern European Subsidiaries to the consolidated EBITDA of the Borrower Group attributable to Eastern Europe does not exceed in aggregate 10 per cent.

For the purposes of this definition, consolidated EBITDA of the Borrower Group or any Subsidiary of an Obligor shall be determined by reference to the 12 month period ending on the most recent date in respect of which financial statements have been delivered to the Facility Agent under Clause 16.2(b) (Financial information)

Relevant Event means a Default in relation to (a) Clause 18.2 (Non-payment) or (b) Clause 17.2 (Financial ratios).

Repayment Date means each date identified in Clause 6.1 (Repayment of Facility A Advances).

Repayment Instalment means each Facility B Repayment Instalment (as defined in Clause 6.2 (Repayment of Facility B Advances) and each Facility C Repayment Instalment (as defined in Clause 6.3 (Repayment of Facility C Advances).

Reportable Event means:
(a)	an event specified as such in section 4043 of ERISA or any regulation promulgated thereunder with respect to a Plan that is subject to Title IV of ERISA, other than an event in relation to which the requirement to give 30 days notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA with respect to a Plan that is subject to such sections of the Code and ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.
Request means a request made by a Borrower to utilise any of the Facilities and, subject to Clause 5.2 (Form of Request), substantially in the form of Part 1 of Schedule 4 (Form of Request).

Requested Amount means the amount requested in a Request.

Restricted Payment has the meaning given to it in Clause 16.13(b) (Restricted Payments).

Restricted Person means UGCE Inc., UPC, LGEF, UPC Holding, any other company (not being a member of the Borrower Group) which is a Subsidiary of, or an Associated Company of, UGCE Inc. (other than Associated Companies of UGCE Inc. which are its Associated Companies by virtue of controlling UGCE Inc. or owning beneficially and/or legally directly or indirectly 10 per cent. or more of the equity interests in UGCE Inc.).

Restricted Person’s Framework Agreement means the Framework Agreement as defined in any Pledge of Subordinated Shareholder Loans.

Restructuring means the transfer of share capital and intercompany receivables that took place following the Signing Date so that the Borrower Group was restructured to consist of UPC Broadband and its Subsidiaries as described in the structure chart set out at Schedule 10 (Borrower Group Structure).

Rollover Advance means one or more Facility A Advances:
(a)	made or to be made on the same day that a maturing Facility A Advance is due to be repaid;

(b)	the aggregate Original Euro Amount of which is equal to or less than the Original Euro Amount of the maturing Facility A Advance; and

(c)	made or to be made to UPC Broadband for the purpose of refinancing a maturing Facility A Advance.
Sale and Purchase Agreements means the following sale and purchase agreements relating to the sale and transfer of shares and receivables entered into on 9 April 2003 between:
(a)	UPC, LGEF, UPC Holding, UPC Broadband and UPC Broadband Operations B.V. (previously called UPC Operations B.V.);

(b)	UPC, LGEF, UPC Holding and UGC Europe Services B.V. (previously called UPC Services B.V.);

(c)	UPC, LGEF, UPC Holding, UPC Broadband and UPC Broadband Holding Services B.V. (previously called UPC Holding Services B.V.); and

(d)	UPC, LGEF, UPC Holding, UPC Broadband and UPC Services Ltd.
Screen Rate means:
(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Reuters screen. If that page is replaced or the service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with UPC Broadband and the Lenders.
Security Deed means the Security Deed dated 26 October 2000 between, among others, each Obligor, the Facility Agent, the Security Agent, the Lenders, the Senior Hedging Banks, the High Yield Hedging Banks and each Subordinated Creditor and includes each Deed of Accession (as defined in the Security Deed) entered into in relation to the Security Deed.
Security Documents means:
(a)	the documents listed in Schedule 7 (Security Documents); and

(b)	such other security documents as may from time to time be entered into in favour of any Beneficiary pursuant to any of the Finance Documents (including without limitation any other Obligor Pledge of Shareholder Loans or Pledge of Subordinated Shareholder Loans, any security document referred to in Clause 16.22 (UPC Broadband Pledged Account), Clause 16.23 (Share security) or Clause 16.25 (Further security over receivables) and any security document provided to the Security Agent in connection with the accession of an Additional Guarantor pursuant to Clause 26.4 (Additional Guarantors) and Part 2 of Schedule 2 (Conditions Precedent Documents) or otherwise.
Security Interest means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment by way of security, trust arrangement for the purpose of providing security or other security interest of any kind securing any obligation of any person or any other arrangement having the effect of conferring rights of retention or other disposal rights over an asset (including without limitation title transfer and/or retention arrangements having a similar effect or a deposit of money with the primary intention of affording a right of set-off) and includes any agreement to create any of the foregoing but does not include (a) liens arising in the ordinary course of business by operation of law and not by way of contract and (b) any grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit.
Security Provider’s Deed of Accession has the meaning given to it in the Security Deed.
Senior Beneficiary has the meaning given to the term in the Security Deed.
Senior Debt has the meaning given to it in Clause 17.1 (Financial definitions).

Senior Hedging Agreements means any Cash Flow Hedging Agreement and all interest rate and/or currency swap and/or interest rate and/or currency cap and/or other interest rate and/or currency hedging agreements entered into or to be entered into by any member of the Borrower Group with any of the Senior Hedging Banks from time to time in relation to the Borrower Group’s floating rate interest exposure and/or currency exposure.
Senior Hedging Bank means a Lender or its Affiliate or a “Lender” or its “Affiliate” as defined in the New Facility Agreement which is or becomes a party to the Security Deed as a senior hedging bank.
Senior Hedging Counterparty means any member of the Borrower Group that enters into a Senior Hedging Agreement.
Serviceable Subordinated Debt means any Financial Indebtedness not prohibited by the Finance Documents or the New Finance Documents (including, for the avoidance of doubt, High Yield Notes and Relevant Convertible Preference Shares) which is raised by an entity that is not a member of the Borrower Group, all or part of the proceeds of which are on-lent directly or indirectly to a member of the Borrower Group by a Subordinated Creditor by means of a Subordinated Shareholder Loan provided that all or part of such proceeds are applied in permanent prepayment and cancellation of the Facilities in accordance with this Agreement or of the New Facility D in accordance with the New Facility Agreement.
Shareholder means UGCE Inc. or a UGCE Inc. Subsidiary.
Shareholders’ Agreements means the agreements listed in Schedule 11 (Shareholders’ Agreements).
Signing Date means the date of this Agreement.
Sterling means the lawful currency for the time being of the United Kingdom.
Subordinated Creditor means any Restricted Person who has, at any relevant time, entered into a Pledge of Subordinated Shareholder Loans and the Security Deed or a Security Provider’s Deed of Accession.
Subordinated Shareholder Loans means any Financial Indebtedness of any member of the Borrower Group owed to a Subordinated Creditor.
Subsidiary of a person means any company or entity directly or indirectly controlled by such person, for which purpose control means ownership of more than 50 per cent. of the economic and/or voting share capital (or equivalent right of ownership of such company or entity).
Swedish Kronor means the lawful currency of Sweden for the time being.
Syndication Letter means the letter dated on or about the Signing Date between the Borrowers and the Lead Arrangers relating to the syndication of the Facilities.
Target means any assets or entity which is or are the subject of an Acquisition or Additional Acquisition (as applicable) in accordance with the terms of this Agreement.
TARGET Day means a day on which the Trans-European Automated Real-Time Gross Settlement (TARGET) System is operating.

Taxes or Tax means all present and future taxes, imposts, duties, levies, fees or charges of a similar nature, together with interest thereon and penalties in respect thereof.
Telecommunications and Cable Law means all laws, statutes, regulations and judgments relating to telecommunications, cable television and data services applicable to any member of the Borrower Group and/or the business carried on by any member of the Borrower Group in any jurisdiction in which a member of the Borrower Group is incorporated or formed or in which such member has its principal place of business or owns any material assets.
Telekabel Wien means Telekabel Wien GmbH a company incorporated under the laws of Austria with its corporate seat at Erlachgasse 116, 1100 Wien, Austria and with registration number FN 84116a.
Third Party Debt means any Financial Indebtedness which is owed to any person other than a member of the Wider Group (but, for the avoidance of doubt, excluding any indebtedness arising under any instrument that does not impose any obligations on the obligor to make any cash payment and does not permit such obligor to elect to make any cash payments and to the extent only that such instrument is not amended so as to become an instrument under which there are (or may be) cash payment obligations).
Total Cash Interest has the meaning given to it in Clause 17.1 (Financial definitions).
Total Debt has the meaning given to it in Clause 17.1 (Financial definitions).
Total Facility A Commitments means the aggregate for the time being of the Facility A Commitments.
Total Facility B Commitments means the aggregate for the time being of the Facility B Commitments.
Total Facility C Commitments means the aggregate for the time being of the Facility C Commitments.
UGC means:
(a)	UnitedGlobalCom, Inc. a corporation incorporated in the State of Delaware, United States and, as of the Signing Date, having its business office at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237 U.S.A.; and

(b)	if the entity referred to in (a) above:
(i)	consolidates with or merges with any other person or persons; or

(ii)	directly or indirectly, sells, leases, conveys or transfers all or substantially all of its assets to any other person or persons, the successor person formed by such consolidation or into which such entity is merged or to which such conveyance, transfer or lease is made.
UGCE Borrower Group means:
(a)	UGCE Inc.;

(b)	any other company of which UPC Broadband is a Subsidiary and which is a Subsidiary of UGCE Inc.; and

(c)	UPC Holding II.
UGCE Inc. means:
(a)	UGC Europe Inc. a company organised under the laws of the State of Delaware; and

(b)	if the entity referred to in (a) above:
(i)	consolidates with or merges with any other person or persons; or

(ii)	directly or indirectly, sells, leases, conveys or transfers all or substantially all of its assets to any other person or persons, the successor person formed by such consolidation or into which such entity is merged or to which such conveyance, transfer or lease is made.
UGCE Inc. Subsidiary means:
(a)	any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50 per cent. of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions); or

(b)	any partnership, joint venture limited liability company or similar entity of which more than 50 per cent. of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly indirectly, by:
(i)	UGCE Inc;

(ii)	UGCE Inc. and one or more UGCE Inc. Subsidiaries; or

(iii)	one or more UGCE Inc. Subsidiaries.
For the purposes of the above definition:
Capital Stock of any UGCE Inc. Subsidiary means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such UGCE Inc. Subsidiary, including any Preferred Stock, but excluding any debt securities convertible into such equity; and

Preferred Stock, as applied to the Capital Stock of any UGCE Inc. Subsidiary, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such UGCE Inc. Subsidiary, over shares of Capital Stock of any other class of such UGCE Inc. Subsidiary.
United States or US means the United States of America.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

Unrestricted Cash has the meaning given to that term under GAAP.
Unrestricted Subsidiary means each Subsidiary of UPC Broadband and, prior to the Restructuring, each Subsidiary of each Obligor that is not a Subsidiary of UPC Broadband, the acquisition cost of which and whose on-going funding requirements are not funded directly or indirectly (in whole or in part) by any member of the Borrower Group by way of drawings under the Facilities and which is designated by UPC Broadband in writing as an Unrestricted Subsidiary.
UPC means United Pan-Europe Communications N.V., a public limited liability company incorporated under the laws of The Netherlands and, as of the Signing Date, with its registered office at Amsterdam and its business office at Boeing Avenue 53, 1119 PE Schiphol Rijk, Amsterdam, The Netherlands.
UPC Austria means UPC Austria Holding B.V. a private limited liability company incorporated under the laws of The Netherlands and, as of the Signing Date, with its registered office at Amsterdam and its business office at Boeing Avenue 53, 1119 PE Schiphol Rijk, Amsterdam, The Netherlands.
UPC Broadband Holdco means the immediate Holding Company of UPC Broadband from time to time, being UPC Holding as of the Signing Date.
UPC Broadband Pledged Account has the meaning given in Clause 16.22(b) (UPC Broadband Pledged Account)
UPC Holding means UPC Holding B.V., a limited liability company incorporated under the laws of The Netherlands and, as of the Signing Date, with its registered office at Amsterdam and its business office at Boeing Avenue 53, 1119 PE Schiphol Rijk, Amsterdam, The Netherlands.
UPC Holding II means UPC Holding II B.V., a limited liability company incorporated under the laws of The Netherlands and, as of the Signing Date, with its registered office at Amsterdam and its business office at Boeing Avenue 53, 1119 PE Schiphol Rijk, Amsterdam, The Netherlands.
UPC Polska means UPC Polska LLC.
US Dollars and US$ means the lawful currency for the time being of the United States.
US Obligor has the meaning given to it in Clause 18.6(c) (Insolvency).
Utilisation Date means, the date specified as such in the relevant Request or, on and after the making and/or issue thereof pursuant to such Request, the date on which it was made and/or issued.
VAT means value added or similar tax.
Western Europe means the countries that comprised the European Community as at the Effective Date, Scandinavia and Switzerland.
Wider Group means UGCE Inc. and each of its Affiliates including (for the avoidance of doubt) UGC, Liberty Global, Inc. and Liberty Media International, Inc. or any of their respective Subsidiaries.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:
(i)	a document being in the agreed form means a document (A) in a form previously agreed in writing by or on behalf of the Facility Agent and UPC Broadband, or (B) in a form substantially as set out in any Schedule to any Finance Document, or (C) (if not falling within (A) or (B) above) in form and substance satisfactory to the Lenders and initialled by or on behalf of the Facility Agent and UPC Broadband for the purposes of identification;

amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly;

assets includes all or any part of any business, undertaking, real property, personal property, uncalled capital and any rights (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

references to the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11.00 a.m. on the day on which the calculation falls to be made for spot delivery as determined by the Facility Agent in accordance with its customary practices;

European interbank market means the interbank market for euro operating in Participating Member States;

a guarantee includes a reference to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any indebtedness and guaranteed shall be construed accordingly;

indebtedness is a reference to any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that month;

permanent prepayment and cancellation means, in relation to any facility, a permanent prepayment of outstanding advances under that facility with a corresponding permanent cancellation of the total commitments in relation to that facility;

a person includes any individual, firm, company, corporation, unincorporated body of persons or any state or any of its agencies;

a regulation includes any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law but, if not having the force of law, only if compliance therewith is in accordance with the general practice of the relevant persons to whom it is intended to apply or, in the case of Clause 12

(Increased Costs) only, the relevant Finance Party or its Holding Company) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;
(ii)	a provision of a law is a reference to that provision as amended, re-enacted or extended;

(iii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(iv)	a person includes its successors, transferees and assigns;

(v)	(or to any specified provision of) this Agreement or any other document shall be construed, save where expressly provided to the contrary in this Agreement, as a reference to this Agreement, that provision or that document as in force for the time being and as from time to time amended in accordance with its terms, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Facility Agent, all of the Lenders or the Majority Lenders or Majority Facility C Lenders (as the case may be);

(vi)	other than in the definition of “EURIBOR” in Clause 1.1 (Definitions), a time of day is a reference to London time; and

(vii)	words importing the plural include the singular and vice versa.
(b)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(e)	Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Finance Document.
1.3	Replacement Facility

This Agreement, the other Finance Documents and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith replace the €1,000,000,000 Loan and Note Issuance Agreement dated 27 July 1999 between, amongst others, UPC Facility B.V., Telekabel Wien and UPC Norge A/S (formerly Janco Multicom A/S) as borrowers and The Toronto-Dominion Bank as agent (the UPCF Facility Agreement) and any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the UPCF Facility Agreement except as provided in this Agreement or otherwise.

1.4	New Facility Agreement

(a)	Unless expressly stated to the contrary and subject to paragraph (b), references in any of the Finance Documents to the New Finance Documents and to terms defined in, and provisions of, any of the New Finance Documents, shall be references to the relevant New Finance Document and such terms and provisions as at the Effective Date, as the same may be amended with the prior written approval of the Facility Agent (acting on the instructions of the Majority Lenders) from time to time.

(b)	References in any of the Finance Documents to any Finance Party (as defined in the New Facility Agreement) shall include such Finance Party’s permitted successors, transferees or assigns from time to time.

2.	THE FACILITIES

2.1	Facilities

The relevant Lenders grant to the Borrowers:
(a)	a committed €750,000,000 multicurrency revolving credit facility under which the relevant Lenders will, when requested by UPC Broadband, make cash advances in euros or Optional Currencies to UPC Broadband on a revolving basis during the Facility A Availability Period;

(b)	a committed €2,750,000,000 term loan facility under which the relevant Lenders will, when requested by UPC Broadband, make cash advances in euros or Optional Currencies to UPC Broadband during the Facility B Availability Period; and

(c)	a committed US$347,500,000 and €95,000,000 term loan facility under which the relevant Lenders will, when requested by the relevant Borrower, make cash advances in euros (in the case of UPC Broadband) or US Dollars (in the case of the US Borrower) (as applicable) to the relevant Borrower during the Facility C Availability Period, in each case subject to the terms of this Agreement.
2.2	Overall facility limits

(a)	The aggregate Original Euro Amount of all outstanding Facility A Advances shall not at any time exceed the Total Facility A Commitments.

(b)	The aggregate Original Euro Amount of all outstanding Facility B Advances shall not at any time exceed the Total Facility B Commitments.
(c)	(i) The aggregate amount of all outstanding Facility C1 Advances shall not at any time exceed the aggregate of the Facility C1 Commitments;
(ii)	The aggregate amount of all outstanding Facility C2 Advances shall not at any time exceed the aggregate of the Facility C2 Commitments.
(d)	The aggregate Original Euro Amount of:
(i)	the participations of a Lender in Facility A Advances shall not at any time exceed that Lender’s Facility A Commitment at that time; and

(ii)	the participations of a Lender in Facility B Advances shall not at any time exceed that Lender’s Facility B Commitment at that time.
(e)	(i) The aggregate amount of the participations of a Lender in Facility C1 Advances shall not at any time exceed that Lender’s Facility C1 Commitment at that time; and
(ii)	The aggregate amount of the participations of a Lender in Facility C2 Advances shall not at any time exceed that Lender’s Facility C2 Commitment at that time.
2.3	Number of Requests and Advances

(a)	Unless the Facility Agent agrees otherwise, no more than one Request for Advances may be delivered on any one day but that Request may, subject to paragraph (b) below, specify any number of Advances from any Facility or all of them.

(b)	Unless the Facility Agent agrees otherwise, no more than 50 Advances may be outstanding at any one time.

(c)	No more than one Request may be made for Facility C Advances under this Agreement.

2.4	Nature of a Finance Party’s rights and obligations

(a)	The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

(c)	Each of the Obligors and each of the Finance Parties agrees that the Security Agent shall be the joint and several creditor (hoofdelijk crediteur) of each and every obligation of any Obligor towards each of the Finance Parties under any Finance Document, and that accordingly the Security Agent will have its own independent claim as creditor and not as agent against each Obligor to demand performance by the relevant Obligor of those obligations. However, any discharge of any such obligation to either of the Security Agent or the relevant Finance Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(d)	Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this paragraph or under any other provision of the Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor with a Finance Party except with the prior written consent of the relevant Finance Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document or the Security Deed as contemplated by the Finance Documents (or to do any act reasonably incidental to any of the foregoing).

2.5	UPC Broadband as Obligors’ agent

Each Obligor:
(a)	irrevocably authorises and instructs UPC Broadband to give and receive as agent on its behalf all notices (including Requests) and sign all documents in connection with the Finance Documents on its behalf (including but not limited to amendments and variations and execution of any new Finance Documents) and take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

(b)	confirms that it will be bound by any action taken by UPC Broadband under or in connection with the Finance Documents.
2.6	Actions of UPC Broadband as Obligors’ agent

The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(a)	any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by UPC Broadband;

(b)	UPC Broadband acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(c)	the failure (or purported failure) by or inability (or purported inability) of UPC Broadband to inform any Obligor of receipt by it of any notification under this Agreement or any other Finance Document.
3.	PURPOSE

3.1	Purpose

(a)	Each Advance will be applied:
(i)	in the case of Facility A, to finance the general corporate and working capital purposes of the Borrower Group, including to finance capital expenditure and the making of acquisitions by the Borrower Group (to the extent permitted by this Agreement);

(ii)	in the case of Facility B, to refinance in part the Financial Indebtedness described in Schedule 9 (Relevant Financial Indebtedness) and to finance capital expenditure and the making of acquisitions by the Borrower Group; and

(iii)	in the case of Facility C, to refinance in part the Financial Indebtedness described in Schedule 9 (Relevant Financial Indebtedness)
(b)
(i)   Each Obligor (other than UPC Broadband Holdco) will not, and will procure that none of its Subsidiaries which are members of the Borrower Group will, use the proceeds of Advances drawn under the Facilities in aggregate in excess of €750,000,000 (including without limitation by way of transfer, loan, subscription of equity or other investment (each a Relevant Investment)) in the business of members of the Borrower Group incorporated or principally carrying on business in Eastern Europe.

3.2	Lender’s declarations and representations as Professional Market Party

(a)	Each Lender under a Facility made available to a Dutch Borrower makes the following declarations and representations to those relevant Dutch Borrowers:
(i)	it is a Professional Market Party; and

(ii)	it acknowledges that as a consequence it has no benefit from the (creditor) protection under the Dutch Banking Act for non-Professional Market Parties.
(b)	Each declaration and representation set out in paragraph (a) above is made by each relevant Lender on the 2006 Amendment Effective Date and on each date that this Agreement is amended, restated or supplemented.

(c)	If on the date on which a Dutch Borrower accedes to this Agreement, it is a requirement under Dutch law that a Lender needs to be qualified as a Professional Market Party in respect of Advances to be made to that Dutch Borrower, each then current Lender under a Facility to which that Dutch Borrower is a Borrower shall make the declaration and representation set out under paragraph (a) above to such Dutch Borrower.

3.3	No monitoring

Without affecting the obligations of the Borrowers in any way, no Finance Party is bound to monitor or verify the application of the proceeds of any Advance.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

No Borrower may draw an Advance under this Agreement until the Facility Agent has notified UPC Broadband and the Lenders that it has received all of the documents set out in Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent will confirm to UPC Broadband that it has received such documents as soon as practicable upon receiving all of them in form and substance satisfactory to it.

4.2	Further conditions precedent

The obligations of each Lender in respect of each Advance are subject to the further conditions precedent that on the date of the Request for that Advance and on the proposed Utilisation Date:
(a)	except in the case of a Rollover Advance, the representations and warranties in Clause 15 (Representations and Warranties) to be repeated on those dates are and will be immediately after the relevant Advance is drawn down correct in all material respects; and

(b)	in the case of a Rollover Advance, no Event of Default is outstanding or would result from the proposed Advance and, in the case of other Advances, no Default is outstanding or would result from the proposed Advance; and

(c)	except in the case of a Rollover Advance, no Change of Control has occurred where the event has not been waived by the Majority Lenders.

4.3	Pro forma covenant compliance

No Borrower may Request or obtain any Advance in an amount which, when aggregated with all other Advances (other than Rollover Advances) (and all Advances (in each case as defined in the New Facility Agreement) (the Relevant Advances) made since the last day of the most recent Ratio Period ending prior to the proposed date of that Advance for which financial statements have been delivered pursuant to Clause 4.1 (Documentary conditions precedent) or Clause 16.2(a) or (b) (Financial information) (the Relevant Ratio Period) would cause UPC Broadband to fail to be in compliance with the financial ratios set out in Clause 17.2 (Financial ratios) for the Relevant Ratio Period, if such financial ratios were re-tested for the Relevant Ratio Period after adding the aggregate amount of all such Relevant Advances to the amount of Senior Debt and Total Debt used in calculating such ratios.

4.4	Deferred Acquisition Costs

Where a member of the Borrower Group has made an Acquisition permitted by Clause 16.11 (Acquisitions and mergers), no Borrower may Request, or apply the proceeds of, any Advance for the purpose of paying any consideration referred to in paragraph (a) of the definition of “Acquisition Cost” in relation to that Acquisition, unless UPC Broadband delivers to the Facility Agent on or before the date of each relevant Request:
(a)	where the Acquisition Cost of the acquisition was greater than €100,000,000 and no more than €150,000,000, a certificate signed by two managing directors or the sole managing director, as the case may be, of UPC Broadband and certifying; or

(b)	where the Acquisition Cost of the acquisition was greater than €150,000,000, financial projections based on assumptions which are no more aggressive (when taken as a whole) than those used in the preparation of the Business Plan which demonstrate, that the Borrowers will be in compliance with Clause 6 (Repayment) and the undertakings set out in Clause 17 below (Financial Covenants) for the period from the Utilisation Date of such Advance (taking into account (i) the Acquisition Cost of such acquisition (but deducting from that Acquisition Cost the value of any consideration referred to in paragraph (a) of the definition of “Acquisition Cost” which has yet to be paid or delivered), (ii) the amount of such Advance and (iii) financial projections relating to the acquired business or asset(s)) to the last Final Repayment Date.
5.	ADVANCES

5.1	Delivery of Request

Subject to the terms of this Agreement, a Borrower may request an Advance by delivering to the Facility Agent by not later than 11.00 a.m. on the third Business Day, before the proposed Utilisation Date, a duly completed Request.

5.2	Form of Request

Each Request shall specify (where applicable):
(a)	the relevant Facility;

(b)	the proposed Utilisation Date, which shall be a Business Day falling during the Facility A Availability Period (in the case of a Facility A Advance), the Facility B

Availability Period (in the case of a Facility B Advance) or the Facility C Availability Period (in the case of a Facility C Advance);
(c)	the currency of the proposed Advance which must be euros or an Optional Currency (in the case of a Facility A Advance or Facility B Advance), euros (in the case of a Facility C1 Advance) or US Dollars (in the case of a Facility C2 Advance);

(d)	the principal amount of the proposed Advance which:
(i)	for an Advance denominated in euros, shall be a minimum amount of €10,000,000;

(ii)	for an Advance denominated in US Dollars, shall be a minimum amount of US$10,000,000; and

(iii)	for an Advance denominated in any other Optional Currency, shall be a minimum amount equivalent to €5,000,000 (in each case using the Agent’s Spot Rate of Exchange);
(e)	the Interest Period of the Advance, which must be a period complying with Clause 8 (Interest); and

(f)	unless previously notified to the Facility Agent in writing and not revoked, the details of the bank and account to which the proceeds of the proposed Advance are to be made available, which must comply with Clause 9 (Payments).
Subject to the terms of this Agreement, each Request shall be irrevocable and the relevant Borrower shall be bound to borrow an Advance in accordance with such Request.
5.3	Notification to the Lenders

The Facility Agent shall promptly notify each Lender participating in the relevant Advance of each Request for an Advance and the amount of its participation in the Advance.

5.4	Participations in Advances

(a)	Subject to the terms of this Agreement, each Lender shall, on the date specified in any Request for an Advance, make available to the Facility Agent for the account of the relevant Borrower the amount of its participation in that Advance. All such amounts shall be made available to the Facility Agent in accordance with Clause 9.2 (Funds) for disbursement to or to the order of the relevant Borrower in accordance with the provisions of this Agreement.

(b)	The amount of a Lender’s participation in an Advance will be the proportion (applied to the amount set out in the Request) which:
(i)	in the case of a Facility A Advance, its Facility A Commitment bears to the Total Facility A Commitments;

(ii)	in the case of a Facility B Advance, its Facility B Commitment bears to the Total Facility B Commitments;

(iii)	in the case of a Facility C1 Advance, its Facility C1 Commitment bears to the aggregate of the Facility C1 Commitments; and

(iv)	in the case of a Facility C2 Advance, its Facility C2 Commitment bears to the aggregate of the Facility C2 Commitments.
(c)	If an Advance is to be drawn down in an Optional Currency, the amount of each Lender’s participation in that Advance will be determined by converting into that Optional Currency the Lender’s participation in the Original Euro Amount of that Advance on the basis of the Agent’s Spot Rate of Exchange three Business Days before its Utilisation Date.

5.5	Conditions relating to Optional Currencies

(a)	If the Facility Agent has received a written request from a Borrower for a currency to be approved as an Optional Currency, the Facility Agent will confirm to that Borrower by 10.00 a.m. on the day two Business Days after receipt of such request:
(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Advance to be drawn in that currency.
(b)	Advances denominated in euro will only be made available in the euro unit.

6.	REPAYMENT

6.1	Repayment of Facility A Advances

(a)	UPC Broadband shall repay each Facility A Advance in full on the Interest Date for that Advance to the Facility Agent for the Lenders, but since Facility A is available on a revolving basis amounts repaid may be reborrowed during the Facility A Availability Period subject to the terms of this Agreement.

(b)	On each date on which the Facility A Commitments are cancelled under Clause 7.1(d) (Automatic Cancellation of the Commitments), UPC Broadband shall repay sufficient Facility A Advances to ensure that the Facility A Advances do not exceed the Total Facility A Commitments as so reduced.

(c)	No Facility A Advance may be outstanding after the end of the Facility A Availability Period.

6.2	Repayment of Facility B Advances

UPC Broadband shall procure that, subject to the application of Clause 7 (Cancellation and Prepayment) the outstanding Facility B Advances shall be repaid in full by payment of semi-annual instalments (each a Facility B Repayment Instalment) on each date set out in column (1) below (each date for repayment being a Facility B Repayment Date) up to and including the Final Repayment Date for Facility B. Each Facility B Repayment Instalment (other than the last) shall be in an Original Euro Amount equal as nearly as possible (rounded upwards if necessary) to the percentage, set out in column (2) below opposite the relevant Facility B Repayment Date, of the total outstanding amount of Facility B Advances on the last day of the Facility B Availability Period. The final Facility B Repayment Instalment shall comprise all Facility B Advances outstanding on the Facility B Final Repayment Date:

(1)	(2)

Facility B Repayment Date	Relevant Percentage
30 June 2004	6.25%

31 December 2004	6.25%

30 June 2005	11.25%

31 December 2005	11.25%

30 June 2006	16.25%

31 December 2006	16.25%

30 June 2007	11.25%

31 December 2007	11.25%

Facility B Final Repayment Date The aggregate amount of all outstanding Facility B Advances
6.3	Repayment of Facility C Advances

(a)	The Borrowers shall procure that, subject to the application of Clause 7 (Cancellation and Prepayment), the outstanding Facility C Advances shall be repaid in full by payment of semi annual instalments (each a Facility C Repayment Instalment) on each date specified in column (1) below (each date for repayment being a Facility C Repayment Date) up to and including the Final Repayment Date for Facility C. Each Facility C Repayment Instalment (other than the last) shall be in an Original Euro Amount equal as nearly as possible (rounded upwards if necessary) to the percentage, set out in column (2) below opposite the relevant Facility C Repayment Date, of the total outstanding amount of Facility C Advances on the last day of the Facility C Availability Period. The Final Facility C Repayment Instalment shall comprise all Facility C Advances outstanding on the Facility C Final Repayment Date.

(1)	(2)

Facility C Repayment Date	Relevant Percentage
30 June 2004	0.50%

31 December 2004	0.50%

30 June 2005	0.50%

31 December 2005	0.50%

30 June 2006	0.50%

31 December 2006	0.50%

30 June 2007	0.50%

31 December 2007	0.50%

30 June 2008	24.00%

31 December 2008	24.00%

Facility C Final Repayment Date The aggregate amount of all outstanding Facility C Advances
(b)	Each such Facility C Repayment Instalment shall be applied pro rata against the outstanding Original Euro Amount of Facility C1 Advances and Facility C2 Advances. For the avoidance of doubt, any amounts paid under this Clause 6.3 to a Lender in respect of a Facility C2 Advance shall be paid in US Dollars, as required pursuant to Clause 9.4(a) (Currency).

6.4	Adjustment of Facility B Advances

(a)	For each Facility B Advance in an Optional Currency, there shall be calculated the difference between the amount of the relevant Advance (in that Optional Currency) for the current Interest Period and for the next Interest Period. The amount of the Facility B Advance for the next Interest Period will be determined by notionally converting into that Optional Currency the Original Euro Amount of the Facility B Advance on the basis of the Agent’s Spot Rate of Exchange three Business Days before the commencement of that Interest Period.

(b)	At the end of the current Interest Period (but subject always to paragraph (c) below):
(i)	if the amount of the Facility B Advance for the next Interest Period is less than for the preceding Interest Period, UPC Broadband shall repay the difference; or

(ii)	if the amount of the Facility B Advance for the next Interest Period is greater, each Lender shall forthwith make available to the Facility Agent for UPC Broadband its participation in the difference.
(c)	If the Agent’s Spot Rate of Exchange for the next Interest Period shows an appreciation or depreciation of the Optional Currency against euros of less than five per cent. when compared with the Original Exchange Rate, no amounts are payable in respect of the difference. In this Clause 6, Original Exchange Rate means the Agent’s Spot Rate of Exchange used for determining the amount of the Optional Currency for the Interest Period which is the later of the following:
(i)	the first Interest Period of the relevant Advance; and

(ii)	the most recent Interest Period immediately prior to which a difference was required to be paid under this Clause 6.4.
6.5	Prepayments and repayments

If a Facility B Advance is to be repaid or prepaid by reference to an Original Euro Amount, the Optional Currency amount to be repaid or prepaid shall be determined by reference to the Agent’s Spot Rate of Exchange used for determining the Optional Currency amount of that Facility B Advance under Clause 5.4(c) (Participations in Advances) or, if applicable, the Original Exchange Rate.

6.6	Notification

The Agent shall notify the Lenders and UPC Broadband of Optional Currency amounts (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained under this Agreement.

7.	CANCELLATION AND PREPAYMENT

7.1	Automatic Cancellation of the Commitments

(a)	The Facility A Commitment of each Lender shall be automatically cancelled at the close of business in London on the last day of the Facility A Availability Period.

(b)	The undrawn Facility B Commitment of each Lender shall be automatically cancelled at the close of business in London on the last day of the Facility B Availability Period.

(c)	The undrawn Facility C Commitment of each Lender shall be automatically cancelled at the close of business in London on the last day of the Facility C Availability Period.

(d)	The Facility A Commitments will be cancelled, such that, at the close of business in London on each date set out in column (1) below, the Total Facility A Commitments will be reduced to the amount set opposite that date in column (2) below.

(1)	(2)

Date	Facility A Total Commitment after reduction
€
30 June 2005	666,750,000

30 June 2006	583,400,000

30 June 2007	500,000,000
Each reduction of the Facility A Commitments under paragraph (d) above shall be applied against the Facility A Commitment of each Lender pro rata.
7.2	Voluntary cancellation

UPC Broadband may, by delivering to the Facility Agent a duly completed Cancellation Notice not less than five Business Days prior to the due date of cancellation, cancel the unutilised portion of the Total Facility A Commitments and/or Total Facility B Commitments and/or Total Facility C Commitments in whole or in part (but, if in part, in an aggregate minimum amount of €10,000,000 (in the case of Facility A or Facility B) and an aggregate minimum Original Euro Amount of €10,000,000 (in the case of Facility C) in such proportions as UPC Broadband may specify in the Cancellation Notice) on the date specified in the Cancellation Notice. Any cancellation in part shall be applied against the relevant Facility A Commitment, Facility B Commitment or, as the case may be, Facility C Commitment of each Lender pro rata.

7.3	Voluntary prepayment

(a)	UPC Broadband may, by delivering to the Facility Agent a duly completed Cancellation Notice not less than five Business Days prior to the due date of prepayment, prepay the whole or any part, (but if in part in an aggregate minimum Original Euro Amount of €10,000,000) of the outstanding Advances made to it under Facility A, Facility B or (subject to Clause 7.10(c) (Facility C Call protection)) Facility C.

(b)	Any voluntary prepayment made under paragraph (a) above will be applied (subject to Clause 7.8 (Order of application) and Clause 7.10(c) (Facility C Call protection)) against:
(i)	Facility A, Facility B or Facility C in such proportions as may be specified by UPC Broadband in the notice of prepayment;

(ii)	(in the case of Facility A), all the Facility A Advances pro rata or against such Facility A Advances as UPC Broadband may designate in the Cancellation Notice;

(iii)	(in the case of Facility B or Facility C), the Repayment Instalments for Facility B or (as the case may be) Facility C, in whole or in part and in any order designated by UPC Broadband in the Cancellation Notice.
7.4	Change of Control

(a)	If:
(i)	UGC ceases:
(A)	directly or indirectly to own more than 50 per cent. of the issued share capital of UGCE Inc.; and

(B)	to Control UGCE Inc.; or
(ii)	UGCE Inc. does not or ceases to own, directly or indirectly through one or more of its Subsidiaries or other persons Controlled by it, the legal and beneficial interest in more than 50 per cent. of the voting and economic rights attaching to the issued share capital of, or otherwise ceases to Control, UPC Broadband Holdco, (except as a result of a merger or consolidation of UPC Broadband Holdco with or into a Shareholder, provided that such merger or consolidation is in accordance with paragraph (b) below); or

(iii)	in accordance with the terms of any share pledge in favour of the Security Agent over the issued share capital of UPC Broadband Holdco and UPC Holding II, UPC Broadband Holdco does not or ceases to own directly (or indirectly through one or more of its Subsidiaries or other persons Controlled by it, subject to such Subsidiary or person complying with Clause 26.4(a) (Additional Guarantors)) the legal and beneficial interest in 100 per cent. of the issued share capital of UPC Broadband and UPC Holding II or otherwise ceases to Control UPC Broadband and UPC Holding II; or

(iv)	in accordance with the terms of the share pledges in favour of the Security Agent over the issued share capital of each of the Obligors (other than UPC Broadband Holdco, UPC Holding II, the US Borrower and UPC Broadband), UPC Broadband does not or ceases to own directly or indirectly through one or more of its Subsidiaries or other persons Controlled by it, the legal and beneficial interest in at least 75 per cent. of the voting and economic rights attaching to the issued share capital of any Obligor (other than UPC Broadband Holdco, UPC Holding II, the US Borrower or UPC Broadband) or otherwise ceases to Control such Obligor; or
(v)	UPC Broadband and UPC Holding II do not or cease to own, in accordance with the terms of the pledge referred to in paragraph 2 of Schedule 7 (Security Documents), the legal and beneficial interest in 100 per cent. of the partnership interests and economic rights attaching to the partnership interests of, or otherwise ceases to Control, the US Borrower,
(any of the events described in (i) to (v) above being a Change of Control):
(A)	UPC Broadband shall promptly notify the Facility Agent upon becoming aware of a Change of Control; and

(B)	if the Majority Lenders so require, the Facility Agent shall, by not less than 20 Business Days’ notice to UPC Broadband, cancel each Facility and declare all outstanding Advances, together with accrued interest and all other relevant amounts accrued under the Finance Documents immediately due and payable, whereupon each Facility will be cancelled and all such outstanding amounts will become immediately due and payable.
(b)	UPC Broadband Holdco shall not enter into a merger or consolidation with or into a Shareholder (the resulting entity being the UPC Merged Entity) unless:
(i)	reasonable details of the proposed merger concerning the matters set out in subparagraphs (ii) and (iii) below are provided to the Facility Agent at least 10 days before the merger is to be entered into;

(ii)	the UPC Merged Entity will be liable for the obligations of UPC Broadband Holdco (including the obligations under the Finance Documents), which obligations will continue in full force and effect after the merger, and entitled to the benefit of all rights of UPC Broadband Holdco; and

(iii)	the UPC Merged Entity has entered into Security Documents (if applicable) which provide security over the same assets of at least an equivalent nature and ranking to the security provided by UPC Broadband Holdco pursuant to any Security Documents entered into by it and such Security Documents are the legal, valid and binding obligations of the UPC Merged Entity enforceable in accordance with their terms subject (to the extent applicable) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents).
7.5	Mandatory prepayment from Excess Cash Flow and Net Equity Proceeds

(a)	Subject to paragraph (b) below and Clause 7.7 (Date for prepayment), within 10 Business Days of the delivery of the Borrower Group’s audited consolidated financial statements which relate to any financial year of the Borrower Group (starting with the annual Accounting Period ending 31 December 2004) under Clause 16.2 (Financial information) the Borrowers (unless otherwise agreed in writing by the Facility Agent acting on the instructions of the Majority Lenders) shall prepay, or procure that there is prepaid, an amount of the Facilities equal to 50 per cent. of the Excess Cash Flow for such financial year.

(b)	The Borrowers shall not be required to make any prepayments under (a) above:

(i)	after the date on which the Facility Agent receives financial statements delivered under Clause 16.2(b) (Financial information) which show that, for the two most recent Ratio Periods, the ratio of Senior Debt to Annualised EBITDA is less than or equal to 4:1; or

(ii)	if the amount of Excess Cash Flow in respect of the relevant financial year is less than €5,000,000.
(c)	Subject to paragraph (d) below and Clause 7.7 (Date for prepayment) UPC Broadband shall, within ten Business Days of receipt by or for the account of a member of the UGCE Borrower Group of the proceeds of an issue of Relevant Convertible Preference Shares, prepay or procure that there is prepaid an amount of the Facilities equal to 40 per cent. of the balance of the proceeds of the Relevant Convertible Preference Shares. Such amount shall be applied pro rata against all outstanding Advances in accordance with Clause 7.8 (Order of application).

(d)	UPC Broadband shall not be required to make any prepayments of the Facilities under paragraph (c) above provided that the most recently delivered financial statements provided to the Facility Agent under Clause 16.2(b) (Financial information) show that, for the two most recent Ratio Periods, the applicable ratio for the purposes of Clause 17.2(a) (Financial ratios) is 3.5:1 or less.

7.6	Mandatory prepayment from disposal proceeds

(a)	Other than as provided in paragraphs (b) and(c) below, on a Permitted Disposal (other than a disposal in accordance with paragraphs (b)(i) to (xiii) of Clause 16.10 (Disposals)), the Borrowers shall immediately prepay, or procure that there is prepaid, an amount of the Facilities equal to four times Annualised EBITDA (calculated in accordance with Clause 16.10(c) (Disposals)) of the person or asset that is being disposed of for the Ratio Period which ends on the most recent quarterly Accounting Period end date for which financial information has been delivered to the Facility Agent under Clause 16.2 (Financial information). Such amount shall be applied against the Facilities in accordance with Clause 7.8 (Order of application).

(b)	No prepayment in accordance with paragraph (a) above is required where the amount of any such prepayment would be less than €100,000,000.

(c)	The Facility Agent may, with the approval of the Majority Lenders, waive the requirement for the Borrowers to make a prepayment in accordance with paragraph (a). Notwithstanding any such waiver, the Borrowers shall in any event be required to prepay an amount of the Facilities to ensure that the financial ratios set out in Clause 17.2 (Financial ratios) for the Latest Ratio Period (as defined in Clause 16.10(d) (Disposals)) in respect of the relevant disposal would not be breached if such financial ratios were tested for that Latest Ratio Period taking into account (on a pro forma basis) all disposals made since the last day of that Latest Ratio Period and the amount of such prepayment.

7.6A	Mandatory prepayment from Third Party Debt proceeds

Subject to Clause 7.7 (Date for prepayment), if any member of the UGCE Borrower Group incurs Third Party Debt and Clause 16.12(d)(i) (Restrictions on Financial Indebtedness) applies to such Third Party Debt, UPC Broadband shall, within ten Business Days of receipt by such member of the UGCE Borrower Group of the proceeds of Third Party Debt prepay or procure that there is prepaid, an amount of the Facilities equal to 50 per cent. of such Third Party Debt. Such amount shall be applied first pro-rata against outstanding Facility B

Advances and outstanding Facility C Advances in order of maturity and second against outstanding Facility A Advances, in each case in accordance with Clause 7.8(a)(ii) (Order of application).
7.7	Date for prepayment

Each amount of the Facilities to be prepaid under Clause 7.5 (Mandatory prepayment from Excess Cash Flow and Net Equity Proceeds), Clause 7.6 (Mandatory prepayment from disposal proceeds), Clause 7.6A (Mandatory prepayment from Third Party Debt proceeds) and Clause 17.4 (Cure provisions) shall be applied in prepayment of the Facility within the period required by the relevant Clause or deposited before the end of such period with the Security Agent or as the Security Agent may reasonably direct in an account (or accounts) (each a Blocked Account) in the name of any Obligor bearing interest at rates customarily offered by the Security Agent in such circumstances, secured (if requested by the Security Agent) by a first ranking security interest in favour of the Security Agent on behalf of the Beneficiaries, on terms that the principal amount so deposited may only be released by making the relevant prepayment on Interest Dates falling immediately thereafter, in accordance with Clause 7.8 (Order of application) (where applicable), until the prepayment obligations under Clause 7.5 (Mandatory prepayment from Excess Cash Flow and Net Equity Proceeds), Clause 7.6 Mandatory prepayment from disposal proceeds, Clause 7.6A (Mandatory prepayment from Third Party Debt proceeds) and Clause 17.4 (Cure provisions) have been satisfied.

7.8	Order of application

(a)	Subject to Clause 7.10(c) (Facility C Call protection):
(i)	the amount of each prepayment of the Facilities made under Clause 7.5(a), Clause 7.5(b) and Clause 7.5(c)(Mandatory prepayment from Excess Cash Flow and Net Equity Proceeds) shall be applied, unless otherwise stated:
(A)	first, pro rata between outstanding Facility B Advances and Facility C Advances (and pro rata against the Repayment Instalments for Facility B and Facility C respectively) with a corresponding permanent cancellation of the Total Facility B Commitments and Total Facility C Commitments (pro rata between the Commitments of the Lenders under the relevant Facility); and

(B)	second, against outstanding Facility A Advances (pro rata against all Facility A Advances) with a corresponding permanent cancellation of the Total Facility A Commitments, (pro rata between the Commitments of the Lenders under that Facility) and a corresponding reduction of each amount specified in column 2 of Clause 7.1(d) (Automatic Cancellation of the Commitments) by the amount of each such prepayment;
(ii)	the amount of each prepayment of the Facilities made under Clause 7.6 Mandatory prepayment from disposal proceeds) shall be applied against the Facilities in such proportion as may be specified to the Facility Agent by UPC Broadband not less than two Business Days before the date on which the prepayment is due to be made and against all the outstanding Advances made under the relevant Facility pro rata (and, if applicable, against the Repayment Instalments for the relevant Facility or Facilities in such order as may be specified by UPC Broadband); and

(iii)	if UPC Broadband does not give a notice to the Facility Agent specifying how amounts are to be applied in prepayment under Clause 7.6 (Mandatory prepayment from disposal proceeds) within the time period specified in subparagraph (a)(ii) above, the amount of the relevant prepayment shall be applied in accordance with subparagraph (a)(i) above.
(iv)	the amount of each prepayment of:
(A)	the Facilities made under Clause 7.3 (Voluntary prepayment), as a result of the application of the proceeds of an Additional Facility; and

(B)	outstanding Facility B Advances made under Clause 7.5 (Mandatory prepayment from Excess Cash Flow and Net Equity Proceeds),

shall be applied:
I.	(in the case of Facility B or Facility C) against the Repayment Instalments for the relevant Facility in order of maturity, starting with amounts due to be paid on the next Facility B Repayment Date or Facility C Repayment Date (as applicable) with a corresponding permanent cancellation of the Total Facility B Commitments or Total Facility C Commitments (as applicable) (pro rata between the Commitments of the Lenders under the relevant Facility); and

II.	(in the case of Facility A) against all the Facility A Advances pro rata or against such Facility A Advances as UPC Broadband may designate in the Cancellation Notice delivered under Clause 7.3 (Voluntary prepayment).
7.9	Right of prepayment and cancellation in relation to a single Lender

(a)	If:
(i)	any sum payable to any Lender by a Borrower is required to be increased under of Clause 10.2(c) (Tax gross-up); or

(ii)	any Lender claims indemnification from a Borrower under Clause 10.3 (Tax indemnity) or Clause 12.1 (Increased Costs),
UPC Broadband may, whilst the circumstance giving rise to the requirement or indemnification continues, in respect only of the Facilities made available to it, give the Facility Agent notice of cancellation of the Facility A Commitment, Facility B Commitment, Facility C1 Commitment and/or Facility C2 Commitment (as applicable) of that Lender and its intention to procure the repayment of that Lender’s participation in all relevant Advances.

(b)	On receipt of a notice referred to in paragraph (a) above, the Facility A Commitment, Facility B Commitment, Facility C1 Commitment and/or Facility C2 Commitment (as applicable) of that Lender shall each immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after a Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the relevant Borrower in that notice), the relevant Borrower shall repay that Lender’s participation in all relevant Advances.

(d)	Prepayments made pursuant to this Clause 7.9 shall be applied against the outstanding Facility A Advances and (in the case of Facility B Advances and Facility C Advances) the outstanding Repayment Instalments pro rata.

7.10	Facility C Call protection

(a)	Upon any prepayment of Facility C Advances under this Clause 7 made up to and including the Second Anniversary, the Borrowers shall pay to the Facility Agent for distribution to Facility C Lenders:
(i)	during the period commencing on the Signing Date to and including the first Anniversary, a prepayment fee in respect of the principal amount of such Advances so prepaid equal to 3 per cent. of such principal amount; and

(ii)	during the period following the first Anniversary up to and including the second Anniversary, a prepayment fee in respect of the principal amount of such Loans so prepaid equal to 1.5 per cent. of such principal amount.
(b)	In the event that:
(i)	the Lenders, the Majority Lenders or the Facility C Lenders (as applicable) agree to modify or waive any of the provisions of this Agreement and, as a result thereof, a prepayment that would otherwise have been required under this Clause 7 shall not be made; or

(ii)	on receipt by the Facility Agent of a notice under Clause 7.4(a)(A) (Change of Control) notifying it of a Change of Control, the Majority Lenders agree not to require the cancellation of the Facility and prepayment of all outstanding amounts under the Finance Documents, the Borrowers shall nevertheless pay to all the Facility C Lenders a fee equal to the amount of prepayment fee that would otherwise have been paid under paragraph (a) above had such prepayment occurred. This fee is in addition to any further prepayment fee under paragraph (a) above that may be payable on any subsequent prepayment of the relevant amount.

(c)	Subject to paragraph (b), prior to the repayment or prepayment in full of all outstanding Facility B Advances, the Facility C Lenders may elect not to accept prepayments of Facility C Advances under Clause 7.3 (Voluntary prepayment, 7.5 Mandatory prepayment from Excess Cash Flow and Net Equity Proceeds) or 7.6 (Mandatory prepayment from disposal proceeds). In the event of such election any amounts which would otherwise have been applied in prepayment of Facility C Advances shall not, unless UPC Broadband so elects, be applied in prepayment of Facility A Advances or Facility B Advances but may be retained by the Borrowers for use in the business of the Borrower Group.

7.11	Miscellaneous provisions

(a)	Any Cancellation Notice delivered under this Agreement is irrevocable. The Facility Agent shall notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due under this Agreement in respect of that prepayment and, subject to Clause 7.10 (Facility C Call protection) and Clause 23.4 (Break Costs), without premium or penalty.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	The amount of any Facility A Advance prepaid by UPC Broadband in accordance with Clause 7.3 (Voluntary prepayment) (other than any permanent prepayment and cancellation of Facility A out of the proceeds of a drawing under an Additional Facility pursuant to Clause 16.12(b)(ii)(B)(I) (Restrictions on Financial Indebtedness)) or Clause 17.4 (Cure provisions) may, subject to the terms of this Agreement, be re-borrowed. No other amount prepaid under this Agreement may subsequently be re-borrowed.

(e)	No amount of any Commitment cancelled under this Agreement may subsequently be reinstated.

(f)	Any prepayment in part of any Advance shall be applied against the participations of the Lenders in that Advance pro rata.

(g)	Any cancellation or prepayment in relation to Facility C shall be applied pro rata between Facility C1 Commitments and Facility C2 Commitments or (as the case may be) Facility C1 Advances and Facility C2 Advances according to their respective Original Euro Amounts.

8.	INTEREST

8.1	Interest rate

The rate of interest on each Advance for its Interest Period is the rate per annum determined by the Facility Agent to be the aggregate of:
(a)	the applicable Margin; and
(b)	(i) LIBOR (in the case of an Advance denominated in a currency other than euros); or
(ii)	EURIBOR (in the case of an Advance denominated in euros); and
(c)	the Mandatory Costs.
8.2	Selection of Interest Periods

(a)	The Interest Period (in the case of each Facility A Advance) or the first Interest Period (in the case of each Facility B Advance or Facility C Advance) of each Advance will be the period selected in the Request for that Advance and (in the case of each Facility B Advance or Facility C Advance) each subsequent Interest Period will be the period selected by the relevant Borrower by notice (a Selection Notice) to the Facility Agent received not later than the third Business Day before the end of the then current Interest Period.

(b)	Each Interest Period shall be one month, two, three or six months or in any case such other period not exceeding six months as the relevant Borrower and the Facility Agent (acting on the instructions of all the Lenders) may agree from time to time. Each Interest Period for an Advance will commence on its Utilisation Date or (in the case of each subsequent Interest Period for a Facility B Advance or Facility C Advance) the expiry of its preceding Interest Period.

(c)	Each Facility A Advance will have only one Interest Period.

8.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.4	Further Adjustments to Interest Periods

If an Interest Period:
(a)	for a Facility A Advance would otherwise overrun the Facility A Final Maturity Date, it shall be shortened so that it ends on the Facility A Final Maturity Date;

(b)	for a Facility B Advance would otherwise overrun the Facility B Final Repayment Date, it shall be shortened so that it ends on the Facility B Final Repayment Date; and

(c)	for a Facility C Advance would otherwise overrun the Facility C Final Repayment Date, it shall be shortened so that it ends on the Facility C Final Repayment Date.
8.5	Other adjustments

The Facility Agent and the Borrowers may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Advances.

8.6	Notification

The Facility Agent shall notify the relevant Borrower and the Lenders of the duration of each Interest Period promptly after ascertaining its duration.

8.7	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Advance is payable by the relevant Borrower on its Interest Date and also, in the case of:
(a)	any Facility A Advance or Facility B Advance with an Interest Period longer than six months, at six monthly intervals after the first day of that Interest Period for so long as the Interest Period continues; and

(b)	in the case of any Facility C Advance with an Interest Period longer than three months, at three monthly intervals after the first day of that Interest Period for so long as the Interest Period continues.
8.8	Default interest

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it shall forthwith on demand by the Facility Agent pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the default rate) determined by the Facility Agent to be two per cent. per annum above the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted an Advance at the Margin applicable to a new Facility A Advance or (if the Unpaid Sum relates to an overdue amount payable under or in connection with Facility C) a new Facility C Advance if it had been drawn down at such time in the currency of the Unpaid Sum for such successive Interest Periods of such duration (not being more than three months)

as the Facility Agent may determine, having regard to the likely duration of the default (a Designated Term).
(b)	The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate.

(c)	Default interest will be compounded at the end of each Designated Term.

8.9	Notification of rates of interest

The Facility Agent will promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.10	Margin

(a)	The Margin will be:
(i)	in the case of a Facility A Advance or Facility B Advance, 2.75 per cent. per annum until the first Anniversary and thereafter shall be 4.00 per cent. per annum unless adjusted in accordance with the following provisions of this Clause 8.10; and

(ii)	in the case of a Facility C Advance, 5.50 per cent. per annum.
(b)	Commencing with the first Anniversary (by reference, in the case of the first Anniversary, to the Relevant Financial Statements delivered for the most recent financial quarter to end prior to the first Anniversary) UPC Broadband will deliver to the Facility Agent (by no later than the date of the first Anniversary or, as the case may be, the date it delivers to the Facility Agent each subsequent set of Relevant Financial Statements) a notice referring to this Clause 8.10 (a Margin Notice) and specifying the ratio of Senior Debt to Annualised EBITDA as calculated in accordance with Clause 17 (Financial Covenants) as at the date to which the Relevant Financial Statements were prepared for the purposes of calculating whether the Margin for Facility A Advances and Facility B Advances is to be adjusted in accordance with this Clause 8.10.

(c)	The Margin for Facility A Advances and Facility B Advances will be adjusted (upwards or downwards) to the percentage rates per annum set out in column (1) below set opposite the range set out in column (2) below into which the ratio of Senior Debt to Annualised EBITDA, as shown in the Margin Notice, falls:

(1)	(2)

Margin	Senior Debt/
Annualised EBITDA ratio
4.00%	≥ 7.00:1

3.50%	≥ 6.00:1 but < 7.00:1

3.00%	≥ 5.00:1 but < 6.00:1

2.75%	≥ 4.00:1 but < 5.00:1

2.50%	≥ 3.00:1 but < 4.00:1

2.25%	< 3.00:1

(d)	The adjustment (if any) specified in (c) above will apply to the Margin for all Facility A Advances and Facility B Advances with effect from the date falling five Business Days after the relevant Margin Notice (or, if later, the related Relevant Financial Statements) is delivered to the Facility Agent.

(e)	If UPC Broadband fails to deliver a Margin Notice in accordance with paragraph (b) above the Margin with effect from the last date permitted for delivery of the Relevant Financial Statements will be as stated in paragraph (a) above provided that if that Margin Notice is delivered later, the Margin will be adjusted in accordance with this Clause 8.10 with effect from the date falling five Business Days after the Margin Notice (or, if later, the related Relevant Financial Statements) is delivered.

(f)	In this Clause 8.10, Relevant Financial Statements means each set of quarterly financial statements delivered under Clause 16.2(b) (Financial information).

9.	PAYMENTS

9.1	Place of Payment

All payments by an Obligor or a Lender under this Agreement shall be made to the Facility Agent to its account at such office or bank in the principal financial centre of the country of the currency concerned (or, in the case of euros, the financial centre of such of the Participating Member States or London) as the Facility Agent may notify to the Obligor or Lender for this purpose.

9.2	Funds

Payments under this Agreement to the Facility Agent shall be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

9.3	Distribution

(a)	Each payment received by the Facility Agent under this Agreement for another Party shall, except as set out in paragraph (d) below and subject to paragraphs (b) and (c) below, be made available by the Facility Agent to that Party by payment (on the date of value of receipt and in the currency and funds of receipt) to its account with such bank in the principal financial centre of the country of the relevant currency (or, in the case of euros, in the principal financial centre of such of the Participating Member States or London) as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under this Agreement in the same currency on such date or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is to be paid under this Agreement to the Facility Agent for the account of another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Facility Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Facility Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Facility Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate reasonably determined by the Facility Agent to reflect its cost of funds.
(d)	Subject to paragraph (c) above, in the case of a Mid-Interest Period Transfer, the Facility Agent shall:
(i)	make any interest payable in respect of the principal amount that is assigned, transferred or novated under a Mid-Interest Period Transfer, that accrues on and prior to the date on which the Mid-Interest Period Transfer becomes effective, available to the Existing Lender; and

(ii)	make any interest payable in respect of the principal amount that is assigned, transferred or novated as a Mid-Interest Period Transfer, that accrues after the date on which the Mid-Interest Period Transfer becomes effective, available to the New Lender, such payments shall be paid (on the date of value of receipt and in the currency and funds of receipt) to the Existing Lenders’ account or the New Lenders’ account (as applicable) with such bank and in the principal financial centre of the country of the relevant currency (or in the case of euros, in the principal financial centre of one of the Participating Member States or London) as it may notify to the Facility Agent for this purpose by not less that five Business Days’ prior notice.

9.4	Currency

(a)	A repayment or prepayment of an Advance is payable in the currency in which the Advance is denominated.

(b)	All interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of costs, expenses, Taxes and the like are payable in the currency in which they are incurred.

(d)	Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in euros or, to the extent it relates to Facility C2, US Dollars.

9.5	Set-off and counterclaim

All payments made by an Obligor under this Agreement shall be made without set-off or counterclaim.

9.6	Non-Business Days

(a)	If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

9.7	Partial payments

(a)	Subject to the Security Deed, if the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under this Agreement, the Facility Agent shall apply that payment towards the obligations of the Obligors under this Agreement in the following order:
(i)	first, in or towards payment pro rata of any unpaid costs, fees and expenses of the Facility Agent under this Agreement;

(ii)	secondly, in or towards payment pro rata of any accrued fees (other than any commitment fees payable under Clause 20.1 (Commitment fee)) due but unpaid under Clause 20 (Fees);

(iii)	thirdly, in or towards payment to the Lenders pro rata of any accrued interest (including, where a Mid-Interest Period Transfer has taken place towards payment to the Existing Lenders and the New Lenders pro rata) and commitment fees due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment to the Lenders pro rata of any principal due but unpaid under this Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	Subject to the Security Deed, the Facility Agent shall, if so directed by all of the Lenders, vary the order set out in subparagraphs (a)(ii) to (v) above. The Facility Agent shall notify UPC Broadband of any such variation.

(c)	Paragraphs (a) and (b) above shall override any appropriation made by any Obligor.

10.	TAX GROSS-UP AND INDEMNITIES

10.1	Definitions

(a)	In this Clause 10:

Protected Party means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means an increased payment made by an Obligor to a Finance Party under Clause 10.2 (Tax gross-up) or a payment under Clause 10.3 (Tax indemnity).

Treaty Lender means a Lender which is (on the date a payment falls due), entitled to that payment under a double taxation agreement in force on the date (subject to the completion of any necessary procedural formalities) without a Tax Deduction.

(b)	In this Clause 10 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

10.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	UPC Broadband or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. If the Facility Agent receives such notification from a Lender it shall notify UPC Broadband and that Obligor.

(c)	Subject to Clause 10.5 (U.S. Taxes), if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate and use its reasonable efforts to complete any procedural formalities and provide any information, in each case on a timely basis, necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction (or with a reduced rate of such Tax Deduction).

10.3	Tax indemnity

(a)	The Obligors shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party.

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on:
(i)	a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income or net profits received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	the Facility Agent, as a result of the failure by a Lender to satisfy on the due date of a payment of interest either of the conditions set out in Clause 19.16(b)(ii)(A) and (B) (Lenders).
(c)	A Protected Party making or intending to make a claim pursuant to paragraph (a) above shall promptly notify the Facility Agent in writing of the event which will give, or has given, rise to the claim, including details of the nature of the Tax due or paid by that Protected Party, following which the Facility Agent shall promptly provide such information to UPC Broadband.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 10.3, notify the Facility Agent.

10.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(i)	a Tax Credit is attributable to that Tax Payment; and

(ii)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

(b)	No provision of this Agreement shall:
(i)	interfere with the right of any Finance Party to arrange its tax or any other affairs in whatever manner it thinks fit or oblige any Finance Party to claim any credit, relief, remission or repayment in respect of any payment of Tax in priority to any other credit, relief, remission or repayment available to it, except that the Finance Party’s sole reason (acting in good faith) for not claiming or for deferring such credit, relief, remission or repayment shall not be its obligation to make a payment under this Clause 10.4; or

(ii)	oblige any Finance Party to disclose any information relating to its Tax or other affairs or any computations in respect thereof.
10.5	U.S. Taxes

The US Borrower shall not be required to pay any additional amount pursuant to Clause 10.2 (Tax gross-up) in respect of United States Taxes (including, without limitation, federal, state, local or other income Taxes), branch profits or franchise Taxes with respect to a sum payable by it pursuant to this Agreement to a Lender if on the date such Lender becomes a Party to this Agreement or has designated a new Facility Office either:
(a)	in the case of a Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), such Lender has not provided the Borrower with two accurate and complete original signed copies of (i) U.S. Internal Revenue Service Form W-8BEN (relating to such Lender and claiming a complete exemption from withholding under an income tax treaty) (or successor form) or (ii) U.S. Internal Revenue Service Form W-8ECI (or successor form) certifying, in each case, to such Lender’s entitlement as of such date to a complete exemption from United States withholding with respect to all amounts payable pursuant to the Finance Documents;
(b)	after the date such Lender becomes a Party to this Agreement, when a lapse in time or change in circumstances renders the previous certification of such Lender made pursuant to Clause 10.5(a) above obsolete or inaccurate, such Lender has not delivered to UPC Broadband two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to the benefit of any income tax treaty), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to amounts payable pursuant to the Finance Documents; or

(c)	such Lender is subject to such Tax by reason of any connection between the jurisdiction imposing such Tax and the Lender or its Facility Office other than a connection arising solely from this Agreement or any transaction contemplated hereby.
10.6	Value added tax

(a)	All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall, following delivery of a VAT invoice, pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

11.	MARKET DISRUPTION

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon on the Rate Fixing Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select; and

(iii)	the Mandatory Cost.
(b)	In this Agreement Market Disruption Event means:
(i)	at or about noon on the Rate Fixing Day for the relevant Term or Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and period; or

(ii)	before close of business in London on the Rate Fixing Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in an Advance aggregate not less than one-third of that Advance) that the cost to it of obtaining matching deposits in the London Interbank Market or, as the case may be, the European Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.
11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or UPC Broadband so requires, the Facility Agent and UPC Broadband shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and UPC Broadband, be binding on all Parties.

11.4	Revocation of currency

If before 9.30 a.m. on any Rate Fixing Day, the Facility Agent receives notice from a Lender that:
(a)	it is impracticable for the Lender to fund its participation in an Advance in the relevant Optional Currency during that Interest Period in the ordinary course of business in the London or (in the case of euro) European Interbank Market; and/or

(b)	the use of the proposed Optional Currency might contravene any law or regulation, the Facility Agent shall give notice to UPC Broadband and to the Lenders to that effect before 11.00 a.m. on that day. In this event:
(i)	UPC Broadband and the Lenders may agree that the drawdown will not be made; or

(ii)	in the absence of agreement:
(A)	that Lender’s participation in the Advance (or, if more than one Lender is similarly affected, those Lender’s participations in the Advance) shall be treated as a separate Advance denominated in euros (in the case of a Facility A Advance, Facility B Advance or Facility C1 Advance) or Dollars (in the case of a Facility C2 Advance) during the relevant Interest Period;

(B)	in the definitions of “LIBOR” or, as applicable, “EURIBOR”, (insofar as it applies to that Advance) in Clause 1.1 (Definitions):
I.	there shall be substituted for the time “11.00 a.m.” the time “1.00 p.m.”; and

II.	paragraph (c) of the relevant definition shall apply.
12.	INCREASED COSTS

12.1	Increased Costs

(a)	Subject to Clause 12.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Facility Agent, pay to the Facility Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Holding Companies as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation after the Signing Date or (ii) compliance with any law or regulation made after the Signing Date.

(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facilities or on a Finance Party’s (or any of its Holding Companies’) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Holding Companies to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased Costs) as soon as is reasonably practicable after that Finance Party becomes aware that circumstances have arisen which entitle it to make such claim, shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify UPC Broadband.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 10.3 (Tax indemnity) (or would have been compensated for under Clause 10.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in Clause 10.3(b) (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or any of its Holding Companies of any law or regulation.
(b)	In this Clause 12.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 10.1 (Definitions).

13.	ILLEGALITY AND MITIGATION

13.1	Illegality

If it is or will become unlawful in any applicable jurisdiction for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or allow to remain outstanding all or part of its participation in any Advance:
(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of the same;

(b)	upon the Facility Agent notifying UPC Broadband, the Commitment of that Lender will be immediately cancelled; and

(c)	if the Facility Agent on behalf of such Lender requires, the relevant Borrower or Borrowers shall repay that Lender’s participation in any Advance made to that Borrower on the last day of the Interest Period for each Advance occurring after the Facility Agent has notified UPC Broadband or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).
13.2	Mitigation

(a)	Each Finance Party shall, in consultation with UPC Broadband, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount (including without limitation, VAT) becoming payable under, or cancelled pursuant to, any of Clause 10 (Tax Gross-up and Indemnities), Clause 12 (Increased Costs) or Clause 13.1 (Illegality) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.3	Limitation of Liability

(a)	The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 13.2 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 13.2 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.	GUARANTEE

14.1	Guarantee and indemnity

In consideration of the Finance Parties entering into this Agreement and, where applicable, the other Finance Documents and performing their obligations thereunder and the Senior Hedging Banks and the High Yield Hedging Banks from time to time entering into the Senior Hedging Agreements and the High Yield Hedging Agreements respectively, each Guarantor irrevocably and unconditionally, jointly and severally:
(a)	guarantees to each Finance Party and the Security Agent on behalf of the Beneficiaries punctual performance by each Borrower and each Hedging Counterparty of all their respective obligations under the Guaranteed Documents;

(b)	undertakes with each Finance Party and the Security Agent on behalf of the Beneficiaries that whenever a Borrower or a Hedging Counterparty does not pay any amount when due under or in connection with any Guaranteed Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party and the Security Agent on behalf of the Beneficiaries immediately on demand against any cost, loss or liability suffered by that Finance Party or Beneficiary if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party or Beneficiary would otherwise have been entitled to recover.
Any demand issued to a Guarantor under this Clause 14.1 shall be copied to UPC Broadband at the same time as it is issued to the relevant Guarantor, provided that failure to do so shall not affect the validity or effectiveness of the demand or the obligations of the Guarantor under this Clause 14 (Guarantee).

14.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor or any Hedging Counterparty under the Guaranteed Documents, regardless of any intermediate payment or discharge in whole or in part.

14.3	Reinstatement

If any payment by an Obligor or a Hedging Counterparty or any discharge given by a Beneficiary (whether in respect of the obligations of any Obligor or any Hedging Counterparty or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Beneficiary shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
14.4	Waiver of defences

The obligations of each Guarantor under this Clause 14 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 14 (without limitation and whether or not known to it or any Beneficiary) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or any Hedging Counterparty or other person;

(b)	the release of any other Obligor or any Hedging Counterparty or any other person under the terms of any composition or arrangement with any creditor of any member of the Borrower Group or any Hedging Counterparty;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of,

any Obligor or any Hedging Counterparty or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(d)	any incapacity or lack of power, authority or legal personality of, or dissolution or change in, the members or status of an Obligor or a Hedging Counterparty or any other person;

(e)	any amendment (however fundamental) or replacement of a Guaranteed Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Guaranteed Document or any other document or security; or

(g)	any insolvency or similar proceedings.
14.5	Immediate recourse

None of the Beneficiaries shall be obliged to make any claim or demand on the Borrowers or any Hedging Counterparty or to resort to any security document or other means of payment now or hereafter held by or available to them or it before enforcing its rights under this Clause 14 and no action taken or omitted by any of the Beneficiaries in connection with any such security document or other means of payment shall discharge, reduce, prejudice or affect the liability of any Guarantor under this Clause 14 nor shall any of the Beneficiaries be obliged to apply any money or other property received or recovered in consequence of any enforcement or realisation of any such Security Document or other means of payment in reduction of the obligations and liabilities expressed to be guaranteed by the Guarantors pursuant to this Clause 14.

14.6	Appropriations

Until all amounts which may be or become payable by the Obligors and the Hedging Counterparties under or in connection with the Guaranteed Documents have been irrevocably paid in full, each Beneficiary (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Beneficiary (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 14.
14.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors and the Hedging Counterparties under or in connection with the Guaranteed Documents have been irrevocably paid in full (and notwithstanding payment of a dividend in any liquidation or under any compromise or arrangement) each Guarantor agrees that, without the prior written consent of the Facility Agent, it will not:
(a)	exercise its rights of subrogation, reimbursement and indemnity against any other Obligor or Hedging Counterparty or any other person liable; or

(b)	demand or accept any security to be executed in respect of any of its obligations under this guarantee or any other indebtedness now or hereafter due to such Guarantor from any other member of the Borrower Group or any Hedging Counterparty or from any other person liable; or

(c)	take any step or enforce any right against any Obligor or any Hedging Counterparty or any other person liable in respect of any obligations and liabilities expressed to be guaranteed by the Guarantors pursuant to this Clause 14; or

(d)	exercise any right of set-off or counterclaim against any other Obligor or any Hedging Counterparty or any other person liable or claim or prove or vote as a creditor in competition with any of the Beneficiaries in the bankruptcy, liquidation, administration or other insolvency proceeding of any other Obligor or any Hedging Counterparty or any other person liable or have the benefit of, or share in, any payment from or composition with, any other Obligor or any Hedging Counterparty or any other person liable or any other security document now or hereafter held by any of the Beneficiaries for the obligations and liabilities expressed to be guaranteed by the Guarantors pursuant to this Clause 14 or for the obligations or liabilities of any other person liable, but so that, if so directed by the Facility Agent, it will prove for the whole or any part of its claim in the liquidation of any other Obligor or any Hedging Counterparty, as the case may be, on terms that the benefit of such proof and of all money received by it in respect thereof shall immediately be transferred to an account to be designated by the Security Agent for the Beneficiaries and applied in or towards discharge of the obligations and liabilities expressed to be guaranteed by the Guarantors pursuant to this Clause 14 in accordance with the Security Deed.
14.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Beneficiary.

14.9	Limitation

Notwithstanding any other provision of this Clause 14, the obligations of each US Guarantor under this Clause 14, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Bankruptcy Code, any applicable provisions of comparable state law or any applicable case law (collectively, the Fraudulent Transfer Laws), in each case after giving effect to all other liabilities of such US Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such US Guarantor pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such US Guarantors and other Affiliates of the Borrower Group of the obligations arising under guarantees by such parties.

For the purposes of this Clause 14.9, US Guarantor means each Guarantor incorporated (or in the case of a non-corporate Guarantor, formed and subsisting) in the United States of America (or any of its states or territories or any political or legal subdivision thereof).

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and warranties

(a)	Subject to paragraph (b), each Obligor makes the representations and warranties set out in this Clause 15, in respect of itself and (where applicable) its Subsidiaries which are members of the Borrower Group, other than:
(i)	Clauses 15.9 (Accounts), 15.10 (Financial condition), 15.14 (Information), 15.14A (Business Plan) and 15.25 (Dutch Banking Act), which shall only be made by UPC Broadband; and

(ii)	Clause 15.24 (US Borrower), which shall only be made by the US Borrower, to each Finance Party.

(b)	UPC Broadband Holdco does not make the representations and warranties set out in Clauses 15.6(b) or (c) (Consents), 15.7 (Material Contracts), 15.9 (Accounts), 15.10 (Financial condition), 15.11 (Environmental), 15.13(a) (Litigation and insolvency proceedings), 15.14 (Information), 15.15 (Tax liabilities), 15.16 (Ownership of assets), 15.17 (Intellectual Property Rights), 15.19 (Borrower Group structure) and 15.24 (US Borrower).

15.2	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of its place of incorporation and, in the case of the US Borrower only, it is a Delaware general partnership duly formed and wholly existing under the laws of its place of formation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

15.3	Powers and authority

It has the power:
(a)	to enter into and comply with all obligations expressed on its part under the Finance Documents; and

(b)	(in the case of a Borrower) to borrow under this Agreement; and

(c)	(in the case of a Guarantor) to give the guarantee in Clause 14 (Guarantee), and has taken all necessary actions to authorise the execution, delivery and performance of the Finance Documents to which it is a party.

15.4	Legal validity

(a)	Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligations enforceable, subject to any relevant reservations or qualifications as to matters of law contained in any legal opinion referred to in paragraph 3 of Part 1 of Schedule 2 (Conditions Precedent Documents) or (as applicable) paragraph 12 of Part 2 of Schedule 2 (Conditions Precedent Documents), in accordance with its terms.

(b)	The choice of English law as the governing law of the Finance Documents and its irrevocable submission to the jurisdiction of the courts of England in respect of any proceedings relating to the Finance Documents (in each case other than any Finance Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.
(c)	Any judgment obtained in England in relation to a Finance Document (in each case other than any Security Document which is expressly to be governed by a law other than English law) will be recognised and enforced in its jurisdiction of incorporation, subject to any relevant reservation or qualification as to matters of law contained in any legal opinion referred to in paragraph (a) above.

15.5	Non-violation

The execution and delivery by it of, the Finance Documents to which it is a party, and its performance of the transactions contemplated thereby, will not violate:
(a)	in any material respect, any law or regulation or official judgment or decree applicable to it;

(b)	in any material respect, its constitutional documents; or

(c)	any agreement or instrument to which it is a party or binding on any of its assets or binding upon any other member of the Borrower Group or any other member of the Borrower Group’s assets, where such violation would or is reasonably likely to have a Material Adverse Effect.
15.6	Consents

(a)	Subject to any relevant reservations or qualifications contained in any legal opinion referred to in Clause 15.4(a) (Legal validity) above, all material and necessary authorisations, registrations, consents, approvals, licences (other than the Licences), and filings required by it in connection with the execution, validity or enforceability of the Finance Documents to which it is a party and performance of the transactions contemplated by the Finance Documents have been obtained (or, if applicable, will be obtained within the required time period) and are validly existing.

(b)	The Licences are in full force and effect and each member of the Borrower Group is in compliance in all material respects with all provisions thereof such that the Licences are not the subject of any pending or, to the best of its knowledge, threatened attack, suspension or revocation by a competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack, suspension or revocation of a Licence would not have or be reasonably likely to have a Material Adverse Effect.

(c)	All the Necessary Authorisations are in full force and effect, each member of the Borrower Group is in compliance in all material respects with all provisions thereof and the Necessary Authorisations are not the subject of any pending or, to the best of its knowledge, threatened attack or revocation by any competent authority except, in each case, to the extent that any lack of effect, non-compliance or attack or revocation of a Necessary Authorisation would not have or be reasonably likely to have a Material Adverse Effect.

15.7	Material Contracts

(a)	Each Material Contract to which any member of the Borrower Group is a party constitutes, or will when executed constitute, the legal, valid and binding obligation of such member, subject to the application of any relevant insolvency, bankruptcy or similar laws or other laws affecting the interests of creditors generally, enforceable against it in accordance with its terms.
(b)	No member of the Borrower Group is in breach of any of its material obligations under any Material Contract to which such member is a party, nor (to the best of its knowledge and belief), is any other party thereto, in each case in such a manner or to such an extent as would or is reasonably likely to have a Material Adverse Effect. To the best of its knowledge and belief there is no material dispute between any member of the Borrower Group and any other party to a Material Contract and there have been no amendments to any Material Contract in the form provided to the Facility Agent prior to the date of this Agreement which would or is reasonably likely to have a Material Adverse Effect.

15.8	No default

(a)	No Event of Default has occurred and is continuing or will result from the making of any Advance.

(b)	None of it or any other member of the Borrower Group is in default under any law, regulation or agreement to which it is subject, except for a default which will not have or be reasonably likely to have a Material Adverse Effect.

15.9	Accounts

The consolidated financial statements of it and the Borrower Group most recently delivered to the Facility Agent (which, at the date of this Agreement are the Original Borrower Group Financial Statements):
(a)	present a true and fair view of (in the case of audited financial statements) or fairly present (in the case of unaudited financial statements) its financial position and the consolidated financial position of the Borrower Group respectively as at the date to which they were drawn up; and

(b)	have been prepared in all material respects in accordance with GAAP (except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries).
15.10	Financial condition

There has been no material adverse change in the consolidated financial position of the Borrower Group (taken as a whole) since the date of the Original Borrower Group Financial Statements which would or is reasonably likely to have a Material Adverse Effect.

15.11	Environmental

(a)	It and each other member of the Borrower Group (i) have obtained all requisite Environmental Licences required for the carrying on of its business as currently conducted and (ii) have at all times complied with the terms and conditions of such Environmental Licences and (iii) have at all times complied with all other applicable Environmental Law, which in each such case, if not obtained or complied with, would or is reasonably likely to have a Material Adverse Effect.

(b)	There is no Environmental Claim in existence, pending or, to the best of its knowledge, threatened, against it which is reasonably likely to be decided against it and which, if so decided, would or is reasonably likely to have a Material Adverse Effect.

(c)	So far as it is aware, no Dangerous Substance has been used, disposed of, generated, stored, transported, dumped, released, deposited, buried or emitted at, on, from or under any premises (whether or not owned, leased, occupied or controlled by it or any member of the Borrower Group and including any offsite waste management or disposal location utilised by it or any member of the Borrower Group) in circumstances where this would be reasonably likely to result in a liability on it which would or is reasonably likely to have a Material Adverse Effect.

15.12	Security Interests

Its execution and delivery of this Agreement does not necessitate and will not result in the creation or imposition of any Security Interest over any of its material assets or those of any member of the Borrower Group (except for any Security Interest created pursuant to the Security Documents).

15.13	Litigation and insolvency proceedings

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started against any member of the Borrower Group and, to its knowledge, no such proceedings are threatened, where in any such case, there is a reasonable likelihood of an adverse outcome to any member of the Borrower Group where that outcome is of a nature which would or is reasonably likely to have a Material Adverse Effect.

(b)	None of the circumstances referred to in Clause 18.7 (Insolvency proceedings) are pending or, to its knowledge, threatened against it or any member of the Borrower Group which is a Material Subsidiary.

15.14	Information

(a)	To the best of its knowledge after due inquiry, as of the date of any Information Memorandum:
(i)	the factual information relating to the Borrower Group and UPC contained in that Information Memorandum is accurate in all material respects;

(ii)	all UPC Broadband’s projections and forecasts contained in that Information Memorandum were based on and arrived at after due and careful consideration and have been prepared by UPC Broadband on the basis of assumptions that UPC Broadband believed were reasonable as of the date of the projections;

(iii)	there are no material facts or circumstances which have not been disclosed to the Lenders in writing prior to the date of that Information Memorandum and which would make any material factual information referred to in (i) above untrue, inaccurate or misleading in any material respect as at the date of that Information Memorandum, or any such opinions, projections, or assumptions referred to in (ii) above misleading in any material respect as at the date of that Information Memorandum.
(b)	To the best of its knowledge after due inquiry, the factual information furnished by or on behalf of UPC or any member of the Borrower Group to the Consultant and contained or referred to in the Consultant’s Report was true in all material respects at the respective dates as of which that information speaks.

(c)	Notwithstanding paragraphs (a) and (b) above, no representation is made in respect of (i) any information, facts, statements, opinions, projections, forecasts, demographic statistics or circumstances relating to the cable, media, telecommunications and data services industry as a whole, (ii) the research reports contained in Book Two of the Information Memorandum and (iii) any person other than any member of the Borrower Group.

15.14A	Business Plan

To the best of its knowledge after due inquiry, as of the date of the Business Plan:
(a)	the factual information relating to the Borrower Group contained in the Business Plan is accurate in all material respects;

(b)	all UPC Broadband’s projections and forecasts contained in the Business Plan were based on and arrived at after due and careful consideration and have been prepared by UPC Broadband on the basis of assumptions that UPC Broadband believed were reasonable as of the date of the projections;

(c)	there are no material facts or circumstances which have not been disclosed to the Lenders in writing prior to the date of the Business Plan and which would make any material factual information referred to in (a) above untrue, inaccurate or misleading in any material respect as at the date of the Business Plan, or any such opinions, projections, or assumptions referred to in (b) above misleading in any material respect as at the date of the Business Plan.
15.15	Tax liabilities

No claims are being asserted against it or any member of the Borrower Group with respect to Taxes which are reasonably likely to be determined adversely to it or to such member and which, if so adversely determined, would or is reasonably likely to have a Material Adverse Effect. It is not materially overdue in the filing of any Tax returns required to be filed by it (where such late filing might result in any material fine or penalty on it) and it has paid within any period required by law all Taxes shown to be due on any Tax returns required to be filed by it or on any assessments made against it (other than Tax liabilities being contested by it in good faith and where it has made adequate reserves for such liabilities or where such overdue filing, or non-payment, or a claim for payment, of which in each such case would not have or be reasonably likely to have a Material Adverse Effect).

15.16	Ownership of assets

It and each member of the Borrower Group has good title to or valid leases or licences of or is otherwise entitled to use all assets necessary to conduct its business, except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

15.17	Intellectual Property Rights

(a)	It (and each member of the Borrower Group) owns or has the legal right to use all the Intellectual Property Rights which are required for the conduct of the business of the Borrower Group as a whole from time to time or are required by it (or such member) in order for it to carry on such business as it is then being conducted, except where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect. As far as it is aware it does not (nor does any member of the Borrower Group), in carrying on its business, infringe any Intellectual Property Rights of any third party in any way which would or is reasonably likely to have a Material Adverse Effect.

(b)	None of the Intellectual Property Rights owned by any member of the Borrower Group is, to its knowledge, being infringed nor, to its knowledge, is there any threatened infringement of those Intellectual Property Rights, by any third party which, in either case, would or is reasonably likely to have a Material Adverse Effect.

(c)	All registered Intellectual Property Rights owned by it (or any member of the Borrower Group) are subsisting and all actions (including payment of all fees) required to maintain the same in full force and effect have been taken except where the absence of such rights or the failure to take any such action would not have or be reasonably likely to have a Material Adverse Effect.

15.18	Works councils

All of the requirements of Section 25 of The Netherlands Works Council Act (Wet op de Ondernemingsraden) in connection with the transactions contemplated by the Finance Documents which are applicable to an Obligor have been complied with by that Obligor.

15.19	Borrower Group structure

Schedule 10 (Borrower Group Structure) sets out a description which is true and complete in all material respects as at the Effective Date of the corporate ownership structure of the Borrower Group and of the ownership of the Borrower (but does not describe any level of ownership above UGCE Inc.).

15.20	ERISA

Neither it nor any member of the Borrower Group or ERISA Affiliate maintains, contributes to or has any obligation to contribute to or any liability under, any Plan, or in the past five years has maintained or contributed to or had any obligation to, or liability under, any Plan.

15.21	United States Regulations

Neither it nor any member of the Borrower Group is:
(a)	a holding company as defined in the United States Public Utility Holding Company Act of 1935 or subject to regulation thereunder;

(b)	a public utility as defined in the United States Federal Power Act of 1920 or subject to regulation thereunder;

(c)	required to be registered as an investment company as defined in the United States Investment Company Act of 1940 or subject to regulation thereunder; or

(d)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.
15.22	Anti-Terrorism Laws

To the best of its knowledge, neither it nor any member of the Borrower Group:

(a)	is, or is controlled by, a Designated Party;

(b)	has received funds or other property from a Designated Party; or

(c)	is in material breach of or is the subject of any action or investigation under any Anti-Terrorism Law.
It and each of its Affiliates have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws.

15.23	Margin stock

(a)	(In the case of the Borrowers only) the proceeds of the Facilities have been and will be used only for the purposes described in Clause 3 (Purpose).

(b)	Neither it nor any member of the Borrower Group is engaged principally in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System), and no portion of any Advance has been or will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

15.24	US Borrower

The US Borrower did not trade or carry on any business from the date it was formed up to and including 26 October 2000 except for investment in or proposed investment in other members of the Borrower Group by way of intercompany loan or subscription of shares.

15.25	Dutch Banking Act

On the Effective Date, UPC Broadband is in compliance with the applicable provisions of the Dutch Banking Act and any implementing regulations.

15.26	Investment Company Act

Neither it nor any member of the Borrower Group is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

15.27	Public Utility Holding Company Act and Federal Power Act

Neither it nor any member of the Borrower Group is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of, or otherwise subject to regulation under, the United States Public Utility Holding Company Act of 1935, as amended. Neither it nor any member of the Borrower Group is a “public utility” within the meaning of, or otherwise subject to regulation under, the United States Federal Power Act.

15.28	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause 15 (Representations and Warranties) are made by each Obligor on the Signing Date and (except for Clauses 15.6 (Consents), 15.10 (Financial condition), 15.12 (Security Interests), 15.13(b) (Litigation and insolvency proceedings), 15.14 (Information), 15.14A (Business Plan), 15.15 (Tax liabilities), 15.16

(Ownership of assets), 15.18 (Works councils), 15.19 (Borrower Group structure), 15.20 (ERISA), 15.24 (US Borrower) and 15.25 (Dutch Banking Act)) are deemed to be made again by each relevant Obligor on the date of each Request, the first day of each Interest Period and on each Utilisation Date with reference to the facts and circumstances then existing.
(b)	The representations and warranties set out in this Clause 15 (Representations and Warranties) (except Clauses 15.9 (Accounts), 15.10 (Financial condition), 15.14 (Information), 15.14A (Business Plan), 15.19 (Borrower Group structure) and 15.24 (US Borrower)) are repeated by each Additional Guarantor with respect to itself on the date of the Guarantor Accession Agreement relating to that Additional Guarantor, with reference to the facts and circumstances then subsisting.

(c)	The representation and warranty made by UPC Broadband in Clause 15.14 (Information) will be deemed to be repeated on the date any updated Information Memorandum is delivered to the Facility Agent by UPC Broadband, but only in respect of that updated Information Memorandum, by reference to the facts and circumstances existing on the relevant date.

(d)	The representation and warranty made by UPC Broadband in Clause 15.14A (Business Plan) will be deemed to be repeated on the date any updated Business Plan is delivered to the Facility Agent by UPC Broadband, but only in respect of that updated Business Plan, by reference to the facts and circumstances existing on the relevant date.

16.	UNDERTAKINGS

16.1	Duration

The undertakings in this Clause 16 (Undertakings) will remain in force from the Signing Date for so long as any amount is or may be outstanding under any Finance Document or any Commitment is in force.

16.2	Financial information

UPC Broadband shall supply to the Facility Agent in sufficient copies for all the Lenders:
(a)	as soon as the same are available (and in any event within 150 days of the end of each of its financial years) audited consolidated financial statements of UPC Broadband Holdco for that financial year;

(b)	as soon as the same are available (and, in any event, (in the case of its first three financial quarters in any financial year) within 60 days of the end of each of its financial quarters and (in the case of its fourth financial quarter in each financial year) within 150 days of the end of each such financial quarter), unaudited quarterly consolidated management accounts of UPC Broadband Holdco for that financial quarter in the agreed form;

(c)	by no later than 60 days after the last day of each of its financial years, an annual budget for the Distribution Business of the Borrower Group in the agreed form for the immediately following financial year;

(d)	together with any financial statements specified in paragraphs (a) or (b) above, a certificate signed by a director of UPC Broadband:
(i)	confirming that no Default is outstanding or if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it;

(ii)	setting out in reasonable detail computations establishing, as at the date of such financial statements, whether each of the financial ratios set out in Clause 17 (Financial Covenants) were complied with;

(iii)	(in the case of financial statements specified in paragraph (a) above, starting with the annual financial statements for 31 December 2004) setting out in reasonable detail computations establishing the Excess Cash Flow (if any) for the financial year to which such financial statements were delivered for the purposes of Clause 7.5 (Mandatory prepayment from Excess Cash Flow and Net Equity Proceeds);

(iv)	certifying current compliance with the Borrowers’ obligations under Clause 7.6 (Mandatory prepayment from disposal proceeds); and

(v)	certifying compliance with Clause 16.11(a) (Acquisitions and mergers);
(e)	as soon as the same is available (and in any event within 90 days after each of its financial quarters) the consolidated financial statements of UGC for that financial quarter on Form 10Q as filed with the United States Securities and Exchange Commission (the Commission) or such other comparable form as UGC is required to file with the Commission under the United States Securities Exchange Act of 1934 (the 1934 Act) or, if UGC is no longer subject to the reporting requirements of the 1934 Act, in the form required to be filed with the regulatory body comparable to the Commission then having jurisdiction over UGC;

(f)	as soon as the same is available (and in any event within 180 days after each of its financial years) the audited consolidated financial statements of UGC for that financial year on Form 10K as filed with the Commission or such other comparable form as UGC is required to file with the Commission under the 1934 Act or, if UGC is no longer subject to the reporting requirements of the 1934 Act, in the form required to be filed with the regulatory body comparable to the Commission then having jurisdiction over UGC;

(g)	together with the financial statements and accounts referred to in paragraphs (a) and (b), a reconciliation demonstrating the effect of excluding from such financial statements or accounts the results of any business or activity other than the Distribution Business of the Borrower Group, provided that non-Distribution Business Assets need not be so excluded (and the reconciliation need not apply to such assets) unless they are subject to any Security Interest referred to in paragraph (i) of the definition of “Permitted Security Interest” or any other form of recourse as contemplated by Clause 16.12(b)(xii) (Restrictions on Financial Indebtedness);and

(h)	details of the principal terms (including without limitation, details of the notional amount, the termination date and applicable rates) of any Senior Hedging Agreements or High Yield Hedging Agreements to which any member of the Borrower Group is a party within five Business Days of any Senior Hedging Agreement or High Yield Hedging Agreement being entered into.
16.3	Information — Miscellaneous

UPC Broadband shall supply promptly (and in any event in the case of paragraph (d) below within five Business Days of the date on which UPC Broadband becomes aware of such information) or procure that there shall be supplied (both in hard copy and in electronic form) promptly to the Facility Agent:

(a)	all notices, reports or other documents despatched by or on behalf of any Obligor to its creditors generally in relation to it or any of its Subsidiaries;

(b)	a copy of any material report or other notice, statement or circular, sent or delivered by any member of the Borrower Group whose shares are pledged to the Security Agent pursuant to any Security Document to any person in its capacity as shareholder of such member of the Borrower Group, which materially adversely affects the interest of the Finance Parties under such Security Document;

(c)	such other material information regarding the Borrower Group and which is in the possession or control of any member of the Borrower Group as the Facility Agent may from time to time reasonably request; and

(d)	written notification of:
(i)	the Priority Pledge becoming enforceable;

(ii)	any breach by Priority Telecom N.V. of its obligations set out in the Priority Pledge; and

(iii)	any breach of the Sale and Purchase Agreements.
16.3A	Enforcement of and undertakings in relation to certain agreements

(a)	UPC Broadband agrees promptly after (and in any event within five Business Days of) receiving notice from the Facility Agent to do so, to take all necessary action to:
(i)	if the Priority Pledge becomes enforceable, enforce the Priority Pledge;

(ii)	if Priority Telecom N.V. has breached its obligations set out in the Priority Pledge in any material respect, enforce its rights in respect of any such breaches by Priority Telecom N.V. of its obligations under the Priority Pledge; and

(iii)	if any party to the Sale and Purchase Agreements is in default under any one or more of the Sale and Purchase Agreements in any material respect, enforce its rights in respect of such default.
(b)	UPC Broadband undertakes to keep the Lenders informed and to take such action in connection with the enforcement of the Priority Pledge or its rights under the Priority Pledge or any of the Sale and Purchase Agreements (as the case may be) as may be requested by the Facility Agent (acting on the instructions of the Majority Lenders).

(c)	UPC Broadband undertakes not to agree to any amendment, variation, supplement or waiver of the Priority Pledge or the Sale and Purchase Agreements without the written consent of the Facility Agent (acting on the instructions of the Majority Lenders) where the same would prejudice in any material respect the interests of the Lenders under such arrangements.

16.4	Notification of Default and inspection rights

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it (unless that Obligor is aware that such a notification has already been provided by another Obligor).

(b)	Each Obligor (other than UPC Broadband Holdco) shall, if required by the Facility Agent (acting on the instructions of the Majority Lenders), at any time whilst an Event of Default is continuing or the Facility Agent has reasonable grounds to believe that an Event of Default may exist and at other times if the Facility Agent has reasonable grounds for such request, permit representatives of the Facility Agent upon reasonable prior written notice to UPC Broadband to:
(i)	visit and inspect the properties of any member of the Borrower Group during normal business hours;

(ii)	inspect its books and records other than records which the relevant member of the Borrower Group is prohibited by law, regulation or contract from disclosing to the Facility Agent; and

(iii)	discuss with its principal officers and Auditors its business, assets, liabilities, financial position, results of operations and business prospects provided that (A) any such discussion with the Auditors shall only be on the basis of the audited financial statements of the Borrower Group and any compliance certificates issued by the Auditors and (B) representatives of UPC Broadband shall be entitled to be present at any such discussion with the Auditors.
(c)	Any Obligor must promptly upon becoming aware of it notify the Facility Agent of:
(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	material non-compliance with any law or regulation relating to any Plan which would or is reasonably likely to have a Material Adverse Effect.
16.5	Authorisations

Each Obligor (other than UPC Broadband Holdco, in the case of paragraphs (b) and (c) below) will, and will procure that each of its Subsidiaries which is a member of the Borrower Group will:
(a)	obtain or cause to be obtained, maintain and comply with the terms of:
(i)	every material consent, authorisation, licence or approval of, or filing or registration with or declaration to, governmental or public bodies or authorities or courts; and

(ii)	every material notarisation, filing, recording, registration or enrolment in any court or public office, in each case required under any law or regulation to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and
(b)	obtain or cause to be obtained every Necessary Authorisation and the Licences and ensure that (i) none of the Necessary Authorisations or Licences is revoked, cancelled, suspended, withdrawn, terminated, expires and is not renewed or otherwise ceases to be in full force and effect and (ii) no Necessary Authorisation or Licence is modified and no member of the Borrower Group commits any breach of the terms or conditions of any Necessary Authorisation or Licence which, in each case, would or is reasonably likely to have a Material Adverse Effect.
16.6	Pari passu ranking

Each Obligor will procure that its payment obligations under the Finance Documents do and will rank at least pari passu with all the claims of its other present and future unsecured and unsubordinated creditors (save for those obligations mandatorily preferred by applicable law applying to companies generally).

16.7	Negative pledge

(a)	Each Obligor (other than UPC Broadband Holdco) will not permit any Security Interest (other than the Permitted Security Interests) by any member of the Borrower Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future indebtedness of any member of the Borrower Group or any other person.

(b)	UPC Broadband Holdco will not create or permit to subsist any Security Interest over its assets which are subject to the Security Documents to which it is a party (other than any Permitted Security Interest referred to in paragraphs (a), (b), (d), (e) or (g) of the definition of “Permitted Security Interest”).
(c)
(i)   UPC Broadband will procure that none of LGEF, UPC, UGCE Inc. or any other member of the UGCE Borrower Group (each a Relevant Company) will create or permit to subsist any Security Interest (other than an Agreed Security Interest) over all or part of that Relevant Company’s present or future undertakings, assets, rights or revenues.

(ii)	For the purposes of subparagraph (c)(i) above:
Agreed Security Interest means:
(a)	any liens arising in the ordinary course of business by way of contract which secure indebtedness under any agreement for the supply of goods or services in respect of which payment is not deferred for more than 180 days (or 360 days if such deferral is in accordance with the terms pursuant to which the relevant goods were acquired or services were provided);

(b)	any Security Interest imposed by any taxation or governmental authority in respect of amounts which are being contested in good faith and not yet payable and for which adequate reserves have been set aside in the accounts of the Relevant Company in respect of the same in accordance with GAAP;

(c)	any Security Interest in favour of any bank incurred in relation to any cash management arrangements;

(d)	rights of set-off arising in the ordinary course of business;

(e)	any Security Interest granted by a Relevant Company over its shareholding in any of its Subsidiaries which is not itself a Relevant Company;

(f)	any Security Interest granted by a Relevant Company under any New Security Documents provided that, (other than in the case of the Security Interests referred to in paragraph (a) of the definition of “New Security Documents”) at the same time that such Security Interest is granted, the Relevant Company grants an identical Security Interest over the same assets to the Beneficiaries and under the terms of the Intercreditor Agreement, such Security Interest ranks pari passu with the Security Interest(s) arising under the corresponding Security Document which purports to create a Security Interest over the same property, assets or rights, provided that any such New Security Document will be in the same form as the corresponding Security Document (save for changes directly attributable to the identity of the parties and the loan amounts);

(g)	any Security Interest granted by a Relevant Party to secure any Third Party Debt permitted under Clause 16.12(d) (Restrictions on Financial Indebtedness); and

(h)	any Security Interest not falling within subparagraphs (a) to (g) above securing any indebtedness which, when aggregated with all other indebtedness secured by that Relevant Company and each other Relevant Company, does not exceed €15,000,000 (or its equivalent).
16.8	Permitted Business

(a)	Each Obligor will ensure that it and its Subsidiaries which are members of the Borrower Group (other than any Relevant Eastern European Subsidiary) engage:
(i)	in no material activity outside the Permitted Business; and/or

(ii)	in the business of acting as the holder of shares and/or interests in other members of the Borrower Group (which shall include the raising of Permitted Financial Indebtedness and the on-lending of such Financial Indebtedness to its Subsidiaries in accordance with the provisions of this Agreement and the entry into of hedging arrangements on behalf of its Subsidiaries).
(b)	The Borrowers will ensure that the US Borrower will engage primarily in the business of a finance company for and in respect of the Borrower Group in connection with the Facilities and the transactions contemplated by this Agreement.

16.9	Compliance with laws

Each Obligor will, and will procure that each of its Subsidiaries which is a member of the Borrower Group will, comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, having jurisdiction over it or any of its assets, except where failure to comply with which would not have or be reasonably likely to have a Material Adverse Effect.

16.10	Disposals

(a)	Each Obligor (other than UPC Broadband Holdco) will not and will procure that no other member of the Borrower Group (other than a Relevant Eastern European Subsidiary) will, sell, transfer, lend (subject to Clause 16.14 (Loans and guarantees)) or otherwise dispose of or cease to exercise direct control over (each a disposal) any part of its present or future undertaking, assets, rights or revenues whether by one or a series of transactions related or not (other than Permitted Disposals).
(b)	As used herein a Permitted Disposal means:
(i)	disposals (including, for the avoidance of doubt, the outsourcing of activities that support or are incidental to the Permitted Business) on arm’s length commercial terms in the ordinary course of business;

(ii)	the disposal by UPC Scandinavia Holding B.V. of:
(A)	the shares in UPC Norge A.S. and/or NBS Nordic Broadband Services A.B.; or

(B)	the business or a substantial part of the business of UPC Norge A.S. and/or NBS Nordic Broadband Services A.B.,
provided that, in each case, an amount equal to four times Annualised EBITDA of the entity (or the business) that is being disposed of under this Subclause for the Ratio Period which ends on the most recent quarterly Accounting Period end date for which financial information has been delivered under Clause 16.2 (Financial information) (the Scandinavia Repayment Amount) is deposited immediately with the Facility Agent and/or the facility agent under the New Facility Agreement and applied in prepayment and cancellation or repayment of the Facilities in accordance with paragraphs (d), (e), (f) and (g) below and/or the Additional Facilities in accordance with clauses 16.10(d), (e), (f) and (g) (Disposals) of the New Facility Agreement.
the disposal of property or other assets on bona fide arm’s length commercial terms in the ordinary course of business in consideration for, or to the extent that the net proceeds of disposal are applied within 120 days after such disposal in the acquisition of, property or other assets of a similar nature and approximately equal value to be used in the Permitted Business;
(iii)	disposals of assets on bona fide arm’s length commercial terms where such assets are obsolete or no longer required for the purposes of the Permitted Business;

(iv)	the application of cash in payments which are not otherwise restricted by the terms of this Agreement and the Security Documents including, for the avoidance of doubt, Permitted Acquisitions and Permitted Payments;

(v)	disposals (or the payment of management, consultancy or similar fees):
(A)	by an Obligor to another Obligor; or

(B)	from a member of the Borrower Group which is not an Obligor, to any member of the Borrower Group; or

(C)	from an Obligor to another member of the Borrower Group which is not an Obligor;
(vi)	disposals of any interest in an Unrestricted Subsidiary;

(vii)	disposals made in connection with Approved Stock Options;

(viii)	disposals of undertakings, assets, rights or revenues comprising interests in the share capital of persons not holding or engaged in the Distribution Business of the Borrower Group or other undertakings, assets, rights or revenues not constituting part of the Distribution Business of the Borrower Group (non-Distribution Business Assets);

(ix)	payment, transfer or other disposal of consideration for any Acquisition, merger or consolidation permitted by Clause 16.11 (Acquisitions and mergers);

(x)	disposals of cash or cash equivalents constituting any distribution, dividend, transfer, loan or other transaction permitted by Clause 16.13 (Restricted Payments); and

(xi)	the grant of indefeasible rights of use or equivalent arrangements with respect to network capacity, communications, fibre capacity or conduit, in each case on arm’s length commercial terms or on terms that are fair and reasonable and in the best interests of the Borrower Group; and

(xii)	disposal of any interest (whether direct or indirect) held by Polska Holdco in Fox Kids Inc., Telewizja Korporacja Partycypacyjana SA and/or @media S.p.zoo.
For the avoidance of doubt and without limiting the generality of sub-paragraph (viii) above, non-Distribution Business Assets shall include:
(A)	undertakings, assets, rights and revenues comprising interests in the share capital of any person engaged solely in the competitive local exchange carrier (CLEC) business, including without limitation, the business of providing traditional voice and data services and services based on Transmission Control Protocol/Internet Protocol (TCP/IP) technology and other undertakings, assets, rights or revenues constituting a part of such businesses; and

(B)	undertakings, assets, rights and revenues comprising interests in the share capital of any person engaged solely in the business of television and radio programming, including without limitation, the business or creating and distributing special interest television channels, radio programmes, pay per view programmes and near video on demand services and other undertakings, assets, rights or revenues constituting a part of such businesses.
(xiii)	any disposal made after the 2006 Amendment Effective Date (in addition to those described in sub paragraphs (i) to (xiii) above) of any person or asset the Annualised EBITDA of or attributable to which does not exceed the Remaining Percentage of the Annualised EBITDA of the Borrower Group for the Latest Ratio Period Provided that:
(A)	no Default has occurred and is continuing or would occur as a result of such disposal;

(B)	where required, a prepayment is made in accordance with Clause 7.6(a) (Mandatory prepayment from disposal proceeds) in respect of such disposal; and

(C)	UPC Broadband delivers to the Facility Agent a certificate signed by two managing directors or the sole managing director of UPC Broadband which certifies that, if the financial ratios set out in Clause 17.2 (Financial ratios) were re-calculated for the Latest Ratio Period but adjusting the:
I.	amount of Senior Debt and Total Debt used in such calculations by adding any net increase in Senior Debt or Total Debt (respectively) of the Borrower Group since the end of the Latest Ratio Period or subtracting any net reduction in the Senior Debt or Total Debt (respectively) of the Borrower Group since the end of the Latest Ratio Period and any such reduction which will occur from a prepayment of a Facility made under Clause 7.3 (Voluntary prepayment) or Clause 7.6(a) (Mandatory prepayment from disposal proceeds) of this Agreement from the proceeds of such disposal; and

II.	Annualised EBITDA of the Borrower Group used in such calculations by subtracting the Annualised EBITDA attributable to persons or assets disposed of since the end of the Latest Ratio Period and the Annualised EBITDA attributable to the person or asset the subject of such disposal, in each case for the Latest Ratio Period, those financial ratios would not be breached.
(c)	The Remaining Percentage is:
(i)	the greater of (A) 17.5 per cent. and (B) the percentage of the Annualised EBITDA of the Borrower Group represented by the Annualised EBITDA of the French Group for the Latest Ratio Period;

(ii)	less the aggregate percentage value of all previous disposals made after the 2006 Amendment Effective Date; and

(iii)	plus the aggregate percentage value of all Reinvestments made after the 2006 Amendment Effective Date, as calculated in accordance with paragraph (d) below.
Provided that:
(x)	the percentage of the Annualised EBITDA of the Borrower Group represented by the Annualised EBITDA of the person or asset disposed of can never be more than the Remaining Percentage immediately prior to such disposal;

(y)	the percentage value of a Reinvestment shall be disregarded if, immediately after and taking account of the Reinvestment under consideration, the Annualised EBITDA of the members of the Borrower Group which is derived from persons or assets located in Western Europe is less than 66 2/3 per cent. of the Annualised EBITDA of the Borrower Group (in each case for the Latest Ratio Period but taking into account each disposal and Reinvestment made after the date on which that Latest Ratio Period ended); and

(z)	the Remaining Percentage can never be more than 17.5 per cent., except in respect of a disposal of the French Group.
(d)	For the purposes of paragraphs (b)(xiii) and (c) above:

Annualised EBITDA and EBITDA have the meaning given to them in Clause 17.1 (Financial definitions) but, when calculating EBITDA in relation to a person or asset that is being (or has been) acquired or disposed of, any amounts will be calculated using the methodology for calculating operating cash flow used in the accounts most recently filed with the Securities and Exchange Commission by or on behalf of UPC Holding prior to the date of that acquisition or disposal, and, for the avoidance of doubt, any corporate costs or allocations paid or payable during the relevant period by a member of the Borrower Group which is being disposed of to one of its Affiliates pursuant to any general services (or similar) arrangement shall be deducted from the EBITDA of the member of the Borrower Group being disposed of.
French Group means the group of companies of which UPC France Holding B.V. is the holding company as at the 2006 Amendment Effective Date;
Latest Ratio Period means the most recent Ratio Period for which financial statements have been delivered pursuant to Clause 16.2 (Financial information);
percentage value means:
(i)	in relation to a disposal, the percentage of the Annualised EBITDA of the Borrower Group for what was the Latest Ratio Period at the time of the disposal which is represented by the Annualised EBITDA of the person or asset disposed of (the EBITDA Percentage), after deducting a percentage equal to the EBITDA Percentage multiplied by the Proportion Repaid; and

(ii)	in relation to a Reinvestment, the percentage of the Annualised EBITDA of the Borrower Group for what was the Latest Ratio Period at the time of the Reinvestment (but taking into account each disposal made by the Borrower Group after the last day of that Latest Ratio Period and prior to the date of the relevant Reinvestment) which is represented by the Annualised EBITDA of the person or asset acquired multiplied by the Proportion Reinvested,
Where:
the Proportion Reinvested is that proportion of the purchase price for the person or asset acquired which is represented by the amount of the Net Proceeds of a previous disposal that were reinvested pursuant to the relevant Reinvestment;
the Proportion Repaid is that proportion of the Net Proceeds of that disposal prepaid pursuant to Clause 7.6(a) (Mandatory prepayment from disposal proceeds) and/or repaid pursuant to Clause 7.3 (Voluntary prepayment);and
Reinvestment means the reinvestment of all or any part of the Net Proceeds of a previous disposal made under paragraph (b)(xiv) above by the Borrower Group after the 2006 Amendment Effective Date, including in circumstances where all or any part of such Net Proceeds are distributed as a Permitted Payment and an equity subscription is subsequently made in, or a Subordinated Shareholder Loan is subsequently made to, a member of the Borrower Group.
(e)	Except as otherwise expressly permitted in this Agreement or the relevant Security Document, UPC Broadband Holdco will not sell, transfer, lease or otherwise dispose of all or any part of its assets which are subject to a Security Document to which it is a party.

(f)	Any prepayment and cancellation or repayment made under sub-paragraph (b)(ii) above will be applied against the Additional Facilities and/or the Facilities in such proportion as may be specified by UPC Broadband in the notice of prepayment and cancellation or repayment and in the case of a prepayment and cancellation or repayment of Advances, against all outstanding Advances made under the relevant Facilities pro rata (and, if applicable, against the Repayment Instalments for the relevant Facility in such order as may be specified by UPC Broadband).

(g)	Subject to paragraph (f) below, each Lender may elect not to accept prepayment and cancellation of Advances under sub-paragraph (b)(ii) above by notifying the Facility Agent in writing on or before 29 November 2005. In the event of such election, any amounts which would otherwise have been applied in prepayment and cancellation of the relevant Advances (the balance), shall be applied in prepayment and cancellation or repayment pro rata of any other outstanding Advances or Additional Facility Advances in accordance with paragraph (d) above (and paragraph (d) above and this paragraph (e) shall continue to be applied to any balance until it has been exhausted or until all Advances and Additional Facility Advances in respect of which the relevant Lenders or lenders under the New Facility Agreement have not elected not to accept prepayment and cancellation have been repaid or prepaid and cancelled in full).

(h)	Any election under paragraph (g) above not to accept prepayment and cancellation of an Advance will only apply in relation to disposals made under sub-paragraph (b)(ii) above on or before 8 May 2006.

(i)	The amount of a Facility A Advance prepaid or repaid by UPC Broadband in accordance with sub-paragraph (b)(ii) above may be re-borrowed in accordance with the terms of this Agreement.
16.11	Acquisitions and mergers

(a)	No Obligor (other than UPC Broadband Holdco) will, and each Obligor (other than UPC Broadband Holdco) will procure that none of its Subsidiaries which is a member of the Borrower Group will, make any Acquisition, other than:
(i)	any Acquisition approved in writing by the Majority Lenders;

(ii)	any Permitted Acquisition;

(iii)	any Permitted Joint Venture; or

(iv)	any Acquisition from any person which is a member of the Borrower Group or subscription of an interest in the share capital (or equivalent) in any person which is a member of the Borrower Group.
(b)	Each Obligor (other than UPC Broadband Holdco) will not merge or consolidate with any other company or person and will procure that no member of the Borrower Group will merge or consolidate with any other company or person (other than, in each case, in connection with the Romania Restructuring) save for:
(i)	Acquisitions permitted by paragraph (a) above and disposals permitted by Clause 16.10 (Disposals); or

(ii)	with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders); or

(iii)	mergers between any member of the Borrower Group with (I) any or all of the other members of the Borrower Group or (II) an Unrestricted Subsidiary (Original Entities), into one or more entities (each a Merged Entity) provided that:
(A)	reasonable details of the proposed merger in order to demonstrate satisfaction with subparagraphs (C) to (G) below are provided to the Facility Agent at least 10 days before the merger is to be entered into;

(B)	if the proposed merger is between a member of the Borrower Group and an Unrestricted Subsidiary, UPC Broadband has delivered to the Facility Agent financial projections based on assumptions which are no more aggressive than those used in the preparation of the Business Plan which demonstrate that the Borrower Group will be in compliance with the undertakings set out in Clause 17.2 (Financial ratios) for the period commencing on the date of merger and ending on the last Final Repayment Date under this Agreement;

(C)	such Merged Entity will be a member of the Borrower Group and will be liable for the obligations of the relevant Original Entities (including the obligations under this Agreement and the Security Documents), which obligations remain unaffected by the merger, and entitled to the benefit of all rights of such Original Entities;

(D)	(if all or any part of the share capital of any of the relevant Original Entities was charged pursuant to a Security Document) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to a Security Document on terms of at least an equivalent nature and equivalent ranking as any Security Document relating to the shares in each relevant Original Entity within 60 days of the merger;

(E)	such Merged Entity has entered into Security Documents (if applicable) within 60 days of the merger which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the relevant Original Entities pursuant to any Security Documents entered into by them;

(F)	any possibility of the Security Documents referred to in subparagraphs (D) or (E) above being challenged or set aside is not materially greater than any such possibility in relation to the Security Documents entered into by, or in respect of the share capital of, any relevant Original Entity; and

(G)	all the property and other assets of the relevant Original Entities are vested in the Merged Entity and the Merged Entity has assumed all the rights and obligations of the relevant Original Entities under any relevant Material Contracts, material Necessary Authorisations and Licences and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities under Telecommunications and Cable Laws and/or all such rights and obligations have been transferred to the Merged Entity and/or the relevant Material Contracts, Necessary Authorisations and Licences and other licences or registrations (to the extent reasonably necessary for the business of the relevant Original Entities) granted in favour of the Original Entities under Telecommunications and Cable Laws have been reissued to the Merged Entity.

except that the requirements of paragraphs (C) to (G) above will not apply in respect of any merger between Original Entities:
I.	both of which are not Obligors; and

II.	neither one of which is party to a Security Document, neither one of whose share capital is charged pursuant to a Security Document and neither one of whom owes any receivables to another member of the Borrower Group which are pledged pursuant to a Security Document.
16.12	Restrictions on Financial Indebtedness

(a)	Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no other member of the Borrower Group (other than a Relevant Eastern European Subsidiary) will, create, incur or otherwise permit to be outstanding any Financial Indebtedness (other than Permitted Financial Indebtedness).

(b)	As used herein, Permitted Financial Indebtedness means, without duplication:
(i)	any Financial Indebtedness arising hereunder or under the Security Documents;

(ii)	any Financial Indebtedness arising under the New Facility Agreement;

(iii)	any Financial Indebtedness or guarantees permitted pursuant to Clause 16.14 (Loans and guarantees);

(iv)	any Financial Indebtedness incurred through a Subordinated Shareholder Loan made to any member of the Borrower Group;

(v)	any Financial Indebtedness of any member of the Borrower Group arising as a result of the issue by it or a financial institution of a surety or performance bond in relation to the performance by such member of the Borrower Group or its obligations under contracts entered into in the ordinary course of its business (other than for the purpose of raising finance);

(vi)	any Financial Indebtedness approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders);

(vii)	any Financial Indebtedness incurred in connection with the Senior Hedging Agreements and any other hedging arrangements permitted by Clause 16.17 (Hedging);

(viii)	any deposits or prepayments constituting Financial Indebtedness received by any member of the Borrower Group from a customer or subscriber for its services;

(ix)	any Financial Indebtedness owing by any member of the Borrower Group being Management Fees or management, consultancy or similar fees payable to another member of the Borrower Group in respect of which payment has been deferred;

(x)	any Financial Indebtedness being Permitted Payments in respect of which payment has been deferred;

(xi)	any Financial Indebtedness of a company which is acquired by a member of the Borrower Group after the date hereof as an acquisition permitted by Clause 16.11

(Acquisitions and mergers) where such Financial Indebtedness existed at the date of completion of such Permitted Acquisition provided that (A) such Financial Indebtedness was not incurred in contemplation of the acquisition, (B) the amount of such Financial Indebtedness is not increased beyond the amount in existence at the date of completion of the acquisition and (C) such Financial Indebtedness is discharged within six months of the date of completion of the acquisition;
(xii)	any Financial Indebtedness of any member of the Borrower Group, in respect of which the person or persons to whom such Financial Indebtedness is or may be owed has or have no recourse whatever to any member of the Borrower Group for any payment or repayment in respect thereof other than recourse to such member of the Borrower Group for the purpose only of enabling amounts to be claimed in respect of such Financial Indebtedness in an enforcement of any Security Interest given by any member of the Borrower Group over non-Distribution Business Assets, provided that:
(A)	the extent of such recourse to such member is limited solely to the amount of any recoveries made on any such enforcement;

(B)	such person or persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such Financial Indebtedness, to commence proceedings for the winding up, dissolution or administration of any member of the Borrower Group (or proceedings having an equivalent effect) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Borrower Group or any of its assets (save only for the non-Distribution Business Assets the subject of that Security Interest) until after the Commitments have been reduced to zero and all amounts outstanding under the Finance Documents have been repaid or paid in full; and

(C)	the aggregate outstanding amount of all such Financial Indebtedness of all members of the Borrower Group does not exceed €100,000,000 (or its equivalent in other currencies);
(xiii)	any Financial Indebtedness of any member of the Borrower Group (other than any Obligor) constituting Financial Indebtedness to all the holders (or their Associated Companies) of the share capital of any such member of the Borrower Group on a basis that is substantially proportionate to their interests in such share capital (with any disproportionately large interest received by any member of the Borrower Group or any disproportionately small interest received by any person other than a member of the Borrower Group, in each case relative to its interests in such share capital, being ignored for this purpose), provided such Financial Indebtedness does not bear interest (other than by way of addition to its principal amount on a proportionate basis as described above) and is made on terms that repayment or pre-payment of such Financial Indebtedness shall only be made to each such holder (A) in proportion to their respective interests in such share capital (ignoring any disproportionately large interest held by any member of the Borrower Group or any disproportionately small interest received by any person other than a member of the Borrower Group, in each case relative to its interests in such share capital, for this purpose) and (B) only on and in connection with the liquidation or winding up (or equivalent) of such member of the Borrower Group; and

(xiv)	any Financial Indebtedness arising under the Permitted Borrower Group Revolving Credit Facility or the Permitted Borrower Group Guarantee Facilities; and

(xv)	any other Financial Indebtedness in addition to the Financial Indebtedness falling within paragraphs (i) to (xiv) above not exceeding at any time more than €25,000,000 in aggregate (or its equivalent) provided that such Financial Indebtedness is not indebtedness incurred in respect of Acquisitions.
(c)	No Obligor will, and each Obligor will procure that none of its Subsidiaries which is a member of the Borrower Group will, incur or have outstanding any Financial Indebtedness due to or for the benefit of UPC or any Subsidiary of UPC (not being a member of the Borrower Group), other than Subordinated Shareholder Loans and any Permitted Financial Indebtedness referred to in Clause 16.12(b)(vi), (viii), (ix), (x) or (xii).

(d)	(i) Subject to subparagraph (ii) below, UPC Broadband will ensure that no member of the UGCE Borrower Group will incur any Third Party Debt (other than any Third Party Debt subsisting prior to 28 September 2002) unless:
(A)	UPC Broadband prepays or procures the prepayment of the Facilities in accordance with Clause 7.6A (Mandatory prepayment from the Third Party Debt proceeds); and

(B)	such Third Party Debt will not become due and payable until after the 31 December 2011.
(ii)	Subparagraph (d)(i) above shall not apply if:
(A)	the most recently delivered financial statements provided to the Facility Agent under Clause 16.2(b) (Financial information) show that, for the two most recent Ratio Periods, the applicable ratio for the purposes of Clause 17.2(a) (Financial ratios) is 3.5:1 or less; or

(B)	the principal amount of such Third Party Debt, when aggregated with (I) any other Third Party Debt incurred by that member of the UGCE Borrower Group after 28 September 2002, and (II) any Third Party Debt incurred by any other member of the UGCE Borrower Group after 28 September 2002, is equal to or less than €15,000,000.
16.13	Restricted Payments

(a)	Except for any payment or transfer of consideration for the transfer of shares or receivables to a member of the Borrower Group pursuant to the Restructuring, each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group will, make any Restricted Payments other than Permitted Payments or enter into any transaction with a Restricted Person other than on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the Borrower Group.

(b)	As used herein, a Restricted Payment means, in each case whether in cash, securities, property or otherwise:
(i)	any direct or indirect distribution, dividend or other payment on account of any class of its share capital or capital stock or other securities;

(ii)	any payment of principal of, or interest on, any loan; or

(iii)	any transfer of assets, loan or other payment,
in the case of each of (i), (ii) and (iii), to a Restricted Person.
(c)	As used herein, a Permitted Payment means any distribution, dividend, transfer of assets, loan or other payment:
(i)	to any Restricted Person in relation to transactions carried out on bona fide arm’s length commercial terms in the ordinary course of business or on terms which are fair and reasonable and in the best interests of the Borrower Group (including, but not limited to, such transactions under Clause 16.21 (Priority));

(ii)	by way of payment of Management Fees (A) which are paid on bona fide arm’s length terms in the ordinary course of business to a Restricted Person or (B) of up to €15,000,000 in any financial year provided that, at the time of payment, no Default is outstanding or would occur as a result of such payment;

(iii)	by way of payment of principal or interest on Subordinated Shareholder Loans or by way of distributions, dividends or other payments paid by UPC Broadband in respect of its share capital provided that:
(A)	the applicable ratio for the purposes of Clause 17.2(a) (Financial ratios) is 4:1 or less prior to making the relevant payment and will be 4:1 or less after such payment has been made; and

(B)	no Default has occurred and is continuing or would occur as a result of such payment;
(iv)	by way of payment to any Restricted Person of consideration for an acquisition, merger or consolidation permitted by Clause 16.11 (Acquisitions and mergers);

(v)	by way of transfer to any Restricted Person of any non-Distribution Business Assets (as defined in Clause 16.10(b)(viii) (Disposals)) permitted in accordance with Clause 16.10(b)(viii) (Disposals); and

(vi)	by way of distributions, dividends or other payments paid by UPC Broadband in respect of its share capital or by way of repayment or payment by UPC Broadband or UPC Scandinavia Holding B.V. (as the case may be) in respect of a Subordinated Shareholder Loan (each an Applicable Payment) but only to the extent that (A) UPC Broadband or UPC Scandinavia Holding B.V. (as the case may be) makes the Applicable Payment from the proceeds of sale or a disposal by UPC Scandinavia Holding B.V. permitted by Clause 16.10(b)(ii) (Disposals); and (B) the aggregate of all Applicable Payments is less than or equal to the Net Proceeds of the sale or disposal by UPC Scandinavia Holding B.V. permitted by Clause 16.10(b)(ii) (Disposals) less the Scandinavia Repayment Amount (as defined in Clause 16.10(b)(ii) (Disposals)) and provided that no Default has occurred and is continuing or would occur as a result of such payment.
(d)	The restriction contained in paragraph (a) on the payment by any member of the Borrower Group of Management Fees shall cease to apply during such period as the applicable ratio for the purposes of Clause 17.2(a) (Financial ratios) is 3.50:1 (or less), provided that no Management Fees may be paid by any member of the Borrower Group at any time after a Relevant Event has occurred or if a Relevant Event would result from such payment.

16.14	Loans and guarantees

Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group will make any loans, grant any credit or give any guarantee, to or for the benefit of, or enter into any transaction having the effect of lending money to, any person, other than:
(a)	loans from a member of the Borrower Group to another member of the Borrower Group, provided that no Obligor shall make a loan to any other member of the Borrower Group unless:
(i)	such Obligor has first entered into an Obligor Pledge of Shareholder Loans which creates an effective pledge in favour of the Security Agent in relation to such loan and provided the Security Agent with such evidence as it may reasonably request as the power and authority of such Obligor to enter into such Obligor Pledge of Shareholder Loans and that such Obligor Pledge of Shareholder Loans constitutes valid and legally binding obligations of such Obligor enforceable in accordance with its terms subject (to the extent possible) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents); and

(ii)	the relevant member of the Borrower Group to whom the shareholder loan is to be made has given a notification of pledge to the Security Agent in respect of such shareholder loans;
(b)	as permitted by Clause 16.12 (Restrictions on Financial Indebtedness);

(c)	normal trade credit in the ordinary course of business;

(d)	guarantees given:
(i)	by any Obligor in respect of the liabilities of another Obligor;

(ii)	by a member of the Borrower Group in respect of the liabilities of an Obligor; or

(iii)	by a member of the Borrower Group (which is not an Obligor) in respect of the liabilities of another member of the Borrower Group (which is not an Obligor);

(iv)	by an Obligor in respect of the liabilities of any other member of the Borrower Group to the extent that such liabilities could have been incurred by such Obligor directly without breaching this Agreement; or

(v)	by an Obligor in respect of the liabilities of any other member of the Borrower Group which is not an Obligor provided that that other member of the Group must become an Additional Guarantor in accordance with Clause 26.4(a) (Additional Guarantors) within 30 days of the granting of the guarantee made pursuant to this paragraph (v); or
(e)	to the extent that the same constitute Permitted Payments or a Permitted Disposal (not being a Permitted Disposal of cash or cash equivalents);

(f)	loans, the granting of credit, guarantees and other transactions having the effect of lending money (each a Lending Transaction) from a member of the Borrower Group, in connection with an acquisition by that member which is permitted by Clause 16.11 (Acquisitions and mergers), to the relevant person being acquired or one or more of its Subsidiaries, provided that:
(i)	no Lending Transaction may have a term longer than 12 months (including any extensions or refinancings of the original Lending Transaction); and

(ii)	the aggregate outstanding principal amount of all Lending Transactions (which principal amount shall be deemed to be no longer outstanding for this purpose at the time the beneficiary of the relevant Lending Transaction becomes a member of the Borrower Group upon completion of the relevant acquisition, provided such Lending Transaction was made to or in favour of the person acquired or its Subsidiaries) shall not exceed €100,000,000 at any time; and
(g)	Lending Transactions from a member of the Borrower Group to any person of the proceeds of equity subscribed by any Restricted Person in, or Subordinated Shareholder Loans provided to, such member (other than any such proceeds which are otherwise applied in mandatory prepayment of any or all of the Facilities under this Agreement or the New Facility Agreement or pursuant to Clause 17.4 (Cure provisions) or otherwise).
16.15	Environmental matters

Each Obligor (other than UPC Broadband Holdco) will and will procure that each of its Subsidiaries which is a member of the Borrower Group will:
(a)	(i) obtain all requisite Environmental Licences, (ii) comply with the terms and conditions of all Environmental Licences applicable to it and (iii) comply with all other applicable Environmental Law, in each case where failure to do so would or is reasonably likely to have a Material Adverse Effect;

(b)	promptly upon receipt of the same, notify the Facility Agent and the Security Agent of any claim, notice or other communication served on it in respect of any alleged breach of, or corrective or remedial obligation or liability under, any Environmental Law which, if substantiated, would or is reasonably likely to have a Material Adverse Effect.
16.16	Insurance

Each Obligor (other than UPC Broadband Holdco) will, and will procure that each of its Material Subsidiaries which is a member of the Borrower Group will, maintain insurance cover of a type and level which a prudent company in the same business would effect.
16.17	Hedging

(a)	Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group will, enter into any interest rate or currency swaps, other interest rate or currency derivative transactions or other hedging arrangements other than:
(i)	transactions and arrangements entered into with a High Yield Hedging Bank or a Senior Hedging Bank directly relating to the management of interest rate and/or currency exchange rate risk arising out of any Financial Indebtedness of any member of the Borrower Group permitted to subsist by the terms of this Agreement (or transactions and arrangements relating to interest rate or currency swaps, other interest rate or currency derivative transactions or other hedging arrangements that themselves relate to the management of interest rate and/or currency exchange rate risk arising out of any Financial Indebtedness of any member of the Borrower Group permitted to subsist by the terms of this Agreement), in each case excluding any such transactions or arrangements that directly or indirectly relate to Subordinated Shareholder Loans;
(ii)	transactions and arrangements entered into by any Obligor with a Senior Hedging Bank directly relating to the management of currency exchange risk arising out of income denominated in a currency other than euro (each such transaction or arrangement, a Cash Flow Hedging Agreement); and
(iii)	to the extent they constitute interest rate or currency swaps or other hedging arrangements, the guarantees granted by each of the Guarantors pursuant to Clause 14 (Guarantee) or clause 14 (Guarantee) of the New Facility Agreement or (as applicable) in respect of any High Yield Hedging Agreements or Senior Hedging Agreements.
(b)	UPC Broadband will procure that any member of the Borrower Group that enters into a Senior Hedging Agreement and any member of the UGCE Borrower Group that enters into a High Yield Hedging Agreement accedes to the Security Deed and the Intercreditor Agreement as a Charging Entity by delivering to the Security Agent a Security Provider’s Deed of Accession duly executed by that company.
16.18	Intellectual Property Rights

Except as otherwise permitted by this Agreement, each Obligor (other than UPC Broadband Holdco) will, and will procure that each of its Subsidiaries which is a member of the Borrower Group will:
(a)	make such registrations and pay such fees and similar amounts as are necessary to keep those registered Intellectual Property Rights owned by any member of the Borrower Group and which are material to the conduct of the business of the Borrower Group as a whole from time to time;

(b)	take such steps as are necessary and commercially reasonable (including, without limitation, the institution of legal proceedings) to prevent third parties infringing those Intellectual Property Rights referred to in paragraph (a) above and (without prejudice to paragraph (a) above) take such other steps as are reasonably practicable to maintain and preserve its interests in those rights, except where failure to do so will not have or be reasonably likely to have a Material Adverse Effect;

(c)	ensure that any licence arrangements in respect of the Intellectual Property Rights referred to in paragraph (a) above entered into with any third party are entered into on arm’s length terms and in the ordinary course of business (which shall include, for the avoidance of doubt, any such licensing arrangements entered into in connection with outsourcing on normal commercial terms) and will not have or be reasonably likely to have a Material Adverse Effect;

(d)	not permit any registration of any of the Intellectual Property Rights referred to in paragraph (a) above to be abandoned, cancelled or lapsed or to be liable to any claim of abandonment for non-use or otherwise to the extent the same would or is reasonably likely to have a Material Adverse Effect; and
(e)	pay all fees, and comply with each of its material obligations under, any licence of Intellectual Property Rights which are material to the conduct of the business of the Borrower Group as a whole from time to time.
16.19	Share capital

Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group (other than in respect of such other members of the Borrower Group in order to permit a solvent reorganisation permitted under Clause 16.11(b)(iii) (Acquisitions and mergers)) will, reduce its capital or purchase or redeem any class of its shares or any other ownership interest in it, except to the extent the same constitutes a Permitted Payment or in the case of members of the Borrower Group other than the Obligors, is otherwise permitted by Clause 16.13 (Restricted Payments) or is in connection with the Romania Restructuring.
16.20	Inter-connection and chello

Each Obligor (other than UPC Broadband Holdco) will ensure that each member of the Borrower Group which is not a Relevant Eastern European Subsidiary:
(a)	which offers residential telephony services in any country, maintains inter-connection arrangements with one or more major fixed line telephony operators in that country; and

(b)	which offers internet and/or data services is provided with such services by UPC Broadband N.V. or by another provider on arm’s length commercial terms.
16.21	Priority

For as long as Priority Telecom N.V. is a Restricted Person, each Obligor (other than UPC Broadband Holdco) will not and will not permit any contractual arrangements between and Priority Telecom N.V. and the Borrower Group to be entered into other than on bona fide arm’s length commercial terms or on terms that are fair and reasonable and in the best interests of the Borrower Group.
16.22	UPC Broadband Pledged Account

(a)	Subject to receipt of all necessary legal, regulatory, shareholder and partner approvals (all of which each Obligor will, and will ensure that each of its Subsidiaries will, use all reasonable efforts to obtain as soon as practicable), each Obligor (other than UPC Broadband Holdco) shall on receipt of a request from the Facility Agent (acting on the instructions of the Majority Lenders) ensure that it and each of its Subsidiaries which is a member of the Borrower Group, promptly following the last day of either each calendar month or each calendar quarter as may be directed by the Facility Agent in its request of UPC Broadband ending after 31 March 2006, transfers an amount equal to its Excess Cash on that date to the UPC Broadband Pledged Account.

(b)	For the purposes of this Clause 16.22:
(i)	Excess Cash means, in relation to any member of the Borrower Group at any time, the aggregate cash in hand and at bank (less withdrawals and other transfers of cash that have not cleared at bank) of that member at that time in excess of €5,000,000 (or its equivalent in other currencies); and
(ii)	the UPC Broadband Pledged Account means one or more accounts in the name of UPC Broadband or any other member of the Borrower Group, held with a branch of a bank or financial institution, which has been pledged to the Beneficiaries pursuant to a Security Document in the agreed form and in respect of which account(s) all notices required by that Security Document have been served upon the relevant bank or financial institution in the manner required by that Security Document and the relevant account bank(s) have waived any lien, right of set-off or other Security Interest, other than in respect of routine account keeping charges and set offs between UPC Broadband Pledged Accounts.
(c)	UPC Broadband may withdraw amounts standing to the credit of the UPC Broadband Pledged Account at any time provided that:
(i)	any such withdrawn amount is to be applied to meet expenditure arising in the course of the Business of the Borrower Group as carried on in accordance with this Agreement or for any other purpose permitted under this Agreement; and

(ii)	no Event of Default has occurred which is continuing.
16.23	Share security

Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group will, issue any shares of any class provided that:
(a)	notwithstanding paragraph (b), an Obligor (other than UPC Broadband, UPC Holding II or UPC Broadband Holdco) may issue shares to any person other than a member of the Borrower Group and shall not be required to procure that such shares are charged or pledged in favour of the Beneficiaries, provided that such share issue does not result in a Change of Control;

(b)	any member of the Borrower Group may issue shares to or otherwise acquire additional rights from any other member of the Borrower Group so long as (if any of the existing shares in the relevant member of the Borrower Group are charged or pledged in favour of any Beneficiary) such shares are charged or pledged in favour of the Beneficiaries pursuant to the terms of a Security Document and there are delivered at the same time to the Security Agent the relevant share certificates and blank stock transfer forms (or equivalent documents) in respect thereof together with such other documents and evidence and legal opinions as the Security Agent may reasonably require;

(c)	UPC Broadband and UPC Holding II may issue shares to UPC Broadband Holdco provided that such shares are charged or pledged in favour of the Beneficiaries pursuant to the terms of a Security Document and there are delivered at the same time to the Security Agent the relevant share certificates and blank stock transfer forms (or equivalent documents) in respect thereof together with such other documents and evidence and legal opinions as the Security Agent may reasonably require;

(d)	any member of the Borrower Group may issue shares pursuant to the exercise of Approved Stock Options;

(e)	a member of the Borrower Group may issue shares as part of an Acquisition or merger or consolidation permitted by Clause 16.11 (Acquisitions and mergers), provided that the issue of such shares does not cause a Change of Control;

(f)	a member of the Borrower Group (other than an Obligor) may issue shares to all the holders of the share capital of such member pro rata to their interests in such share capital provided that, if any existing shares in that member of the Borrower Group are charged or pledged in favour of any Beneficiary under any Security Document, upon issue the shares that are issued to any other member of the Borrower Group or any Shareholder are charged or pledged in favour of the Beneficiaries as provided in paragraph (b) above; and

(g)	any member of the Borrower Group (other than UPC Broadband or UPC Holding II) may issue shares to any person pursuant to any agreement or other legally binding arrangement existing, and disclosed to the Lead Arrangers in writing, on or before the Signing Date, provided that such share issue does not result in a Change of Control.
16.24	Shareholder Loans

(a)	Each Obligor will procure that prior to any Restricted Person making any Financial Indebtedness (other than Permitted Payments) available to any member of the Borrower Group, such Restricted Person shall enter into a Pledge of Subordinated Shareholder Loans on terms and conditions satisfactory to the Facility Agent and a Security Provider’s Deed of Accession and provides (i) the Facility Agent with such documents and evidence as it may reasonably require as to the power and authority of the Restricted Person to enter into such Pledge of Subordinated Shareholder Loans and Security Provider’s Deed of Accession and that the same constitute valid and legally binding obligations of such Restricted Person enforceable in accordance with their terms subject (to the extent applicable) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents); and (ii) notification of such pledge to the relevant member of the Borrower Group.

(b)	Each Obligor shall ensure that each Subordinated Shareholder Loan and each shareholder loan entered into between an Obligor which is a party to an Obligor Pledge of Shareholder Loans as a creditor and a member of the Borrower Group is governed by the law of The Netherlands.
16.25	Further security over receivables

UPC Broadband shall:
(a)	on each date on which it is required to deliver the financial statements referred to in Clause 16.2(b) (Financial information) in respect of its second and fourth financial quarters in each financial year, notify the Facility Agent of the details of any contracts, agreements or other arrangements entered into by any member of the Borrower Group with Priority Telecom N.V. at any time under which receivables owing to such member of the Borrower Group aggregating €10,000,000 (or its equivalent in other currencies) or more are outstanding on such date, together with details of such receivables; and

(b)	if the Facility Agent (acting on the instructions of the Majority Lenders) requires, promptly grant, or procure the grant by the relevant member of the Borrower Group of (in each case subject to receipt of all necessary legal, regulatory, shareholder and partner approvals, other than approvals from Priority Telecom N.V, all of which UPC

Broadband will and will ensure that each member of the Borrower Group will use all reasonable efforts to obtain as soon as possible) (i) a pledge in favour of the Beneficiaries over the receivables referred to in (a) above in substantially the same form as a receivables pledge already granted to the Security Agent by a member of the Borrower Group in respect of receivables located in, or governed by the laws of, or (as the case may be) owed by or to a person incorporated in, the same jurisdiction as the relevant receivables or (as the case may be) relevant person by or to whom such receivables are owed or in such other form as the Security Agent may reasonably request and (ii) a Security Provider’s Deed of Accession and shall provide the Security Agent with such evidence as it may reasonably request as to the power and authority of such member of the Borrower Group to enter into such pledge of receivables and Security Provider’s Deed of Accession and that the same constitute valid and legally binding obligations of such member enforceable in accordance with their terms subject (to the extent possible) to substantially similar qualifications to those made in the legal opinions referred to in Schedule 2 (Conditions Precedent Documents), together with all such notices and other documents as the Security Agent may reasonably require to perfect the receivables pledge.
16.26	Financial year end

Each Obligor (other than UPC Broadband Holdco) will, and will procure that its Subsidiaries which are members of the Borrower Group will, maintain a financial year end of 31 December save with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders in each case not to be unreasonably withheld).

16.27	Capital expenditure

Each Obligor (other than UPC Broadband Holdco) will not, and will procure that no member of the Borrower Group will, incur any material Capital Expenditure other than in relation to the Permitted Business.

16.28	Constitutive documents

Each Obligor will not, and will procure that no member of the Borrower Group will, amend its constitutive documents in any way which would or is reasonably likely to materially adversely affect (in terms of value, enforceability or otherwise) any charge or pledge over the shares or partnership interest of any member of the Borrower Group granted to the Beneficiaries pursuant to the Security Documents.

16.29	ERISA

Each Obligor (other than UPC Broadband Holdco) will, and will procure that its Subsidiaries which are members of the Borrower Group will, give the Facility Agent prompt notice of the adoption of, participation in or contribution to any Plan by it or any ERISA Affiliate, or any action by any of these to adopt, participate in or contribute to any Plan, or the incurrence by any of them of any liability or obligation to any Plan.

16.30	US Borrower

(a)	Each Borrower will ensure that the proceeds of any loan made to the US Borrower by UPC Broadband or UPC Holding II and the proceeds of any drawing made by the US Borrower under Facility C shall be invested by way of intercompany loan or equity subscription in one or more other members of the Borrower Group within five Business Days of receipt of such proceeds or, as the case may be, the relevant Utilisation Date.

(b)	Each Obligor (other than UPC Broadband Holdco) will ensure that, in accordance with the terms of any pledge of intercompany loans made by the US Borrower, any intercompany loan made by the US Borrower to any Obligor or any Subsidiary of an Obligor which is a member of the Borrower Group is made on bona fide arm’s length commercial terms or on terms which are fair and reasonable and in the best interests of the US Borrower and entered into in good faith.
17.	FINANCIAL COVENANTS

17.1	Financial definitions

In this Clause 17:

Annualised EBITDA means:
(a)	for the purposes of the definition of Permitted Acquisition Clause 16.10 (Disposals) and Clause 7.6(a) (Mandatory prepayment from disposal proceeds) in respect of any person, in respect of any six month period, two times EBITDA of that person (calculated on a consolidated basis) for that period; and

(b)	for all other purposes, in respect of any Ratio Period, two times EBITDA of the Borrower Group for that Ratio Period.
EBITDA means, in respect of any period or person, the Net Income of that person (plus, in the case of the Borrower Group, any amount attributable to non-cash compensation payable to employees or directors of members of the Borrower Group deducted in calculating Net Income, any depreciation, amortisation, other non-cash charges (such as deferred Taxes), accrued Management Fees (whether or not paid), fees accrued (whether or not paid) in respect of Financial Indebtedness and interest expense and other charges in respect of Financial Indebtedness) for such period adjusted as follows:
(a)	minus extraordinary income of the relevant person for such period;

(b)	plus any extraordinary expenses (including one off restructuring costs) of the relevant person for such period;

(c)	minus any interest income of the relevant person for such period; and

(d)	in the case of the Borrower Group, minus any Management Fees paid during such period, to the extent attributed to the Distribution Business of the Borrower Group and all as determined in accordance with GAAP and (in the case of the Borrower Group or any part of the Borrower Group) as shown in the relevant financial statements prepared and delivered to the Facility Agent pursuant to Clause 16.2(a) or (b) (Financial information) (as the case may be).
Interest means:
(a)	interest and amounts in the nature of interest (including, without limitation, the interest element of finance leases) accrued;

(b)	discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness (including all commissions payable in connection with any letter of credit); and

(c)	any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including without limitation under the Senior Hedging Agreements and (as applicable) High Yield Hedging Agreements), taking into account any premiums payable.
Net Income means, in respect of any period and for any period, the net profit after Taxes and (in the case of the Borrower Group only) Management Fees, in the case of the Borrower Group to the extent attributed to the Distribution Business of the Borrower Group for such period as determined in accordance with GAAP and (in the case of the Borrower Group) as shown in the financial statements in respect of such period prepared and delivered to the Facility Agent pursuant to Clause 16.2(a) or (b) (Financial information).
Ratio Period means each period of approximately 6 months covering two quarterly Accounting Periods of the Borrower Group ending on each date to which each set of financial statements required to be delivered under Clause 16.2(a) or (b) (Financial information) are prepared.
Senior Debt means at any time, the consolidated Financial Indebtedness of the Borrower Group, excluding:
(a)	any Financial Indebtedness which is a contingent obligation of a member of the Borrower Group; and

(b)	any Subordinated Shareholder Loans and any Financial Indebtedness referred to in Clause 16.12(b)(viii), (xi), (xii) and (xiii) (Restrictions on Financial Indebtedness).
Senior Debt Service means, for any Ratio Period, the sum of:
(a)	all scheduled repayments (including scheduled reductions of revolving credits to the extent they are drawn) of Senior Debt which fell due during such Ratio Period excluding any scheduled repayments of facilities under this Agreement or the New Facility Agreement that are funded by drawings of New Facility D or an Additional Facility in accordance with the terms of the New Facility Agreement; and

(b)	Total Cash Interest for that Ratio Period.
Senior Interest means, in respect of any period, the amount of Total Cash Interest accrued in respect of Senior Debt during that period.
Total Cash Interest means, in respect of any period, the total amount of all Interest accrued in respect of Senior Debt and Subordinated Shareholder Loans during such period and payable in cash (either during such period or after such period) (having taken into account the effect of any Senior Hedging Agreements), except in each case, to the extent that such payments (other than payments in respect of Senior Debt) are funded by distributions made by Unrestricted Subsidiaries to UPC Broadband or any other member of the Borrower Group and excluding, for the avoidance of doubt, capitalisation of Interest accrued in respect of Subordinated Shareholder Loans.
Total Debt means, at any time, the aggregate amount of:

(a)	Senior Debt; and

(b)	Financial Indebtedness of each other member of the UGCE Borrower Group, but excluding any Financial Indebtedness (i) owing between members of the UGCE Borrower Group and (ii) owing between a member of the UGCE Borrower Group and a member of the Wider Group (other than a member of the UGCE Borrower Group).
17.2	Financial ratios

UPC Broadband will procure that:
(a)	the ratio of Senior Debt to Annualised EBITDA for each Ratio Period which ends on a date or in a period specified in column 1 below shall not exceed the ratio specified in column 2 below opposite such date or period:

Test Dates	Ratio
30 September 2003	7.75:1

31 December 2003	6.75:1

31 March 2004	6.75:1

30 June 2004	5.90:1

30 September 2004	5.40:1

31 December 2004	4.90:1

31 March 2005	4.80:1

30 June 2005	4.60:1

30 September 2005	4.40:1

31 December 2005	4.10:1

Thereafter	4.00:1
(b)	the ratio of EBITDA to Total Cash Interest for each Ratio Period which ends on a date or in a period specified in column 1 below shall not be less than the ratio specified in column 2 below opposite such date and period:

Test Dates	Ratio
30 September 2003	2.25:1

31 December 2003	2.25:1

31 March 2004	2.00:1

Test Dates	Ratio
30 June 2004	2.25:1

30 September 2004	2.50:1

31 December 2004	2.50:1

31 March 2005	2.50:1

30 June 2005	2.50:1

30 September 2005	2.75:1

31 December 2005	2.75:1

31 March 2006	2.75:1

30 June 2006	2.75:1

Thereafter	3.00:1
(c)	the ratio of EBITDA to Senior Debt Service for each Ratio Period which ends on a date or in a period specified in column 1 below shall not be less than the ratio specified in column 2 below opposite such date or period:

Test Dates	Ratio
31 December 2003	1.00:1

31 March 2004	1.00:1

30 June 2004	1.50:1

30 September 2004	1.50:1

31 December 2004	1.50:1

31 March 2005	2.25:1

30 June 2005	2.25:1

30 September 2005	2.25:1

31 December 2005	2.25:1

31 March 2006	2.25:1

30 June 2006	1.00:1

30 September 2006	1.00:1

Test Dates	Ratio
31 December 2006	1.00:1

31 March 2007	1.00:1

Thereafter	1.00:1
(d)	the ratio of EBITDA to Senior Interest for each Ratio Period which ends on a date or in a period specified in column 1 below shall not be less than the ratio specified in column 2 below opposite such date or period:

Test Dates	Ratio
30 September 2003	2.25:1

31 December 2003	2.25:1

31 March 2004	2.10:1

30 June 2004	2.10:1

30 September 2004	2.50:1

31 December 2004	2.65:1

31 March 2005	2.80:1

30 June 2005	2.85:1

30 September 2005	3.05:1

31 December 2005	3.15:1

Thereafter	3.40:1	; and
(e)	the ratio of Total Debt to Annualised EBITDA for each Ratio Period shall not exceed 5.75:1.
17.3	Calculations

For the purposes of Clause 17.2 (Financial ratios), Senior Debt for any Ratio Period will be calculated on the basis of Senior Debt outstanding on the last day of that Ratio Period.
17.4	Cure provisions

(a)	UPC Broadband may cure a breach of the financial ratios set out in Clause 17.2(a), (b), (c), (d) and (e) (Financial ratios) by procuring that additional equity is injected into the Borrower Group by one or more Restricted Persons and/or additional Subordinated Shareholder Loans are provided to the Borrower Group in an aggregate amount equal to:

(i)	in the case of a breach of Clause 17.2(a) or (e) (Financial ratios), the amount which, if it had been deducted from Senior Debt or Total Debt (as applicable) for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(ii)	in the case of a breach of Clause 17.2(b), (c) or (d) (Financial ratios), the amount which, if it had been added to EBITDA for the Ratio Period in respect of which the breach arose, would have avoided the breach; or

(iii)	in the case of a breach of more than one paragraph of Clause 17.2 (Financial ratios), the higher of the relevant amount referred to in (i) or (ii) above.
(b)	A cure under paragraph (a) above will not be effective unless:
(i)	the required amount of additional equity or the proceeds of Subordinated Shareholder Loans is received by the Borrower Group before delivery of the financial statements delivered under Clause 16.2(a) or (b) (Financial information) which show that Clause 17.2 (Financial ratios) has been breached; and

(ii)	in the case of a cure of Clause 17.2(a) or (e) (Financial ratios), the proceeds of the relevant additional equity or Subordinated Shareholder Loans are applied in full in or towards repayment or prepayment of Facility A Advances in accordance with Clause 7 (Cancellation and Prepayment) and, to the extent of any surplus after such repayment or prepayment, for the purposes of the Permitted Business.
(c)	No cure may be made under this Clause 17.4:
(i)	in respect of more than five Ratio Periods during the life of the Facilities; or

(ii)	in respect of consecutive Ratio Periods.
(d)	Where a cure is exercised under this Clause 17.4 in respect of a breach of Clause 17.2(b), (c) or (d) (Financial ratios) and the next Ratio Period ends approximately three months after the Ratio Period in respect of which the cure was made, EBITDA in respect of that next Ratio Period will be deemed, for the purposes of Clause 17.2(b), (c) and (d) (Financial ratios), to be increased by the amount determined under subparagraph 17.4(a)(ii) above in respect of the relevant cure. This deemed increase will not be treated as a separate cure.
17.5	Determinations

(a)	Any amount outstanding in a currency other than euros is to be taken into account at its euro equivalent calculated at the rate used in the latest accounts delivered to the Facility Agent.

(b)	All the terms used above are to be calculated in accordance with the GAAP on which the preparation of the Original Borrower Group Financial Statements was based.

(c)	If there is a dispute as to any interpretation of or computation for Clause 17.1 (Financial definitions), the interpretation or computation of the auditors of UPC Broadband shall prevail.

(d)	If UPC Broadband is obliged or chooses to prepare its financial statements on a different basis from the basis used in the preparation of the Original Borrower Group Financial Statements, such financial statements shall be accompanied by a statement (providing reasonable detail) from UPC Broadband either:

(i)	confirming that the change(s) would have no effect on the operation of the ratios set out in Clause 17.2 (Financial ratios); or

(ii)	unless otherwise agreed in writing by the Facility Agent (acting upon the instructions of the Majority Lenders), if the change(s) would have such an effect, containing a reconciliation demonstrating the effect of the change(s) (and, for the purpose of calculating the ratios set out in Clause 17.2 (Financial ratios), such financial statements will be treated as though adjusted by that reconciliation so as to exclude the effect of the changes).
18.	DEFAULT

18.1	Events of Default

Each of the events set out in Clauses 18.2 (Non-payment) to 18.20 (ERISA) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

18.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents (other than any amount payable by UPC Broadband under Clause 7.6(a)(Mandatory prepayment from disposal proceeds) of this Agreement) at the place at, and in the currency in, which it is expressed to be payable, unless the relevant amount is paid in full within one Business Day (in the case of principal amounts) or three Business Days (in the case of other amounts) of the due date.
18.3	Breach of other obligations

(a)	An Obligor does not comply with any of Clauses 16.6 (Pari passu ranking), 16.7 (Negative pledge), 16.10 (Disposals), 16.11 (Acquisitions and mergers), 16.13 (Restricted Payments), 16.14 (Loans and guarantees), 16.19 (Share capital) or 17 (Financial Covenants)

(b)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in paragraph (a) above or in Clause 18.2 (Non-payment) and other than non-payment by UPC Broadband of any amount under Clause 7.6(a)(Mandatory prepayment from disposal proceeds) of this Agreement) and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 28 days from the earlier of the date on which (i) such Obligor has become aware of the failure to comply or (ii) the Facility Agent gives notice to UPC Broadband requiring the same to be remedied.
18.4	Misrepresentation

A representation or warranty made or repeated by any Obligor in or in connection with any Finance Document or in any certificate or statement delivered by or on behalf of any Obligor under or in connection with any Finance Document (other than the representation in Clause 15.25 (Dutch Banking Act) but only to the extent that an Obligor has relied on the declaration of a Lender that it qualified as a Professional Market Party) or is incorrect in any material respect when made or deemed to have been made or repeated and, in the event that any representation or warranty is capable of remedy, the misrepresentation is not remedied within 28 days of the earlier of the date on which (i) such Obligor has become aware of the misrepresentation or (ii) the Facility Agent gives notice to UPC Broadband requiring the same to be remedied.

18.5	Cross default

(a)	Subject to paragraph (d) below, any Financial Indebtedness of a member of the Borrower Group or a member of the UGCE Borrower Group is not paid when due or within any originally applicable grace period.

(b)	Subject to paragraph (d) below, any Financial Indebtedness of a member of the Borrower Group or a member of the UGCE Borrower Group becomes prematurely due and payable or is placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(c)	Subject to paragraph (d) below, any Financial Indebtedness of a member of the Borrower Group or a member of the UGCE Borrower Group becomes capable of being declared prematurely due and payable or placed on demand, in each case as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness.

(d)	It shall not be an Event of Default under:
(i)	this Clause 18.5 where the aggregate principal amount of all Financial Indebtedness to which any event specified in paragraphs (a), (b) or (c) relates is less than €15,000,000 (in the case of the Borrower Group) or €50,000,000 (in the case of any member of the UGCE Borrower Group) or, as the case may be, the equivalent in other currencies;

(ii)	this Clause 18.5 in respect of Financial Indebtedness owing by a member of the Borrower Group to another member of the Borrower Group which is permitted under this Agreement; and

(iii)	paragraph (c) above, in the case of the Acquisition of an entity which results in that entity becoming a member of the Borrower Group, for a period of 180 days following completion of that Acquisition, by reason only of an event of default (however described) arising in relation to the Financial Indebtedness of that acquired entity as a result only of the Acquisition of that acquired entity, provided that such Financial Indebtedness is not placed on demand, becomes prematurely due and payable or is otherwise accelerated during that period.
(e)	Any Financial Indebtedness of a member of the Borrower Group under a New Finance Document becomes capable of being due and payable or placed on demand, in each case as a result of an Event of Default as defined under the relevant New Finance Document.
18.6	Insolvency

(a)	The Netherlands: any Obligor, any Material Subsidiary or member of the UGCE Borrower Group organised in The Netherlands is declared bankrupt (in staat van faillissement verklaard) or enters into a preliminary or definitive moratorium (in voorlopige of definitieve surseance van betaling gaan) pursuant to the Dutch Bankruptcy Act (Faillissementswet); or

(b)	General: any of the following occurs in respect of an Obligor, any Material Subsidiary or any member of the UGCE Borrower Group:
(i)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(ii)	it admits its inability to pay its debts as they fall due;

(iii)	it suspends making payments on any of its debts or announces an intention to do so; or

(iv)	a moratorium is declared in respect of any of its indebtedness.
If a moratorium occurs in respect of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.
(c)	United States of America: any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group which is a partnership, or a partner of any partnership, formed under the laws of the states of Colorado or Delaware, United States or which is incorporated under the laws of a State of the United States or that resides or has a domicile, a place of business or property in the United States (each a U.S. Obligor):
(i)	admit in writing its inability to, or be generally unable to, pay its debts as such debts become due;

(ii)	makes a general assignment for the benefit of creditors;

(iii)	shall have had appointed a receiver, a custodian, trustee or similar official for, or a receiver, custodian, trustee or similar official shall have taken possession of, all or substantially all of its assets, in proceedings brought by or against such Obligor or Material Subsidiary, and such appointment shall not have been discharged or such possession shall not have been terminated within 60 days after the effective date thereof or such Obligor or Material Subsidiary shall have consented to or acquiesced in such appointment or possession;

(iv)	shall have filed a petition for relief under the insolvency, bankruptcy or similar laws of the United States of America or any state thereof, or an involuntary petition for such relief shall have been filed against any such Obligor or Material Subsidiary under such laws and shall not have been dismissed or terminated within 60 days after such involuntary petition is filed; or

(v)	shall have failed to have discharged or obtained a stay of any proceeding to enforce, within a period of 45 days after the commencement thereof, any attachment, sequestration or similar proceeding asserted against all or substantially all of the assets of such Obligor or Material Subsidiary, in each case other than in connection with the solvent liquidation of UPC Polska following the transfer of its assets to Polska Holdco.
18.7	Insolvency proceedings

(a)	Any formal voluntary step commencing legal proceedings (including petition or convening a meeting) is taken by any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group with a view to a moratorium or a composition, assignment or arrangement with any class of creditors of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group; or

(b)	a meeting of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group is convened by its shareholders, directors, managing partner (in the case of the US Borrower), secretary or other officers for the purpose of considering any resolution for, to petition for or to file documents with a court for its winding-up, dissolution or for its administration, suspension of payments, composition or bankruptcy or any such resolution is passed; or

(c)	any person presents a petition or files documents , with the appropriate legal authorities, for the winding-up or for the administration or for the bankruptcy of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group and the petition is not discharged or stayed within 45 days (or, in the case of a US Obligor, 60 days); or

(d)	an order for the winding-up or administration of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group is made,

in each case other than in connection with a reconstruction or amalgamation on terms approved by the Facility Agent (acting on the instructions of the Majority Lenders) or in connection with the solvent liquidation of UPC Polska following the transfer of its assets to Polska Holdco.
18.8	Appointment of receivers and managers

(a)	Any liquidator, trustee-in-bankruptcy, preliminary trustee, composition trustee, judicial custodian, compulsory manager, receiver, administrative receiver or administrator is appointed in respect of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group or any part of its assets which is material in the context of the Borrower Group (taken as a whole) and, only in the case of the appointment of a judicial custodian, compulsory manager or receiver, is not discharged within 45 days (or, in the case of a US Obligor, 60 days); or

(b)	the directors, shareholders or other officers of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, preliminary trustee, composition trustee, judicial custodian, compulsory manager, receiver, administrative receiver or administrator, in each case other than in connection with a reconstruction or amalgamation on terms approved by the Facility Agent (acting on the instructions of the Majority Lenders).
18.9	Creditors’ process

A distress, execution, attachment or other legal process is levied, enforced or sued out upon or against all or any part of the assets of any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group which is material in the context of the Borrower Group (taken as a whole), except where the same is being contested in good faith or is removed, discharged or paid within 45 days (or, in the case of a US Obligor, 60 days).

18.10	Similar proceedings

Anything which has an equivalent effect to any of the events specified in Clauses 18.6 (Insolvency) to 18.9 (Creditors’ process) (inclusive) shall occur under the laws of any applicable jurisdiction in relation to any Obligor, any Material Subsidiary or any member of the UGCE Borrower Group.

18.11	Unlawfulness

It is or becomes unlawful for any Obligor or Subordinated Creditor to perform any of its payments or other material obligations under the Finance Documents to which it is a party.

18.12	Repudiation

Any Obligor or Subordinated Creditor repudiates, or evidences an intention to repudiate, any Finance Document to which it is a party.

18.13	Cessation of Distribution Business

The Borrower Group (taken as a whole) ceases to carry on all or substantially all of its Distribution Business.

18.14	Seizure

All or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interests in, UGCE Inc., UPC Broadband Holdco or the Borrower Group (taken as a whole but excluding any undertaking, assets, rights or revenues which do not form part of the Distribution Business) are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government.

18.15	Environmental Matters

As a result of any Environmental Law any of the Finance Parties becomes subject to a material obligation (actual or contingent and, in the case of any contingent obligation, being one which, at the relevant time, would be likely to arise) directly as a result of it entering into any of the Finance Documents which was not caused by its negligence or wilful default.
18.16	Breach of Security Deed and Intercreditor Agreement

(a)	A Subordinated Creditor fails to comply with any of its obligations under the Security Deed or the Pledge of Subordinated Shareholder Loans to which it is party and such failure (if capable of remedy before the expiry of such period) continues unremedied for a period of 28 days from the earlier of the date on which (i) UPC or UPC Broadband has become aware of the failure to comply or (ii) the Facility Agent gives notice to the relevant Subordinated Creditor and UPC Broadband requiring the same to be remedied.

(b)	Any representation or warranty made by a Subordinated Creditor under the Security Deed or the Pledge of Subordinated Shareholder Loans is incorrect in any material aspect when made or repeated and, in the event that any representation or warranty is capable of remedy, the misrepresentation is not remedied within 28 days of the earlier of the date on which (i) such Obligor has become aware of the misrepresentation or (ii) the Facility Agent gives notice to that Subordinated Creditor requiring the same to be remedied.

(c)	Any representation or warranty made by a Finance Party (as defined in the New Facility Agreement) is incorrect in any material respect when made or repeated.
18.17	Loss of Licences

Any Licence is in whole or part:
(a)	terminated, suspended or revoked or does not remain in full force and effect or otherwise expires and is not renewed prior to its expiry (in each case, without replacement by Licence(s) having substantially equivalent effect) in any case in a manner which would or is reasonably likely to have a Material Adverse Effect; or

(b)	is modified or is breached in a manner which would or is reasonably likely to have a Material Adverse Effect.
18.18	Material Contracts

(a)	Except as is required by any term of this Agreement, any Material Contract to which a member of the Borrower Group is a party is terminated, suspended, revoked or cancelled or otherwise ceases to be in full force and effect, unless:
(i)	in the case of an Interconnect Agreement only, services of a similar nature to those provided pursuant to such Material Contract are at all times provided to the Borrower Group on terms which are not materially more onerous on the relevant member of the Borrower Group or on the terms imposed by the mandatory requirements of any regulatory body; or

(ii)	such termination, suspension, revocation, cancellation or cessation (in the reasonable opinion of the Facility Agent) would not or is not reasonably likely to have a Material Adverse Effect.
(b)	Any alteration or variation is made to any term of any Material Contract to which a member of the Borrower Group is a party which individually or cumulatively (in the reasonable opinion of the Facility Agent) would or is reasonably likely to have a Material Adverse Effect.

(c)	Any party breaches any term of or repudiates any of its obligations under any Material Contract to which a member of the Borrower Group is a party where such breach or repudiation (in the opinion of the Facility Agent exercised reasonably) would or is reasonably likely to have a Material Adverse Effect unless, in the case of a breach of a Material Contract by any person other than any member of the Borrower Group, the relevant services are at all relevant times provided to the appropriate members of the Borrower Group on the basis set out in (a) above.
18.19	Material Adverse Change

Any event or series of events occurs which would or is reasonably likely to have a Material Adverse Effect.
18.20	ERISA

The occurrence of:
(a)	any event or condition that presents a material risk that any member of the Borrower Group or any ERISA Affiliate may incur a material liability to a Plan or to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation; or

(b)	an “accumulated funding deficiency” (as that term is defined in section 412 of the United States Internal Revenue Code of 1986, as amended, or section 302 of ERISA), whether or not waived, by reason of the failure of any member of the Borrower Group or any ERISA Affiliate to make a contribution to a Plan.

18.21	Acceleration

On and at any time after the occurrence of an Event of Default while such event is continuing the Facility Agent may, and if so directed by the Majority Lenders will, by notice to UPC Broadband declare that an Event of Default has occurred and:
(a)	cancel the Total Commitments; and/or

(b)	declare that all the Advances be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(c)	demand that all the Advances be immediately due and payable, whereupon they shall become immediately due and payable together with all interest accrued on those Advances and all other amounts payable by the Obligors under the Finance Documents.
18.22	Automatic Acceleration

If an Event of Default described in Clause 18.6(c)(ii), (ii), (iii) or (iv) (United States of America) occurs, or upon the entry of an order for relief in a voluntary or involuntary bankruptcy of the US Borrower, all outstanding Advances drawn by the US Borrower under this Agreement will be immediately and automatically due and payable and the Total Commitments (to the extent they relate to such Advances) will, if not already cancelled under this Agreement, be immediately and automatically cancelled.
19.	FACILITY AGENT, SECURITY AGENT, LEAD ARRANGERS AND LENDERS

19.1	Appointment and duties of the Agents

(a)	Each Lender and Lead Arranger irrevocably appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party appointing each Agent irrevocably authorises each Agent on its behalf to:
(i)	perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent on that Finance Party’s behalf.
(c)	Each Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.
19.2	Role of the Lead Arrangers

Except as otherwise provided in this Agreement, no Lead Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.
19.3	Relationship

The relationship between each Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes either Agent as trustee or fiduciary for any other Party or any other person and neither Agent need hold in trust any moneys paid to it for a Party save as provided in the Finance Documents or be liable to account for interest on those moneys.
19.4	Majority Lenders’ directions

(a)	Each Agent will be fully protected if it acts in accordance with the instructions of the Majority Lenders in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of such instructions each Agent may act as it considers to be in the best interests of all the Lenders.

(b)	No Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
19.5	Delegation

Each Agent may act under the Finance Documents through its personnel and agents.

19.6	Responsibility for documentation

Neither Agent nor any Lead Arranger is responsible to any other Party for:
(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document by any other Party;

(b)	the collectability of amounts payable under any Finance Document;

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (including the Information Memorandum) by any other Party; or

(d)	the integrity or security of any Finance Document or other document or information posted or distributed electronically on any intranet based system (or similar) in connection with the preparation, negotiation and execution of the Finance Documents or the syndication or administration of the Facilities.
19.7	Default

(a)	Neither Agent is obliged to monitor or enquire as to whether or not a Default has occurred. Neither Agent will be deemed to have knowledge of the occurrence of a Default. However, if an Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Lenders of such notice.

(b)	Each Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

19.8	Exoneration

(a)	Without limiting paragraph (b) below, neither Agent will be liable for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of either Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

(c)	Any officer, employee or agent of either Agent may rely on this Clause 19.8 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.
19.9	Reliance

Each Agent may:
(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Facility Agent’s employment and those representing a Party other than the Facility Agent).
19.10	Credit approval and appraisal

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:
(a)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by either Agent or the Lead Arrangers in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
19.11	Information

(a)	Each Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)	Except where this Agreement specifically provides otherwise, neither Agent is obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, neither Agent has a duty:
(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any Obligor whether coming into its possession or that of any of its related entities before, on or after the Signing Date; or

(ii)	unless specifically requested to do so by a Lender in accordance with this Agreement, to request any certificates or other documents from any Obligor.

19.12	Each Agent and the Lead Arrangers individually

(a)	If it is also a Lender, each of the Facility Agent, the Security Agent and the Lead Arrangers has the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not the Facility Agent, Security Agent or (as applicable) a Lead Arranger.

(b)	Each of the Agents and the Lead Arrangers may:
(i)	carry on any business with an Obligor or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under the Finance Documents, or in relation to any of the foregoing.
19.13	Indemnities

Each Lender shall indemnify each Agent, within three Business Days of demand, against any cost, loss or liability incurred by the relevant Agent (otherwise than by reason of the relevant Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the relevant Agent has been reimbursed by an Obligor pursuant to a Finance Document). Such indemnification shall be pro rata to its Commitments (and for the purposes of calculating this proportion, the amount of the Total Facility C Commitments and each Lender’s Facility C Commitments shall be converted to euros at the Agent’s Spot Rate of Exchange on the date of the relevant calculation).
19.14	Compliance

(a)	Each Agent may refrain from doing anything which might, in its reasonable opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its reasonable opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, neither Agent need disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of the relevant Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.
19.15	Resignation of Agents

(a)	Notwithstanding its irrevocable appointment (but subject to paragraphs (f) and (g) below), each Agent may resign by giving notice to the Lenders and UPC Broadband, in which case the relevant Agent may, following consultation with and with the consent of UPC Broadband (not to be unreasonably withheld or delayed) forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Lenders may with the consent of UPC Broadband (not to be unreasonably withheld or delayed) appoint a reputable and experienced bank as successor Agent. The resignation of the Security Agent is subject to compliance with clause 9.1 (Retirement of Security Agent) of the Security Deed.

(b)	If the appointment of a successor Agent is to be made by the Majority Lenders but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent may, following consultation with and with the consent of UPC Broadband (not to be unreasonably withheld or delayed), appoint a successor Agent.

(c)	The resignation of the retiring Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts the appointment. On giving the notification and receiving such approval, the successor Agent will succeed to the position of the retiring Facility Agent and the term Facility Agent or Security Agent (as the case may be) will mean the successor Facility Agent or Security Agent, respectively.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)	Upon its resignation becoming effective, this Clause 19 shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the relevant Agent and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

(f)	The Majority Lenders may by notice to an Agent require it to resign in accordance with paragraph (a) above. In this event, the relevant Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Agent.

(g)	UPC Broadband may, if it is unsatisfied (acting reasonably) with the performance by an Agent of its role as Agent, following a period of consultation with the relevant Agent of not less than 14 days, by notice to that Agent require it to resign in accordance with paragraph (a) above. Such notice must specify the reasons for which UPC Broadband is seeking the Agent’s resignation, which must be based on reasonable grounds. In this event, the relevant Agent shall resign in accordance with paragraph (a) above but it shall not be entitled to appoint one of its Affiliates as successor Agent.
19.16	Lenders

(a)	Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Lender to the contrary by not less than five Business Days prior to the relevant payment.

(b)	Each Lender, on the date on which it becomes a party to this Agreement, represents to the Facility Agent that it is:
(i)	either:
(A)	not resident in the United Kingdom for United Kingdom Tax purposes; or

(B)	a “bank” as defined in section 840A of the Income and Corporation Taxes Act 1988 and resident in the United Kingdom; and
(ii)	beneficially entitled to the interest payable by the Facility Agent to it under this Agreement, and shall forthwith notify the Facility Agent if either representation ceases to be correct.

(c)	Each Facility A Lender, (if it is a requirement of Dutch law that such Facility A Lender is a Professional Market Party) represents to the Finance Parties and UPC Broadband on the Effective Date that it is a Professional Market Party. Such Lender acknowledges that the Finance Parties and UPC Broadband have relied upon such representation.

(d)	Each Facility A Lender shall provide the Facility Agent with a duly completed and signed Verification Letter by the date falling 30 days after the Effective Date. If such Facility A Lender fails to provide such Verification Letter it shall, within ten Business Days of demand, indemnify each Obligor and each Finance Party against any cost, loss or liability incurred by that Obligor or Finance Party as a result of its representation in paragraph (c) above being incorrect or its failure to comply with its undertaking in this paragraph (d).
19.17	Separate divisions

In acting as an Agent or Lead Arranger, the agency and syndication’s division of each of the Agents and the Lead Arrangers shall be treated as a separate entity from its other divisions and departments. Any information acquired at any time by either Agent or any Lead Arranger otherwise than in the capacity of Agent or Lead Arranger through its agency and syndication’s division (whether as financial adviser to any member of the Borrower Group or otherwise) may be treated as confidential by the relevant Agent or Lead Arranger and shall not be deemed to be information possessed by the relevant Agent or Lead Arranger in its capacity as such. Each Finance Party acknowledges that each Agent and the Lead Arrangers may, now or in the future, be in possession of, or provided with, information relating to the Obligors which has not or will not be provided to the other Finance Parties. Each Finance Party agrees that, except as expressly provided in this Agreement, neither Agent nor any Lead Arranger will be under any obligation to provide, or be under any liability for failure to provide, any such information to the other Finance Parties.
20.	FEES

20.1	Commitment fee

(a)	Subject to paragraph (b) below UPC Broadband shall pay to the Facility Agent for distribution to each Lender pro rata to the proportion that the relevant Lender’s Facility A Commitment, Facility B Commitment or Facility C Commitment bears to the Total Facility A Commitment, Total Facility B Commitment or Total Facility C Commitment respectively from time to time a commitment fee (subject to sub-clause (b) below) computed at the rate of 0.75 per cent. per annum on any undrawn, uncancelled amount of the Total Facility A Commitment, Total Facility B Commitment and Total Facility C Commitment, PROVIDED THAT on any day that the aggregate outstanding Advances exceed 50 per cent. of the aggregate drawn and undrawn Total Facility A Commitments, Total Facility B Commitments and Total Facility C Commitments the commitment fee shall be computed at the rate which is the lower of:
(i)	50 per cent. of the then applicable Margin; and

(ii)	0.50 per cent. per annum,
on any undrawn, uncancelled amount of the Total Facility A Commitment, Total Facility B Commitment and Total Facility C Commitment.
In calculating aggregate outstanding Facility C2 Advances and Total Facility C Commitments for the purposes of the proviso to this Clause 20.1(a), outstanding Facility C2 Advances and

Facility C2 Commitments shall be converted to euros on the date of the relevant calculation on the basis of the Agent’s Spot Rate of Exchange on that date.
(b)	Commitment fee is calculated and accrues on a daily basis on and from the Signing Date and is payable quarterly in arrear from the Signing Date and (in the case of the Total Facility A Commitment) on the last day of the Facility A Availability Period, (in the case of the Total Facility B Commitment) on the last day of the Facility B Availability Period and (in the case of the Total Facility C Commitment) on the last day of the Facility C Availability Period. Accrued commitment fee is also payable to the Facility Agent for the relevant Lender(s) on the cancelled amount of its (their) Facility A Commitment, Facility B Commitment or Facility C Commitment, as the case may be, at the time the cancellation takes effect (but only in respect of the period up to the date of cancellation).

(c)	Commitment fee is payable in euros in respect of Facility A, Facility B and Facility C1 and in Dollars in respect of Facility C2.

20.2	Agents’ fees

UPC Broadband shall pay to the Facility Agent and the Security Agent for their own account an agency fee in the amounts and on the dates agreed in the relevant Fee Letter.

20.3	Underwriting Fee

UPC Broadband shall pay the arrangement fee and underwriting fees in accordance with the relevant Fee Letter.

20.4	Amendment Fee

UPC Broadband will pay to the Facility Agent for distribution to each Lender the amendment fees set out in the Amendment Fee Letter on the date set out therein.

20.5	VAT

Any fee referred to in this Clause is exclusive of any applicable value added tax. If any value added tax is so chargeable and is invoiced, it shall be paid by UPC Broadband at the same time as it pays the relevant fee. Where appropriate, the relevant Finance Party will supply a VAT invoice in respect of such fees.

21.	EXPENSES

21.1	Transaction Expenses

UPC Broadband shall within ten Business Days of demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, perfection and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Document executed after the date of this Agreement.
21.2	Amendment Costs

If:

(a)	an Obligor requests an amendment, waiver or consent under or in connection with any Finance Document;

(b)	an amendment is required under Clause 25.3 (Change of Currency),
UPC Broadband shall, within ten Business Days of demand, reimburse the Facility Agent or, as the case may be, the Security Agent, for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent or, as the case may be, the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

21.3	Enforcement Costs

UPC Broadband shall, within ten Business Days of demand, pay to the Facility Agent on behalf of each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

22.	STAMP DUTIES

UPC Broadband shall pay and, within ten Business Days of demand, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than those imposed by reason of any assignment or novation by any Finance Party).

23.	INDEMNITIES

23.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within ten Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

23.2	Other indemnities

UPC Broadband shall (or shall procure that an Obligor will), within ten Business Days of demand, indemnify each Lender against any cost, loss or liability incurred by that Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Pro Rata Sharing);

(c)	funding, or making arrangements to fund, its participation in an Advance requested by a Borrower in a Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by a Borrower.
23.3	Indemnity to the Facility Agent

UPC Broadband shall, within ten Business Days of demand, indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
23.4	Break Costs

(a)	UPC Broadband shall, within ten Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate (which shall be provided to UPC Broadband) confirming the amount of its Break Costs for any Interest Period in which they accrue.

24.	EVIDENCE AND CALCULATIONS

24.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

24.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount payable under this Agreement or otherwise expressed to be determined by a Finance Party is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

24.3	Calculations

The interest and the fees payable under Clause 20.1 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or, where practice in the London inter- bank market, in the case of non-euro amounts, or the European interbank market, in the case of euro amounts, otherwise dictates, 365 days.

25.	AMENDMENTS AND WAIVERS

25.1	Required consents

(a)	Subject to Clause 25.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the written consent of the Majority Lenders and UPC Broadband and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 25.

25.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definitions of “Majority Lenders” or “Majority Facility C Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount of principal, interest or commitment fees under this Agreement or the Security Documents or the extension of the Facility A Availability Period, Facility B Availability Period or Facility C Availability Period;

(iii)	a reduction in the Margin other than in accordance with Clause 8.10 (Margin) or the amount of any payment of principal, interest, fees or commission payable under this Agreement or the Security Documents;

(iv)	an increase in a Lender’s Facility A Commitment, Facility B Commitment or Facility C Commitment;

(v)	an assignment, transfer, novation or other disposal of any of, or any interest in, an Obligor’s rights and/or obligations under this Agreement other than in accordance with Clause 26 (Changes to the Parties);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.4 (Nature of a Finance Party’s rights and obligations), Clause 26.2 (Transfers by Lenders) or this Clause 25;

(viii)	a release of the guarantee under Clause 14 (Guarantee) other than in accordance with Clause 26 (Changes to the Parties);

(ix)	the selection of an Interest Period exceeding six months; or

(x)	the release of an asset from a Security Document (except as otherwise expressly permitted herein or in any such Security Document and except in furtherance of a disposal or any other transaction which is permitted by any Finance Document), shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Lead Arrangers may not be effected without the consent of the Facility Agent or, as the case may be, the Lead Arrangers.

(c)	An amendment or waiver which has the effect of changing or relates to Clause 7.10 (Facility C Call protection) may not be effected without the consent of the Majority Facility C Lenders.

(d)	The Facility Agent may agree with UPC Broadband any amendment to or the modification of the provisions of any of the Finance Documents or any schedule thereto, which is necessary to correct a manifest error.

(e)	If authorised by the Majority Lenders, the Security Agent may, subject to paragraph (a) above, grant any waiver or consent in relation to, or variation of the material provisions of, any Security Document.
25.3	Change of Currency

(a)	If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

(ii)	any translation from one currency or currency unit to another shall be at the official conversion rate recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent acting reasonably.
(b)	If a change in any currency of a country occurs, this Agreement will be amended to the extent the Agent specifies to be necessary to reflect the change in currency and to put the Banks in the same position, so far as possible, that they would have been in if no change in currency had occurred.

25.4	Waivers and remedies cumulative

The rights of each Party under the Finance Documents:
(a)	may be exercised as often as necessary, subject to the terms of the relevant Finance Documents;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in the exercise or non-exercise of any such right is not a waiver of that right.
26.	CHANGES TO THE PARTIES

26.1	Transfers by Obligors

(a)	No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement, except:
(i)	pursuant to a merger in accordance with Clause 16.11(b) (Acquisitions and mergers); and

(ii)	that UPC Broadband Holdco (Existing UPC Broadband Holdco) may at any time assign, transfer, novate or dispose of all of its rights and obligations under this Agreement and the other Finance Documents to which it is a party to another person which is the immediate Holding Company of UPC Broadband (New UPC Broadband Holdco) in accordance with the terms of this Agreement and the terms of such other Finance Document, provided that any transfer or novation of obligations by Existing UPC Broadband Holdco will not be effective until New UPC Broadband Holdco has become an Additional Guarantor in accordance with Clause 26.4 (Additional Guarantors) and has delivered or delivers the documents specified in Clause 26.4(a)(iv) (Additional Guarantors).
(b)	At the time the foregoing conditions for the transfer or novation of Existing UPC Broadband Holdco’s obligations shall have been satisfied (or waived, as the case may be) and such transfer or novation has taken effect:
(i)	Existing UPC Broadband Holdco will be released from its obligations under this Agreement and the other Finance Documents, without prejudice to any such obligations which may have accrued and shall not have been discharged prior to such time; and

(ii)	Existing UPC Broadband Holdco will cease to be an Original Guarantor.
26.2	Transfers by Lenders

(a)	A Lender (the Existing Lender) may at any time assign, transfer or novate any of its rights and/or obligations under this Agreement and the other Finance Documents to another person (the New Lender), provided that:
(i)	in the case of a partial assignment, transfer or novation of rights and/or obligations, such assignment, transfer or novation shall be in a minimum amount (in relation to Facility A Commitment) of €5,000,000, or (in relation to Facility B Commitment) of €1,000,000, or (in relation to Facility C Commitment) of $1,000,000, or its euro equivalent (save that in the case of a partial assignment, transfer or novation by a Facility C Lender of its rights and/or obligations under Facility C to an Affiliate or Related Fund of that Facility C Lender, such assignment, transfer or novation shall be in a minimum amount (in relation to Facility C Commitment) of $500,000 or its euro equivalent); and

(ii)	if an Existing Lender is both a Facility B Lender and holds undrawn commitments under New Facility D and that Existing Lender assigns, transfers or novates any of its rights and/or obligations in respect of Facility B to a New Lender that Existing Lender shall also assign transfer or novate its undrawn commitments under New Facility D, in accordance with clause 26.3 (Transfers to Lenders) and clause 26.3 (Procedure for novation) of the New Facility Agreement to the extent necessary to ensure that it and the New Lender (to the extent it is or becomes a lender under New Facility D) are and remain in compliance with clause 26.2(a)(ii) of the New Facility Agreement.
(b)	The prior consent of UPC Broadband is required for any such assignment, transfer or novation (unless to an Affiliate or to a Lender, but without prejudice to Clause 26.2(a)), provided that:
(i)	UPC Broadband’s consent must not be unreasonably withheld or delayed;

(ii)	the consent of UPC Broadband to an assignment, transfer or novation must not be withheld solely because the assignment, novation or transfer may result in an increase to the Mandatory Cost;

(iii)	the prior consent of UPC Broadband is not required when (A) the assignment, novation or transfer of a Lender’s rights and/or obligations is to an Affiliate or Related Fund of that Lender or (B) an Event of Default is outstanding;

(iv)	nothing in this Clause 26.2 restricts the ability of any Lender to enter into any sub-participation or other arrangement with any third party relating to the Finance Documents which does not transfer to that third party any obligation and/or legal or equitable interest in any of the rights arising under this Agreement.
(c)	A transfer of obligations will be effective only if the obligations are novated in accordance with Clause 26.3 (Procedure for novations).

(d)	If, on the date of an assignment, transfer or novation of rights and/or obligations, it is a requirement of Dutch law that each Lender must be a Professional Market Party, then on the date that such assignment, transfer or novation becomes effective, the New Lender must make the declaration and representation on the terms set out in paragraph 2 of the Novation Certificate.

(e)	On each occasion an Existing Lender assigns, transfers or novates any of its rights and/or obligations under this Agreement (other than to an Affiliate or Related Fund of that Existing Lender), the New Lender shall, on the date the assignment, transfer and/or novation takes effect, pay to the Facility Agent for its own account a fee of €1,500 (in relation to Facility A, Facility B or Facility C1) or US$3,500 (in relation to Facility C2); provided that, in the case of contemporaneous assignments by a Lender under Facility C2 to more than one fund managed by the same investment adviser (which funds are not then Lenders hereunder), only a single such US$3,500 fee shall be payable for all such contemporaneous assignments.

(f)	An Existing Lender is not responsible to a New Lender for:
(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document; or

(iii)	the accuracy of any statements (whether written or oral) made in connection with any Finance Document.
(g)	Each New Lender confirms to the Existing Lender and the other Finance Parties that:
(i)	it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document;

(ii)	it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Facility A Commitment, Facility B Commitment or Facility C Commitment is in force; and

(iii)	where such New Lender is a Lender under a Facility to which a Dutch Borrower is a Borrower it is a Professional Market Party and that it is aware that it therefore does not benefit from the (creditor) protection under the Dutch Banking Act for non-Professional Market Parties.
(h)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and/or obligations assigned, transferred or novated under this Clause 26; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.
(i)	Any reference in this Agreement to a Lender includes a New Lender (to the extent rights have been assigned, transferred or novated to that New Lender and to the extent that obligations have been assumed by the New Lender) but excludes a Lender if no amount is or may be owed to or by it under this Agreement and its Facility A Commitment (if any), Facility B Commitment (if any), and Facility C Commitment (if any) has been cancelled or reduced to nil.

(j)	If any assignment, transfer or novation results, or will result by reason of circumstances existing at the time of the assignment, transfer or novation, in additional amounts becoming due under Clause 10 (Tax Gross-up and Indemnities) or amounts becoming due under Clause 12 (Increased Costs), the New Lender shall be entitled to receive such additional amounts only to the extent that the Existing Lender would have been so entitled had there been no such assignment, transfer or novation.

(k)	Any Facility C Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations under this Agreement or substitute any such pledgee or assignee for such Facility C Lender as a party hereto.

26.3	Procedure for novations

(a)	A novation is effected if:
(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed certificate (a Novation Certificate), substantially in the form of Part 1 of Schedule 5 (Novation Certificate), with, for the purposes of primary syndication of the Facilities or to facilitate novations of Facility C2 Advances (and Facility C2 Commitments, if applicable), such amendments as the Facility Agent approves to achieve a substantially similar effect; and
(ii)	the Facility Agent executes it (which the Facility Agent shall promptly do).
(b)	Each Finance Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Novation Certificate on its behalf if that Novation Certificate effects a novation permitted by Clause 26.2 (Transfers by Lenders).

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)	the Existing Lender and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)	the New Lender and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Lender instead of the Existing Lender;

(iii)	the rights of the Existing Lender against the existing Parties and vice versa (the discharged rights) will be cancelled;

(iv)	the New Lender and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Lender instead of the Existing Lender; and

(v)	the New Lender shall become, by the execution by the Facility Agent of such Novation Certificate, bound by the terms of the Security Deed as if it were an original party thereto as a Senior Beneficiary and shall acquire the same rights and assume the same obligations towards the other parties to the Security Deed as would have been acquired and assumed had the New Lender been an original party to the Security Deed as a Senior Beneficiary, all on the later of (i) five Business Days after receipt of a Novation Certificate executed by the Existing Lender and the New Lender; (ii) the date of execution of such Novation Certificate by the Facility Agent; and (iii) the date specified in the Novation Certificate.
(d)	If the effective date of a novation is after the date a Request is received by the Facility Agent but before the date the requested Advance is disbursed to the relevant Borrower, the Existing Lender shall be obliged to participate in that Advance in respect of its discharged obligations notwithstanding that novation, and the New Lender shall reimburse the Existing Lender for its participation in that Advance and all interest and fees thereon up to the date of reimbursement (in each case to the extent attributable to the discharged obligations) within three Business Days of the Utilisation Date of that Advance.

(e)	If an Existing Lender effects a Mid-Interest Period Transfer:
(i)	the Facility Agent has an obligation to make interest accruing on and prior to the date on which the Mid-Interest Period Transfer took effect (the Pre-Transfer Accrued Interest) available to the Existing Lender in accordance with Clause 9.3 (Distribution). Once such Accrued Interest has been made available to the Existing Lender in accordance with Clause 9.3 (Distribution), the Facility Agent will be released from all obligations towards the Existing Lender;

(ii)	the Facility Agent will have no obligation to pay Pre Transfer Accrued Interest to the New Lender;

(iii)	such Existing Lender will continue to have the right to receive Pre Transfer Accrued Interest. Once such Pre Transfer Accrued Interest has been made available to such Existing Lender in accordance with Clause 9.3 (Distribution), all rights of such Existing Lender against the Facility Agent will be cancelled; and

(iv)	the New Lender will have no right to receive Pre Transfer Accrued Interest from the Facility Agent.

26.4	Additional Guarantors
(a)	(i) Subject to paragraph (b) below, a Subsidiary of UPC Broadband may become an Additional Guarantor by delivering to the Facility Agent a Guarantor Accession Agreement, duly executed by that company.

(ii)	A person which (a) becomes the immediate Holding Company of UPC Broadband or (b) becomes an Additional Obligor under the New Facility Agreement shall, prior to or contemporaneously with becoming such Holding Company or Additional Obligor (as applicable), become an Additional Guarantor by delivering to the Facility Agent a Guarantor Accession Agreement, duly executed by that company.

(iii)	Upon execution and delivery of a Guarantor Accession Agreement and delivery of the documents specified in sub-paragraph (iv) below, the relevant Subsidiary or person referred to in sub-paragraph (i) or (ii) above will become an Additional Guarantor.

(iv)	UPC Broadband shall procure that, at the same time as a Guarantor Accession Agreement is delivered to the Facility Agent, there is also delivered to the Facility Agent all those documents listed in Part 2 of Schedule 2 (Conditions Precedent Documents), in each case in form and substance satisfactory to the Facility Agent (acting reasonably).

(v)	The Guarantor Accession Agreement referred to in sub-paragraph (i) above may, with the prior written approval of the Facility Agent, include a limitation of the obligations or liabilities of the relevant Additional Guarantor under Clause 14 (Guarantee) where such limitation is required by any applicable law.
(b)	UPC Broadband shall:
(i)	procure that at all times the value of the aggregate EBITDA, total assets and total revenues of:
(A)	the Guarantors as of the Effective Date (other than, UPC Broadband, any UPC Broadband Holdco, UPC Holding and UPC Holding II) and their respective Subsidiaries (as calculated by reference to the relevant financial statements most recently provided under Clause 16.2(a) or (b) (Financial information)); and

(B)	any Additional Guarantors which have become Guarantors since the Effective Date and their respective Subsidiaries (as calculated by reference to the relevant financial statements most recently provided under Clause 16.2(a) or (b) (Financial information) or, if no such financial statements have been provided in respect of such Additional Guarantors, as calculated by reference to the financial statements referred to in paragraph 11 of Part 2 of Schedule 2 (Conditions Precedent Documents) provided under Clause 26.4(a)(iii) (Additional Guarantors) in respect of each Additional Guarantor), is equal to or greater than 95 per cent. of the Borrower Group’s consolidated EBITDA (as calculated by reference to the relevant financial statements most recently provided under Clause 16.2(a) or (b) (Financial information) but, for the avoidance of doubt, deducting any corporate costs or allocations paid or payable by a member of the Borrower Group to one of its Affiliates pursuant to any general services arrangement), if necessary by procuring that additional Subsidiaries of UPC Broadband become Additional Guarantors; and
(ii)	consult with the Facility Agent prior to any entity becoming an Additional Guarantor in order to ensure that no material adverse change would or be reasonably likely to occur, as a result of such entity becoming an Additional Guarantor, in the consolidated financial position of the Borrower Group (taken as a whole) which would or be reasonably likely to have a Material Adverse Effect.
(c)	UPC Broadband represents and warrants to the Finance Parties that it is in compliance with paragraph (b) above as of the Effective Date (all relevant calculations being made by reference to the financial statements most recently provided under Clause 16.2(a) or (b) (Financial Information).

(d)	After the Effective Date, UPC Broadband shall be in compliance with its obligations under paragraph (b) above if it procures that any of its Subsidiaries which are required to become Additional Guarantors do so within 60 days after the delivery to the Facility Agent of any financial statements delivered under Clause 16.2(a) or (b) (Financial information) which demonstrate that additional Subsidiaries of UPC Broadband are required to be become Additional Guarantors under paragraph (b).

(e)	The execution of a Guarantor Accession Agreement constitutes confirmation by the relevant Additional Guarantor that the relevant representations and warranties set out in Clause 15 (Representations and Warranties) to be made by it on the date of the Guarantor Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

26.5	Reference Banks

(a)	If a Reference Bank ceases to be a Lender, the Facility Agent shall (after consulting with UPC Broadband) appoint another Lender which is not a Reference Bank to replace that Reference Bank.

(b)	UPC Broadband and the Facility Agent may agree to add one or more additional Reference Bank(s) from among the Lenders.

26.6	Register

The Facility Agent shall maintain at its address referred to in Clause 32.2(b) (Addresses for notices) a copy of each Novation Certificate delivered to and accepted by it and a register of the names and addresses all the Parties including, in the case of Lenders, their Commitments under each Facility, the principal amount of the Advances owing under each Facility to each Lender from time to time and the details of their Facility Office notified to the Facility Agent from time to time, and shall supply any other Party (at that Party’s expense) with a copy of the register on request. The entries in such register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Facility Agent and the Lenders shall treat each person whose name is recorded in the register as a Lender hereunder for all purposes of this Agreement.

27.	DISCLOSURE OF INFORMATION

27.1	Any Lender may disclose to any of its Affiliates and any other person:
(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Borrower Group and the Finance Documents as that Lender shall consider appropriate (acting reasonably) if, in relation to subparagraphs (i) and (ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.
27.2	Notwithstanding any other provision of this Agreement, any Party to this Agreement (and any of its affiliates, officers, directors, employees, representatives, professional advisers, or other agents) may (and has since the commencement of discussions with respect to the Facility been permitted to) disclose to any and all persons, without limitation of any kind:
(a)	the U.S. tax treatment and U.S. tax structure (each as defined below) of the Facility; and

(b)	all material of any kind (including opinions and other tax analyses) that are provided to such party relating to such U.S. tax treatment or U.S. tax structure, except to the extent reasonably necessary to comply with applicable federal or state securities laws.
For the purposes of this subsection, the U.S. tax treatment of the Facility is the purported or claimed U.S. federal, state and local income tax treatment of the Facility, and the U.S. tax structure of the Facility is any fact that may be relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of the Facility. This authorisation is not intended to permit disclosure of any information (other than information relating to US tax treatment or US tax structure of the Facility) including (without limitation) (i) any portion of any materials to the extent not related to the U.S. tax treatment or U.S. tax structure of the Facility, (ii) the identities of participants or potential participants in the Facility (except to the extent such identities are related to the tax treatment or the U.S. tax structure of the Facility), (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the U.S. tax treatment or the U.S. tax structure of the Facility), or (v) any other term or detail not relevant to the U.S. tax treatment or the U.S. tax structure of the Facility.
28.	SET-OFF

28.1	Contractual set-off

A Finance Party may set off any matured obligation owed by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.2	Set-off not mandatory

No Finance Party shall be obliged to exercise any right given to it by Clause 28.1 (Contractual set-off).

28.3	Notice of set-off

Any Finance Party exercising its rights under Clause 28.1 (Contractual set-off) shall notify the relevant Obligor promptly after set-off is applied.

29.	PRO RATA SHARING

29.1	Redistribution

If any amount owing by an Obligor under any Finance Document to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 9 (Payments) (a recovery), then:
(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Facility Agent and distributed in accordance with Clause 9 (Payments);

(c)	subject to Clause 29.3 (Exceptions), the recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the redistribution) equal to the excess;

(d)	the Facility Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 9 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 9.7 (Partial payments); and

(e)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.
29.2	Reversal of redistribution

If under Clause 29.1 (Redistribution):
(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Facility Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 29.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

Each Finance Party agrees with the Facility Agent that it will comply with any notice given to it by the Facility Agent under this Clause 29.2.
29.3	Exceptions

(a)	A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 29.1(e) (Redistribution).

(b)	A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so and did not take separate legal proceedings.

30.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:
(a)	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.
31.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

32.	NOTICES

32.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless stated, may be made by letter, telex or facsimile or (to the extent that (i) the relevant Party has specified such an address pursuant to Clause 32.2 (Addresses for notices) and (ii) such notice or communication is not required to be signed by an Authorised Signatory, other officer or board of the relevant entity and the form of such notice or communication does not provide for signature by an Authorised Signatory, other officer or board of the relevant entity) by e-mail. Any such notice will be deemed to be given as follows:
(a) if by letter, when delivered personally or on actual receipt; and
(b) if by facsimile or e-mail, when received in legible form.
However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

32.2	Addresses for notices

(a)	The address and facsimile number and (if so specified) e-mail address of each Party (other than the Facility Agent and the Borrowers) for all notices under or in connection with this Agreement are:
(i)	that notified by that Party for this purpose to the Facility Agent on or before it becomes a Party; or

(ii)	any other notified by that Party for this purpose to the Facility Agent by not less than five Business Days’ notice.
(b)	The address, facsimile numbers and e-mail address of the Facility Agent and the Security Agent are:

Toronto Dominion (Texas) LLC/TD Bank Europe Limited
Triton Court
14/18 Finsbury Square
London EC2A 1DB

Contact:	Rory McCarthy

Facsimile:	+44 20 7638 0006

E-mail:	rory.mccarthy@tdsecurities.com

in the case of notices relating to Facility C2 only:

Toronto Dominion (Texas), Inc.,
909 Fannin Street, Suite 1700
Houston, Texas 77010

Attention:	Jim Bridwell

Facsimile:	+1 713 951 9921

Email:	jimmie.bridwell@tdsecurities.com

and in each case with a copy to:

TD Bank Europe Limited
Royal Trust Tower
77 King Street West,
18th Floor
Toronto
Ontario, Canada
M5K 1A2

Contact:	Jim Bridwell/Elhamy Khalil

Facsimile:	+1 416 307 3826
or such other as the Facility Agent may notify to the other Parties by not less than five Business Days’ notice.

(c)	The address, facsimile numbers and e-mail address of each Borrower are:

UPC Broadband Holding B.V.
Boeing Avenue 53
1119 PE Schiphol Rijk
Amsterdam

Contact:	Dennis Okhuijsen

Facsimile:	+ 3120 778 9453; and

E-mail:	dokhuijsen@lgi.com

UPC Financing Partnership

c/o UPC Broadband

Contact:	Dennis Okhuijsen

Facsimile:	+ 3120 778 9453

E-mail:	dokhuijsen@lgi.com
or such other as the relevant Borrower may notify to the other Parties by not less than five Business Days’ notice.
(d)	The Facility Agent shall, promptly upon request from any Party, give to that Party the address, facsimile number or e-mail address (if applicable) of any other Party applicable at the time for the purposes of this Clause 32.

33.	LANGUAGE

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:
(i)	in English; or

(ii)	if not in English and the Facility Agent so requests, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.
34.	JURISDICTION

34.1	Submission

For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document (other than any Security Document expressed to be governed by laws other than the laws of England) and accordingly submits to the jurisdiction of the English courts.

34.2	Service of process

Without prejudice to any other mode of service, each Obligor which is not incorporated in England and Wales:

(a)	irrevocably appoints UPC Services Ltd, 4th Floor, Michelen House, 81 Fulham Road, London, SW3 6RD as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees to maintain an agent for service of process in England until all Facility A Commitments, Facility B Commitments and Facility C Commitments have terminated and the Advances and all other amounts payable under the Finance Documents have been finally, irrevocably and indefeasibly repaid in full;

(c)	agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned;

(d)	consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 32.2 (Addresses for notices); and

(e)	agrees that if the appointment of any person mentioned in paragraph (a) above ceases to be effective, the relevant Obligor shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent is entitled and authorised to appoint a process agent for the Obligor by notice to the Obligor.
34.3	Forum convenience and enforcement abroad

Each Obligor:
(a)	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)	agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.
34.4	Non-exclusivity

Nothing in this Clause 34 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

35.	WAIVER OF IMMUNITY

Each Obligor irrevocably and unconditionally:
(a)	agrees that if a Finance Party brings proceedings against it or its assets in relation to a Finance Document, no immunity from those proceedings (including, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

(b)	waives any such right of immunity which it or its assets now has or may subsequently acquire; and

(c)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in those proceedings.
36.	WAIVER OF TRIAL BY JURY

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

37.	GOVERNING LAW

This Agreement is governed by and construed in accordance with English law.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
ORIGINAL PARTIES
ORIGINAL GUARANTORS

Name	Address
UPC Financing Partnership	4643 South Ulster Street Suite 1300 Denver, Co 80237 United States

UPC Broadband Holding B.V. (previously called UPC	Boeing Avenue 53
Distribution Holding B.V.)	1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Holding II B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Holding B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC France Holding B.V	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Scandinavia Holding B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Austria Holding B.V. (previously called Cable	Boeing Avenue 53
Network Austria Holding B.V.)	1119 PE Schiphol Rijk Amsterdam
The Netherlands

UPC Central Europe Holding B.V. (previously	Boeing Avenue 53
called Stipdon Investments B.V.)	1119 PE Schiphol Rijk Amsterdam The Netherlands

Name	Address
UPC Nederland B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Poland Holding B.V. (previously called UPC	Boeing Avenue 53
Telecom B.V.)	1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Broadband N.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Broadband Ireland B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

PART 1
ORIGINAL LENDERS AND COMMITMENTS

	Facility A	Facility B	Facility C1	Facility C2
	Commitments	Commitments	Commitments	Commitments
Lender	(€)	(€)	(€)	(US$)
The Chase Manhattan Bank	102,857,145	377,142,855

The Toronto-Dominion Bank	102,857,145	377,142,855

Toronto Dominion (Texas), Inc.,				295,400,000

ABN AMRO Bank N.V.	37,500,000	137,500,000

BNP Paribas, Belgian Branch	37,500,000	137,500,000

CIBC World Markets plc	37,500,000	137,500,000

Crédit Lyonnais S.A.	37,500,000	137,500,000

Fortis Bank (Nederland) N.V.	37,500,000	137,500,000

N.B. International Finance B.V.	37,500,000	137,500,000

The Royal Bank of Scotland plc	37,500,000	137,500,000

Abbey National Treasury Services plc	7,500,000	27,500,000	5,000,000

Lehman Commercial Paper Inc				5,000,000

Banca Commerciale Italiana S.p.A.	21,428,571	78,571,429

	Facility A	Facility B	Facility C1	Facility C2
	Commitments	Commitments	Commitments	Commitments
Lender	(€)	(€)	(€)	(US$)
Bear Stearns Corporate Lending Inc.	21,428,571	78,571,429

Citibank, N.A.	21,428,571	78,571,429

Credit Suisse First Boston	10,714,286	39,285,714	50,000,000

Daimler Chrysler Capital Services (Debis)	6,428,571	23,571,429	10,000,000

DLJ Capital Funding, Inc.	21,428,571	78,571,429

Dresdner Bank AG, London Branch	17,142,857	62,857,143

Goldman Sachs Credit Partners, L.P.	21,428,571	78,571,429

Goldman Sachs Credit Partners, L.P.				8,000,000

The Governor and Company of the Bank of Scotland	17,142,857	62,857,143

Harbourmaster Loan Corporation B.V.			15,000,000

IBM Nederland Financieringen B.V.	3,214,286	11,785,714

ING Bank N.V.	21,428,571	78,571,429

Eurocredit CDO I, B.V. and Eurocredit CDO II, B.V.			15,000,000

KBC Bank NV	5,357,143	19,642,857

Merrill Lynch Capital Corporation	21,428,571	78,571,429

	Facility A	Facility B	Facility C1	Facility C2
	Commitments	Commitments	Commitments	Commitments
Lender	(€)	(€)	(€)	(US$)
Debt Strategies Fund III, Inc.					820,000

Debt Strategies Fund II, Inc.					4,200,000

Debt Strategies Fund, Inc.					1,800,000

Senior High Income Portfolio, Inc.					3,180,000

Morgan Stanley Senior Funding, Inc.	21,428,571	78,571,429

Oppenheimer Senior Floating Rate Fund					4,100,000

Scotiabank Europe plc	21,428,571	8,571,429

Van Kampen Prime Rate Income Trust					15,000,000

Van Kampen Senior Income Trust					10,000,000

UBS AG, London Branch	21,428,571	78,571,429

Total	€750,000,000	€2,750,000,000	€95,000,000	US$	347,500,000

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS
PART 1
TO BE DELIVERED BEFORE THE FIRST ADVANCE
1.	Constitutional Documents

A copy of the memorandum and articles of association and certificate of incorporation of each Obligor (other than the US Borrower) and the partnership agreement in relation to the US Borrower.

2.	Authorisations

(a)	A copy of an extract of a resolution of the board of directors (or equivalent) of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (including, in the case of each Guarantor, the giving of the guarantee under Clause 14 (Guarantee)) and resolving that it execute and, where applicable, deliver the Finance Documents;

(ii)	authorising a specified person or persons to execute and, where applicable, deliver the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including Requests) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party;
(b)	a specimen of the signature of each person authorised by the resolutions referred to in paragraph (a) above;

(c)	certificate of an authorised signatory of each of UPC Broadband and the US Borrower respectively certifying that each copy of the documents specified in Part 1 of this Schedule 2 and supplied by UPC Broadband or the US Borrower (as the case may be) is a true copy and in full force and effect as at a date no earlier than the Signing Date; and

(d)	Evidence that all of the requirements of Section 25 of the Netherlands Works Council Act (Wet op de Ondernemingsraden) in connection with the transactions contemplated by the Finance Documents have been complied with.

3.	Legal opinions

(a)	Legal opinions of:
(i)	Allen & Overy, London, Amsterdam and New York, legal advisers to the Lead Arrangers;

(ii)	Loeff Claeys Verbeke, Brussels, legal advisers to the Lead Arrangers;

(iii)	Vinge KB, Stockholm, legal advisers to the Lead Arrangers;

(iv)	Wiersholm, Mellbye & Bech, Oslo, legal advisers to the Lead Arrangers.

(b)	Legal opinion of Holme Roberts & Owen LLP, legal advisers to the Borrowers, addressed to the Finance Parties and confirming that the Facility will not cause any default under the existing high yield indentures of UPC or UGC.

4.	Existing Financial Indebtedness

Evidence that:
(a)	all availability under the facility agreements or other documentation relating to any Financial Indebtedness (Relevant Financial Indebtedness) described in Schedule 9 (Relevant Financial Indebtedness) has irrevocably been cancelled in full or will be irrevocably cancelled in full as at the first Utilisation Date;

(b)	all indebtedness under such facility agreements or other documentation relating to any Relevant Financial Indebtedness has been repaid in full or will be repaid in full upon the making of the first Advance;

(c)	all letters of credit and guarantees and similar instruments issued under such facility agreements or other documentation relating to any Relevant Financial Indebtedness have been cancelled and that no cash collateral is held by the relevant issuing banks in respect of those instruments (or that the foregoing will be achieved upon the making of the first Advance); and

(d)	all Security Interests described in Schedule 8 (Relevant Security Interests) have been released (or will be released upon the making of the first Advance) and that all parties with an interest in such Security Interests have consented to such release.
5.	Capital and corporate structure

(a)	A certificate from a director of UPC Broadband addressed to the Finance Parties confirming that as at the first Utilisation Date (following the first Utilisation hereunder) there will be no Subordinated Shareholder Loans outstanding from the Borrower Group to any Subordinated Creditors other than Subordinated Shareholder Loans owing by UPC Broadband to UPC Holdco in a principal amount of not less than €1,400,000,000.

(b)	Evidence as to the capital and corporate structure of the Borrower Group as at the first Utilisation Date, such structure being consistent with the description set out in Schedule 10 (Borrower Group Structures).

6.	Finance Documents

(a)	The Security Documents listed in Schedule 7 (Security Documents) duly executed by all parties thereto.

(b)	The Security Deed duly executed by all parties thereto.

(c)	All relevant notices of security required to be delivered under any Security Document together with acknowledgements of such notices, in each case in the form required by the relevant Security Document.

(d)	Delivery to the Security Agent of share certificates and duly completed blank stock transfer forms (or equivalent) in respect of all shares or partnership interests (as applicable) subject to the Security Documents listed in Schedule 7 (Security Documents).

(e)	UCC-1 Financing Statements duly executed by each of UPC Holding and UPC Holding II.

(f)	Completion of all other steps specified by the Security Agent as being necessary to perfect the Security Interests intended to be created by the Security Documents listed in Schedule 7 (Security Documents).

(g)	Syndication Letter duly executed by all parties thereto.

(h)	Guarantor Accession Agreements duly executed by each of UPC Nederland B.V., UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) and Austria Holding B.V. (previously called Cable Networks Austria Holding B.V.)

7.	Financial information

(a)	Audited consolidated financial statements for UPC for the financial year ending 31 December 1999.

(b)	The Original Borrower Group Financial Statements, together with the financial statements of the Borrower Group for the Accounting Period ended 30 June 2000.

(c)	The Consultant’s Report.

(d)	A certificate from a director of UPC Broadband confirming that as at the first Utilisation Date (following the first Utilisation) Borrower Group Capitalisation will be equal to the figure specified in Clause 17.2(d) (Financial ratios).

8.	Other documents

(a)	Copies of the Material Contracts listed in 15.7 (Material Contracts).

(b)	A copy of (and of all applications for) any and all approvals, consents, licences, exemptions and other requirements of governmental and other authorities required for the entering into or performance of the Finance Documents to be entered into on or about the Signing Date by each party.

(c)	Restricted Person’s Framework Agreement and Obligors’ Framework Agreement, in each case duly executed by all parties thereto.

PART 2
TO BE DELIVERED BY AN ADDITIONAL GUARANTOR
1.	A Guarantor Accession Agreement, duly executed as a deed (or using any equivalent necessary formality, in the case of an Additional Guarantor incorporated outside the United Kingdom) by the Additional Guarantor.

2.	In the case of an Additional Guarantor (other than any UPC Broadband Holdco), a pledge over all the issued shares of the Additional Guarantor owned by any member of the Borrower Group in substantially the same form as a share pledge already granted to the Security Agent over shares of another Obligor incorporated in the same jurisdiction as the Additional Guarantor or in such other form as the Security Agent may reasonably require, together with a Security Provider’s Deed of Accession executed by such member of the Borrower Group, such notices and other documents as the Security Agent may require to perfect such share pledge.

3.	Details of:
(a)	(in the case of an Additional Guarantor, other than any UPC Broadband Holdco) all material receivables (aggregating €10,000,000 (or its equivalent in other currencies) or more) which are owed to the Additional Guarantor by Priority Telecom N.V.;

(b)	(in the case of an Additional Guarantor, other than UPC Broadband Holdco) all intercompany loans owed to the Additional Guarantor by any member of the Borrower Group, together with an Obligor Pledge of Shareholder Loans executed by the Additional Guarantor in respect of such intercompany loans and the other documents referred to in Clause 16.14(a) (Loans and guarantees); and

(c)	where the Additional Guarantor will become a UPC Broadband Holdco at the same time as, or after, it becomes an Additional Guarantor, details of all Financial Indebtedness owing to the Additional Guarantor by any member of the Borrower Group, together with a Pledge of Subordinated Shareholder Loans executed by the Additional Guarantor in respect of such Financial Indebtedness and the other documents referred to in Clause 16.24(a) (Shareholder Loans); and

(d)	(in the case of an Additional Guarantor, other than any UPC Broadband Holdco) all Financial Indebtedness owing by the Additional Guarantor to any Restricted Person, together with a Pledge of Subordinated Shareholder Loans executed by the relevant Restricted Person(s) (if any) in respect of such Financial Indebtedness and the other documents referred to in Clause 16.24(a) (Shareholder Loans).
4.	A pledge over such of the receivables referred to in subparagraph 3(a) above (in the case of an Additional Guarantor, other than any UPC Broadband Holdco) as in the opinion of the Security Agent is necessary to maintain the coverage of the Security Documents over such receivables owed to the Borrower Group on a basis consistent with Clause 16.25 (Further security over receivables) in substantially the same form as a receivables pledge already granted to the Security Agent (i) by a member of the Borrower Group incorporated in the same jurisdiction as the Additional Guarantor or (ii) in respect of receivables located in the same jurisdiction as the relevant receivables or (iii) in such other form as the Security Agent may reasonably request, together with all such notices and other documents as the Security Agent may require to perfect the receivables pledge.

5.	A copy of the memorandum and articles of association and certificate of incorporation (or other equivalent constitutional documents) of the Additional Guarantor (and any Subsidiary of the Additional Guarantor (a Relevant Subsidiary), the issued shares of which are to be subject to a share pledge referred to in paragraph 6 below).
6.	(a) Where the Additional Guarantor will become a UPC Broadband Holdco at the same time as, or after, it becomes an Additional Guarantor, a pledge over all the issued shares of UPC Broadband substantially in the same form as a share pledge already granted to the Security Agent over shares of UPC Broadband or in such other form as the Security Agent may reasonable require, together with such notices and other documents as the Security Agent may require to perfect such share pledge.

(b)	In the case of an Additional Guarantor (other than any UPC Broadband Holdco), a pledge over all the issued shares of any Subsidiary (a Relevant Subsidiary) of the Additional Guarantor (other than shares not owned by the Additional Guarantor or any Subsidiary of the Additional Guarantor) if in the opinion of the Security Agent such pledge is necessary to maintain the coverage of the Security Documents over shares in Obligors (other than UPC Holding and any other UPC Broadband Holdco) or other key members of the Borrower Group (being holding companies in respect of one or more members of the Borrower Group which carry on business in a particular jurisdiction). Such share pledge shall be in substantially the same form as a Share Pledge already granted to the Security Agent over shares in a person incorporated in the same jurisdiction as the Relevant Subsidiary or in such other form as the Security Agent may reasonably require, together with such notices and other documents as the Security Agent may require to perfect such pledge.
7.	A copy of a resolution of the board of directors of the Additional Guarantor:
(a)	approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement (and any relevant Security Document referred to in paragraphs 2, 3, 4 or 6 above (each an Additional Security Document) resolving that it execute the Guarantor Accession Agreement (and each Additional Security Document));

(b)	authorising a specified person or persons to execute the Guarantor Accession Agreement and each Additional Security Document; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents to be signed and/or despatched by it under or in connection with the Finance Documents.
8.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent reasonably considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Guarantor Accession Agreement or any Additional Security Document.

9.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 7 above.

10.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy of the documents specified in 0 of this 0 and provided by it is a true copy and in full force and effect as at a date no earlier than the date of the Guarantor Accession Agreement (and, in the case of an Additional Guarantor other than any UPC Broadband Holdco, if required by the Facility Agent, a certificate of each Relevant Subsidiary in respect

\

of each copy of the documents provided by it in accordance with the provisions of Part 2 of this Schedule 2).
11.	A copy of the latest financial statements (audited, if available) of the Additional Guarantor.

12.	A legal opinion of legal advisers to the Facility Agent, and, if applicable, other lawyers approved by the Facility Agent in the place of incorporation of the Additional Guarantor (and/or each Relevant Subsidiary) addressed to the Finance Parties.

13.	All other notices, documents and other steps required to perfect the security constituted by each Additional Security Document (including, without limitation, accession to, or entry into (as the case may be), by:
(a)	the relevant Additional Guarantor (and any member of the Borrower Group which is an intercompany debtor in respect of the Additional Guarantor) of an Obligors’ Framework Agreement; or

(b)	as the case may be, the relevant Restricted Person referred to subparagraph 3(d) above (and the Additional Guarantor) of a Restricted Person’s Framework Agreement.

SCHEDULE 3
MANDATORY COST FORMULAE
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, the arithmetic mean (rounded up, if necessary, to four decimal places) of the respective rates notified by each Reference Bank to the Facility Agent at its request as the rate resulting from the application of the formulae set out in paragraphs 3 and 4 below (the Additional Cost Rate).
3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:
(a)	in relation to a Sterling Advance:

AB+C(B-D)+Ex0.01
100-(A-C)	per cent. per annum
(b)	in relation to an Advance in any currency other than sterling:

Ex0.01
300	per cent. per annum.
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Reference Bank is from time to time required to maintain as an interest-free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost) and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 8.8(a)(Default interest) payable for the relevant Interest Period on the Advance;

C	is the percentage (if any) of Eligible Liabilities which that Reference Bank is required from time to time to maintain as interest-bearing Special Deposits with the Bank of England;

D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest-bearing Special Deposits;

E	is designed to compensate the Reference Banks for amounts payable under the Fees Rules (but, for this purpose, ignoring any minimum fee required pursuant to the Fees Rules) and is calculated by the Facility Agent as being the average for the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate; and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.
8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which its becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Reference Bank pursuant to paragraph 3 above is true and correct in all respects.
11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Costs to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Reference Bank pursuant to paragraphs 3, 7 and 8 above.
12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.
13.	The Facility Agent may from time to time, after consultation with UPC Broadband and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 4
FORM OF REQUEST AND CANCELLATION NOTICE
PART 1
FORM OF REQUEST

To:	[ ]

Attention:	[ ]

From:	[Borrower]	Date: [ ]
REQUEST (ADVANCE)
UPC Broadband Holding B.V. — €3,500,000,000 and US$347,500,000 and €95,000,000 Term and
Revolving Credit Agreement dated [           ] 2000
Dear Sirs,
We hereby give you notice pursuant to Clause 5.1 (Delivery of Request) of the above Credit Agreement that we require an Advance to be made to that Borrower under the Credit Agreement, as follows:

(a)	Facility:	[A, B, C1 or C2]

(b)	Utilisation Date:	[ ]

(c)	Requested Amount:	[ ]

(d)	Currency:	[ ]

(e)	Interest Period:	[ ]
Payment instructions with respect to the proceeds of the Advance to be made in relation to this Request are as follows: [            ].
We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.
Terms used in this Request and defined in the Credit Agreement have the same meaning in this Request as in the Credit Agreement.
Yours faithfully
[Authorised Signatory]
[Borrower]

PART 2
FORM OF CANCELLATION AND/OR PREPAYMENT NOTICE

To:	[ ] as Facility Agent

From:	[BORROWER]

		Date:	[ ]
UPC Broadband Holding B.V. — €3,500,000,000 and US$347,500,000 and €95,000,000 Term and
Revolving Credit Agreement dated [            ] 2000
1.	[We wish to cancel a portion of Total Facility A Commitments* and/or*/Total Facility B Commitments* and/or* Total Facility C Commitments* in the following amounts:

Cancellation:

Total Facility A Commitments:	[ ]*

Total Facility B Commitments:	[ ]*

Total Facility C1 Commitments:	[ ]*

Total Facility C2 Commitments:	[ ]*
OR
[We wish to prepay the whole or part of the following Advances which are to be applied against the Facilities in the following order:
(a)	Facilities:

Facility A Advance:	[ ]*

Facility B Advance:	[ ]*

Facility C1 Advance:	[ ]*

Facility C2 Advance:	[ ]*
(b)	Application of Advance[s]:

Facility A:	[ ]*

Facility B:	[ ]*

Facility C1:	[ ]*

Facility C2:	[ ]*
2.	Terms defined in the above Credit Agreement have the same meaning in this notice.

*	Delete as appropriate.

By:
[BORROWER]
Authorised Signatory

SCHEDULE 5
FORMS OF ACCESSION DOCUMENTS
PART 1
NOVATION CERTIFICATE

To:	[ ] as Facility Agent and UPC Broadband Holding B.V.

From:	[THE EXISTING LENDER] and [THE NEW LENDER]	Date: [ ]
UPC Broadband Holding B.V. — €3,500,000,000 and US$347,500,000 and €95,000,000 Term and
Revolving Credit Agreement dated [           ] 2000
We refer to Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed. Terms defined in the Credit Agreement have the same meaning in this Novation Certificate.
1.	We [ ] (the Existing Lender) and [ ] (the New Lender) agree to the Existing Lender and the New Lender novating all the Existing Lender’s rights and obligations referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations) of the Credit Agreement and clause 9.3 (Transfers by the Lenders) of the Security Deed.
2.	In the case of a Facility under which a Dutch Borrower is a Borrower, on the [date of execution of the Novation Certificate] and on the [effective transfer date], the New Lender represents and warrants to the Existing Lender, the other Finance Parties and each Dutch Borrower that it is exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with [name of Dutch Borrower] [:
(i)	it is a Professional Market Party;

(ii)	it acknowledges that as a consequence it has no benefit from the (creditor) protection under the Dutch Banking Act for non-Professional Market Parties; and

(iii)	it has made its own credit appraisal of each Dutch Borrower.][1]
3.	The Facility Office and address for notices of the New Lender for the purposes of Clause 32.2 (Addresses for notices)are set out in the Schedule.
4.	This Novation Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Novation Certificate.
5.	This Novation Certificate is governed by English law.

[1]	Include and delete as appropriate.

THE SCHEDULE
Rights and obligations to be novated
[Details of the rights and obligations of the Existing Lender to be novated.]

[New Lender]
[Facility Office	Address for notices for administrative purposes
Address for notices for credit purposes]
[Existing Lender]	[New Lender]	[ ]
By:	By:	By:
Date:	Date:	Date:

PART 2
GUARANTOR ACCESSION AGREEMENT

To:	[ ] as Facility Agent and [ ] as Security Agent

From:	[PROPOSED GUARANTOR]
Date: [ ]
UPC Broadband Holding B.V. — €3,500,000,000 and US$347,500,000 and €95,000,000 Term and
Revolving Credit Agreement dated [                      ] 2000
We refer to Clause 26.4 (Additional Gurantors). Terms defined in the Credit Agreement have the same meaning in this Deed.
We, [name of company] of [Registered Office] (Registered no. [            ]) agree:
(a)	to become an Additional Guarantor and to be bound by the terms of the Credit Agreement as an Additional Guarantor in accordance with Clause 26.4 (Additional Guarantors);
(b)	to become a party to the Security Deed as a Charging Entity and to observe, perform and be bound by the terms and provisions of the Security Deed in the capacity of a Charging Entity in accordance with clause 9.6 (Charging Entities) of the Security Deed; and
(c)	to become a party to the Intercreditor Agreement as a Charging Entity and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity of a Charging Entity in accordance with Clause 8.1 of the Intercreditor Agreement.
Our address for notices for the purposes of Clause 32.2 (Addresses for notices) is:

[

]
This Deed is governed by English law.

Executed as a deed by	)	Director
[PROPOSED GUARANTOR]	)
acting by	)	Director/Secretary
and	)

SCHEDULE 6
FORM OF CONFIDENTIALITY UNDERTAKING
PART 1
FORM OF LMA CONFIDENTIALITY UNDERTAKING
LMA CONFIDENTIALITY LETTER (PURCHASER)
[Letterhead of Existing Lender]
To:

 Re: The Facility

Borrowers:
Amount:
Agent:

[insert name of New Lender]

Dear Sirs
We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1.	Confidentiality Undertaking

You undertake:
(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility;

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom we pass any Confidential Information (unless disclosed under subparagraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Borrower Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facility.
2.	Permitted Disclosure

(a)	We agree that you may disclose Confidential Information:
(i)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(ii)	(A) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (B) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (C) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group;

(iii)	with the prior written consent of us and the Borrower.
(b)	Notwithstanding any other provision of this letter, any party to this letter (and any of its affiliates, officers, directors, employees, representatives, professional advisers, or other agents) may and has since the commencement of discussions with respect to the Facility been permitted to disclose to any and all persons, without limitation of any kind:
(i)	the U.S. tax treatment and U.S. tax structure (each as defined below) of the Facility; and

(ii)	all material of any kind (including opinions and other tax analyses) that are provided to such party relating to such U.S. tax treatment or U.S. tax structure, except to the extent reasonably necessary to comply with applicable federal or state securities laws.

For the purposes of this subsection, the U.S. tax treatment of the Facility is the purported or claimed U.S. federal, state and local income tax treatment of the Facility, and the U.S. tax structure of the Facility is any fact that may be relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of the Facility. This authorisation is not intended to permit disclosure of any information (other than information relating to U.S. tax treatment or U.S. tax structure of the Facility) including (without limitation) (i) any portion of any materials to the extent not related to the U.S. tax treatment or U.S. tax structure of the Facility, (ii) the identities of participants or potential participants in the Facility (except to the extent such identities are related to the tax treatment or the U.S. tax structure of the Facility), (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the U.S. tax treatment or the U.S. tax structure of the Facility), or (v) any other term or detail not relevant to the U.S. tax treatment or the U.S. tax structure of the Facility.
3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under subparagraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under subparagraph 2(b) above.
5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Facility or (b) 12 months after we have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than subparagraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).
6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:
(a)	neither we nor any of our officers, employees or advisers (each a Relevant Person) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Borrower Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Borrower Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Borrower Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Borrower Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.
7.	No Waiver; Amendments, etc.

This letter sets out the full extent of our obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information

We acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.
9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Borrower Group.
10.	Third party rights

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Borrower Group to rescind or vary this letter at any time.
11.	Governing Law and Jurisdiction

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.
12.	Definitions

In this letter (including the acknowledgement set out below):

Borrower Group means UPC Broadband and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

Confidential Information means any information relating to a Borrower, the Borrower Group, the Facility including, without limitation, the information memorandum provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Borrower Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

Participant Group means us, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

Permitted Purpose means considering and evaluating whether to enter into the Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully
....................................
For and on behalf of
[Arranger]

To:	[Existing Lender]

The Borrower and each other member of the Borrower Group
We acknowledge and agree to the above:
....................................
For and on behalf of
[New Lender]

PART 2
FORM OF LSTA CONFIDENTIALITY UNDERTAKING
Master Confidentiality Agreement dated as of [           ] (this Agreement) between [Existing Lender] (the Existing Lender) and [New Lender] (the New Lender).
This Agreement sets forth the terms and conditions that will apply, in each instance, to the treatment of certain non-public information that the Existing Lender may supply to the New Lender in connection with the consideration by the New Lender of its participating in any financing or proposed financing (a Financing) for any borrower or group of borrowers (each a Borrower) specified in a Schedule described below.
As used herein: (a) Evaluation Material refers to (i) the non-public information furnished to the Existing Lender, including any Information Memorandum, in respect of a particular Financing of a Borrower that the Existing Lender supplies to the New Lender on or after the date of the Schedule in respect of such Financing, (ii) all memoranda, notes, and other documents and analyses (collectively, analyses) internally developed by the Existing Lender that it supplies to the New Lender and (iii) all analyses developed by the New Lender using any information specified under clauses (i) and (ii) above; (b) Internal Evaluation Material refers to analyses specified under clause (iii) of the definition of Evaluation Material; and (c) participation refers to a transfer of a lender’s interest in a Financing (or a grant of derivative rights in respect thereof), whether by assignment, participation or otherwise (and participate and participating shall have correlative meanings thereto).
As a condition to the Existing Lender’s furnishing the New Lender with any Evaluation Material in the Existing Lender’s possession in respect of a particular Financing, the New Lender shall execute and return to the Existing Lender a schedule, in substantially the form of Exhibit A attached hereto, that the Existing Lender may have completed, executed and delivered to it (a Schedule). Each Schedule shall identify the Existing Lender and the New Lender in respect of such Financing and the related Evaluation Material, the name of each Borrower that the New Lender has under consideration and a description of the documentation (the Operative Documentation) in respect thereof.
The New Lender in respect of a particular Financing agrees that it will use all Evaluation Material in respect of such Financing solely for the purpose of evaluating its possible participation, or obtaining the participation of another eligible person (an Additional Assignee), in such Financing and that the New Lender will use reasonable precautions in accordance with its established procedures to keep such information confidential; provided, however, that any such information may be disclosed to the partners, directors, officers, employees, agents, counsel, auditors, affiliates, advisors and representatives (collectively, Representatives) of the New Lender’s institution who need to know such information for the purpose of evaluating its participation in such Financing (it being understood that such Representatives shall be informed by the New Lender of the confidential nature of such information and shall be directed by it to treat such information in accordance with the terms of this Agreement) and to any Additional Assignee and its Representatives (provided that such Additional Assignee shall have previously executed and delivered to the New Lender an agreement in substantially the same substance as this Agreement in respect of the Evaluation Material). The New Lender agrees to be responsible for any breach of this Agreement that results from the actions or omissions of its Representatives. Notwithstanding the foregoing, the New Lender will not use such information to obtain an Additional Assignee if otherwise prohibited by agreements binding on the New Lender.
In addition, the New Lender in respect of a particular Financing agrees that prior to the settlement of its participation in such Financing, it will not disclose to any person, other than its Representatives, the identity of the Existing Lender with which discussions or negotiations are taking place concerning the New Lender’s possible participation in the related Financing or any of the terms or conditions of such proposed participation. The term person as used in this Agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity and, if the New Lender’s participation in the Financing would constitute a secondary market transaction, the Borrower.
The New Lender in respect of a particular Financing shall be permitted to disclose any related Evaluation Material (and the fact that such Evaluation Material has been made available to it and that discussions or negotiations are taking place concerning the transaction or any of the terms, conditions or other facts with respect thereto) in the event that the New Lender is required by law or regulation or requested by any governmental agency or other regulatory authority (including any self-regulatory organization having or claiming to have jurisdiction) or in connection with any legal proceedings. The New Lender agrees that it will notify the Existing Lender as soon as practical in the event of any such disclosure (other than as a result of an examination by any regulatory agency), unless such notification shall be prohibited by applicable law or legal process.
The New Lender in respect of a particular Financing and its Representatives shall have no obligation hereunder with respect to any information in any related Evaluation Material to the extent that such information (i) is or becomes generally available to the public other than as a result of a disclosure by the New Lender in violation of this Agreement, (ii) was within the New Lender’s possession prior to its being furnished to it pursuant hereto, provided that the source of such information was not known by the New Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any other party with respect to such information or (iii) is or becomes available to the New Lender on a non-confidential basis from a source other than the Borrower or the Existing Lender, or their respective Representatives, provided that such source is not known by the New Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Existing Lender, the Borrower or any other party with respect to such information.
Notwithstanding any other provision of this letter, any party to this letter (and any of its affiliates, officers, directors, employees, representatives, professional advisers, or other agents) may and has since the commencement of discussions with respect to the Facility been permitted to disclose to any and all persons, without limitation of any kind:
(a)	the U.S. tax treatment and U.S. tax structure (each as defined below) of the Facility; and
(b)	all material of any kind (including opinions and other tax analyses) that are provided to such party relating to such U.S. tax treatment or U.S. tax structure, except to the extent reasonably necessary to comply with applicable federal or state securities laws.
For the purposes of this subsection, the U.S. tax treatment of the Facility is the purported or claimed U.S. federal, state and local income tax treatment of the Facility, and the U.S. tax structure of the Facility is any fact that may be relevant to understanding the purported or claimed U.S. federal, state and local income tax treatment of the Facility. This authorisation is not intended to permit disclosure of any information (other than information relating to U.S. tax treatment or U.S. tax structure of the Facility) including (without limitation) (i) any portion of any materials to the extent not related to the U.S. tax treatment or U.S. tax structure of the Facility, (ii) the identities of participants or potential participants in the Facility (except to the extent such identities are related to the tax treatment or the U.S. tax structure of the Facility), (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the U.S. tax treatment or the U.S. tax structure of the Facility), or (v) any other term or detail not relevant to the U.S. tax treatment or the U.S. tax structure of the Facility.

To the extent the Operative Documentation for a particular Financing contains provisions regarding the use of non-public information which conflict with, are more restrictive than or are in addition to the provisions of this Agreement, then (so long as such Operative Documentation shall be effective as to the Existing Lender) solely with application to any Evaluation Material concerning the Borrower that is the subject of such Financing (and without application hereunder to any other Evaluation Material or otherwise), such provisions of the Operative Documentation shall be incorporated herein by this reference and shall supersede and control the terms of this Agreement to the extent that such provisions are in conflict with or more restrictive than the terms hereof or are in addition to those contained herein. Upon the New Lender’s request, the Existing Lender will furnish to the New Lender the provisions of the Operative Documentation for such Financing regarding the use of non-public information. In addition, in the event that the New Lender actually becomes a lender (bound as a party to the Operative Documentation) with respect to a particular Financing, the application of this Agreement in respect of all Evaluation Material in respect of such Financing shall terminate and the applicable confidentiality provisions, if any, contained in the Operative Documentation shall govern and control.
If the New Lender in respect of a particular Financing chooses not to participate in such Financing, the New Lender agrees on request of the Existing Lender to return to the Existing Lender as soon as practical all related Evaluation Material (other than Internal Evaluation Material) or destroy such Evaluation Material (other than Internal Evaluation Material) without retaining any copies thereof unless prohibited from doing so by its internal policies and procedures.
The New Lender in respect of a particular Financing understands and agrees that the Existing Lender will have received the related Evaluation Material from third party sources (including the Borrower) and that the Existing Lender bears no responsibility (and shall not be liable) for the accuracy or completeness (or lack thereof) of such Evaluation Material or any information contained therein.
The New Lender hereby acknowledges that United States securities laws prohibit any person with material, non-public information about an issuer from purchasing or selling securities of such issuer or, subject to certain limited exceptions, from communicating such information to any other person. The New Lender agrees to comply with its internal compliance policies and procedures with respect to material confidential information.
The New Lender agrees that money damages would not be a sufficient remedy for breach of this Agreement, and that in addition to all other remedies available at law or in equity, the Existing Lender shall be entitled to seek equitable relief, including injunction and specific performance, without proof of actual damages.
This Agreement (including each Schedule delivered pursuant hereto and the provisions of any Operative Documentation incorporated herein by reference) embodies the entire understanding and agreement between the parties with respect to all Evaluation Material for each Financing and supersedes all prior understandings and agreements relating thereto. Unless otherwise agreed in writing between the parties hereto, the application of this Agreement shall terminate with respect to all Evaluation Material concerning each Financing on the date falling one year after the Schedule in respect of such Financing.
This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of law (except Section 5-1401 of the New York General Obligation Law to the extent that it mandates that the law of the State of New York govern).
This Agreement may be signed in counterparts, each of which shall be an original and both of which taken together shall constitute the same instrument.

It is understood by the parties that the custom in the loan syndications and loan trading markets is to execute and deliver any confidentiality agreement, schedule, confirmation or other transaction documents by telecopy or telefax. The parties agree that all telecopied or telefaxed copies of this Agreement, the Schedules, confirmations and other transaction documents, and signatures hereto and thereto, shall be duplicate originals.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.
[Existing Lender]

By:

Name: Title:

[New Lender]

By:

Name: Title:

EXHIBIT A
     This Schedule, dated as of [      ], is one of the Schedules referred to in the Master Confidentiality Agreement dated today between [Existing Lender] and [New Lender], Terms used herein, unless defined herein, shall have the respective meanings given them in said Master Confidentiality Agreement.
Name(s) of the Borrower(s): [               ]
Description of the Operative Documentation: [               ]
Existing Lender
[               ]
By:  [               ]
Name:
Title:
Received and accepted as of
the date first written above:
New Lender
[               ]
By:  [               ]
Name:
Title:

SCHEDULE 7
SECURITY DOCUMENTS
1.	Each share pledge given in favour of the Security Agent by:
(a)	UPC Holding in respect of its interest in the share capital of UPC Broadband dated 31 October 2000;

(b)	UPC Holding in respect of its interest in the share capital of UPC Holding II dated 31 October 2000;

(c)	UPC Broadband in respect of its interest in the share capital of UPC Scandinavia Holding B.V. dated 31 October 2000;

(d)	UPC Broadband in respect of its interest in the share capital of UPC Austria Holding B.V. (previously called Cable Networks Austria Holding B.V.) dated 31 October 2000;

(e)	UPC Broadband in respect of its interest in the share capital of UPC France Holding B.V. dated 31 October 2000;

(f)	UPC Broadband in respect of its interest in the share capital of UPC Nederland B.V. dated 31 October 2000;

(g)	UPC Broadband in respect of its interest in the share capital of UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) dated 31 October 2000;

(h)	UPC Scandinavia Holding B.V. in respect of its interest in the share capital of UPC Norge AS dated 31 October 2000;

(i)	UPC Scandinavia Holding B.V. and Austria Holding B.V. (previously called Cable Networks Austria Holding B.V.) in respect of their respective interests in the share capital of UPC Belgium SA dated 31 October 2000;

(j)	UPC Scandinavia Holding B.V. in respect of its interest in the share capital of NBS Nordic Broadband Services AB dated 31 October 2000;

(k)	UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) in respect of its interest in the share capital of UPC Czech Holding B.V. dated 31 October 2000;

(l)	UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) in respect of its interest in the share capital of UPC Slovakia Holding B.V. dated 31 October 2000;

(m)	UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) in respect of its interest in the share capital of UPC Romania Holding B.V. dated 31 October 2000;

(n)	UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.) in respect of its interests in the share capital of Telekabel Hungary N.V. dated 31 October 2000;

(o)	UPC Broadband in respect of its interest in the share capital of UPC Poland Holding B.V. (previously called UPC Telecom B.V.).
2.	Pledge by each of UPC Holding and UPC Holding II of its partnership interest in the US Borrower.
3.
(a)    Obligor Pledge of Shareholder Loans between UPC Broadband, UPC Scandinavia Holding B.V., UPC Central Europe Holdings B.V. (previously called Stipdon Investments B.V.), UPC Nederland B.V. and UPC Financing Partnership and the Security Agent dated 31 October 2000;

(b)	Pledge of Subordinated Shareholder Loans between UPC Holding and the Security Agent dated 31 October 2000;

(c)	Obligor Pledge of Shareholder Loans between UPC Broadband and the Security Agent dated 31 May 2002;

(d)	Obligor Pledge of Shareholder Loans between UPC Broadband and the Security Agent dated 2 December 2002;

(e)	Obligor Pledge of Shareholder Loans between UPC Central Europe Holdings B.V. (previously called Stipdon Investments B.V.) and the Security Agent dated 2 December 2002;

(f)	Obligor Pledge of Shareholder Loans between Scandinavia Holding B.V. and the Security Agent dated 2 December 2002;

(g)	Obligor Pledge of Shareholder Loans between UPC Broadband and the Security Agent dated 9 April 2003;

(h)	Obligor Pledge of Shareholder Loans between UPC Broadband and the Security Agent in respect of UPC Poland Holding B.V. receivables;

(i)	Obligor Pledge of Shareholder Loans between UPC Poland Holding B.V. and the Security Agent in respect of UPC Polska LLC receivables;

(j)	Obligor Pledge of Shareholder Loans between UPC France Holding B.V. and the Security Agent in respect of MediaReseaux receivables; and

(k)	Obligor Pledge of Shareholder Loans between UPC Broadband and the Security Agent in respect of UPC France Holding SNC receivables.
4.	Deed of pledge of registered shares in favour of the Security Agent by UPC Broadband over its interest in UGC Europe Holding Services B.V. dated 4 July 2002.
5.	Bank account pledge between UPC Broadband, Fortis Bank (Nederland N.V.) and the Security Agent dated 22 October 2001.
6.	Securities account pledge between UPC Scandinavia Holding B.V., Fortis Bank (Nederland) N.V. and the Security Agent in relation to the shares in the capital of NBS Nordic Broadband AB.

SCHEDULE 8
RELEVANT SECURITY INTERESTS
(A)	Security granted in connection with the loan agreement between N.V. Telekabel as Borrower, Bank of America International Limited, Citibank, N.A., Deutsche Bank AG London, Meespierson N.V. and Paribas as Arrangers and others, dated 10 March 1999 (the N.V. Telekabel Facility).
(B)	Security granted in connection with credit facility agreement between Cable Network Brabant Holding B.V. as Borrower and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. as Agent and Initial Lender, dated 20 February 1998, as amended.
(C)	Security granted in connection with bridge facility agreement between A2000 Holding N.V., Kabeltelevisie Amsterdam B.V. and A2000 Hilversum B.V. as Borrowers and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. as Arranger and Agent, dated 15 December 1999 (the A2000 Facility).
(D)	Security granted in connection with revolving loan facility agreement for NLG90,000,000 between GelreVision Holding B.V. as Borrower, MeesPierson N.V. as Arranger, Facility Agent and Security Agent and others, dated 17 November 1999.
(E)	Security granted in connection with facility agreement for €250,000,000 between UPC France S.A. and Médiaréseaux S.A. as Borrowers, Paribas, Crédit Lyonnais S.A and ING Barings as Joint Arrangers, Videopole S.A., Citéréseau S.A. and InterComm France Holding S.A. as Original Guarantors and Paribas as Facility Agent and Security Agent, dated 7 April 2000 (the Médiaréseaux Facility).
(F)	Security granted in connection with revolving credit facility agreement for €500,000,000 between UPC Nederland B.V. as Borrower, Chase Manhattan plc and Toronto Dominion Bank Europe Limited as Arrangers, The Chase Manhattan Bank and The Toronto-Dominion Bank as Original Lenders and Toronto Dominion Bank Europe Limited as Agent, dated 9 June 2000.
(G)	Security granted in connection with loan and note issuance agreement for up to €1,000,000,000 between UPC Facility BV, TeleKabel Wien GmbH and Janco Multicom A/S as Borrowers, the banks, guarantors and arrangers named therein and The Toronto-Dominion Bank as Agent and Security Agent, dated 27 July 1999 (the UPCF Facility).
(H)	Security granted in connection with the Loan agreement and working capital facility for up to KC 510,000,000 between, among others, Dottelkabel A.S. as Borrower, De Nationale Investerings — bank N.V. as Facility Agent and Lenders and Creditanstalt A.S. as Working Capital Bank and Lender, dated 16 June 1998 and June 1998 respectively.

SCHEDULE 9
RELEVANT FINANCIAL INDEBTEDNESS
1.	Loan agreement for up to NLG340,000,000 between N.V. Telekabel as Borrower, Bank of America International Limited, Citibank, N.A., Deutsche Bank AG London, MeesPierson N.V. and Paribas, as Arrangers and others, dated 10 March 1999;
2.	Credit facility agreement between Cable Network Brabant Holding B.V. as Borrower and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. as Agent and Initial Lender, dated 20 February 1998, as amended;
3.	Bridge facility agreement between A2000 Holding N.V., Kabeltelevisie Amsterdam B.V. and A2000 Hilversum B.V. as Borrowers and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. as Arranger and Agent, dated 15 December 1999;
4.	Revolving loan facility agreement for NLG90,000,000 between Gelrevision Holding B.V. as Borrower, MeesPierson N.V. as Arranger, Facility Agent and Security Agent and others, dated 17 November 1999;
5.	Facility agreement for €250,000,000 between UPC France S.A. and Mediareseaux S.A. as Borrowers, Paribas, Crédit Lyonnais S.A. and ING Barings as Joint Arrangers, Videopole S.A., Citéréseau S.A. and InterComm France Holding S.A. as Original Guarantors and Paribas as Facility Agent and Security Agent, dated 7 April 2000;
6.	Revolving credit facility agreement for €500,000,000 between UPC Nederland B.V. as Borrower, Chase Manhattan plc and Toronto Dominion Bank Europe Limited as Arrangers, The Chase Manhattan Bank and The Toronto-Dominion Bank as Original Lenders and Toronto Dominion Bank Europe Limited as Agent, dated 9 June 2000;
7.	Loan and note issuance agreement for up to €1,000,000,000 between UPC Facility B.V., TeleKabel Wien GmbH and Janco Multicom A/S as Borrowers, the banks, guarantors and arrangers named therein and The Toronto-Dominion Bank as Agent and Security Agent, dated 27 July 1999; and
8.	Loan Agreement and working capital facility for up to KC510,000,000 between, among others Dattelkabel A.S. as Borrower, De Nationale Investeringsbank N.V. as Facility Agent and Lender and Creditanstalt A.S. as Working Capital Bank and Lender, dated 16 June 1998 and June 1998 respectively.

SCHEDULE 10
BORROWER GROUP STRUCTURE
*	All the asterisked entities are not part of the Borrower Group at the Signing Date. These entities figure on the chart for the sake of clarification.
1.	One share in UPC Belgium S.A. is held by UPC Austria Holding B.V.
*	All the asterisked entities are not part of the Borrower Group at the Effective Date. These entities figure on the chart for the sake of clarification.
1.	One share in UPC Belgium S.A. is held by Cable Network Austria Holding B.V.

SCHEDULE 11
SHAREHOLDERS’ AGREEMENTS
1.	Austria

Syndikatsvereinbarung (shareholders agreement) dated 28 June 1995 among Osterreichische Philips Industrie GmbH, Cable Networks Austria Holding B.V. and Kabel-TV-Wien GmbH. (In English and German).
2.	France

Stockholders Agreement dated 29 February 2000 between Belmarken Holding B.V., InterComm France CVOHA, InterComm France II CVOHA and Reflex Participants.
3.	The Netherlands

Shareholders’ Agreement, dated 6 July 1995, among The Municipality of Amsterdam, A2000 Holding N.V. and Kabeltelevisie Amsterdam B.V. (in English).
4.	Romania

Partnership Agreement between Comtec 2000, Multicanal Holdings S.R.L. and Control SA.

SIGNATORIES
[This section is not restated]

SCHEDULE 3
RESTATED SECURITY DEED
DATED 26 OCTOBER 2000
AS AMENDED AND RESTATED PURSUANT TO AN AMENDMENT AND RESTATEMENT
AGREEMENT DATED 16 JANUARY 2004
AN AMENDMENT DEED DATED 24 JUNE 2004
AND A DEED OF AMENDMENT AND RESTATEMENT
DATED 10 May 2006
Allen & Overy LLP

THIS DEED is dated 26 October 2000 as amended and restated pursuant to an amendment and restatement agreement dated 16 January 2004, an amendment deed dated 24 June 2004 and a deed of amendment and restatement dated 10 May 2006 and made
BETWEEN:
(1)	UPC BROADBAND HOLDING B.V. (previously called UPC Distribution Holding B.V.), (UPC Broadband) and UPC FINANCING PARTNERSHIP (the US Borrower) as Borrowers;

(2)	UPC HOLDING B.V., a private limited company incorporated under the laws of The Netherlands with its registered office as of the Signing Date at Beech Avenue 100, 1119 PW Schiphol Rijk, Postbus 74763, 1070 BT Amsterdam, The Netherlands as Subordinated Creditor;

(3)	THE COMPANIES whose names and addresses are set out in Schedule 1 as Original Guarantors;

(4)	CHASE MANHATTAN plc, TD BANK EUROPE LIMITED, ABN AMRO BANK N.V., BANK OF AMERICA INTERNATIONAL LIMITED, BNP PARIBAS, CIBC WORLD MARKETS plc, CRÉDIT LYONNAIS S.A., FORTIS BANK (NEDERLAND) N.V., and THE ROYAL BANK OF SCOTLAND plc in their capacity as Lead Arrangers;

(5)	THE LENDERS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in Schedule 2 in their capacities as Lenders;

(6)	TORONTO DOMINION (TEXAS) LLC in its capacity as Facility Agent;

(7)	TD BANK EUROPE LIMITED in its capacity as Security Agent;

(8)	TORONTO DOMINION (TEXAS) LLC in its capacity as facility agent under the New Facility Agreement (as defined below) (the 2004 Facility Agent);

(9)	The Senior Hedging Banks who are party to this Deed from time to time; and

(10)	The High Yield Hedging Banks who are a party to this Deed from time to time.
WHEREAS:
(A)	By an agreement (as from time to time amended, varied, extended, restated, refinanced or replaced, the Agreement) dated 26 October 2000 and made between the Borrowers (1), the entities whose names and registered offices are set out in Schedule 1 thereto as Original Guarantors (2), the Lead Arrangers (3), the banks and financial institutions whose names and addresses are set out in Schedule 2 thereto (4), the Facility Agent (5) and the Security Agent (6), the Lenders agreed to make available to the Borrowers credit facilities of up to €3,500,000,000 pursuant to Facility A and Facility B and a total of €95,000,000 and US$347,500,000 pursuant to Facility C.

(B)	The execution and delivery of this Deed, pursuant to which, inter alia, the Security Agent agrees to hold the benefit of the Security Agent Security Documents (including the security created thereby) on trust or as otherwise provided by this Deed is one of the conditions precedent to the Lenders making their Commitments available under the Agreement.

1

1.	INTERPRETATION

1.1	Definitions

In this Deed (including its recitals), unless the context otherwise requires:
2004 Finance Parties means the Finance Parties under and as defined in the New Facility Agreement;
2004 Lenders means the Lenders under and as defined in the New Facility Agreement;
2004 Majority Lenders means the Majority Lenders under and as defined in the New Facility Agreement;
Additional Currency has the meaning given to it in the New Facility Agreement;

Additional Facility means an additional term loan facility referred to in clause 2.2 (Additional Facilities) of the New Facility Agreement;

Additional Facility Accession Agreement means a deed in the form of part 3 of Schedule 5 of the New Facility Agreement, with such amendments as the 2004 Facility Agent may approve or reasonably require;

Additional Facility Commitment means in relation to:
(a)	an Initial Additional Facility Lender, the amount in euros, US Dollars or an Additional Currency set out as the Additional Facility Commitment of a 2004 Lender in the relevant Additional Facility Accession Agreement and the amount of any other Additional Facility Commitment transferred to it in accordance with the New Facility Agreement; and

(b)	any other 2004 Lender, the amount in euros, US Dollars or an Additional Currency (as applicable) transferred to it in accordance with the New Facility Agreement, to the extent not cancelled, reduced or transferred by it in accordance with the New Facility Agreement;

Beneficiaries means the Second Beneficiaries and, where the context permits, the First Beneficiary;

Changeover Date means the date on which:
(a)	the Total Commitments have been irrevocably cancelled or reduced to nil and all Senior Indebtedness has been irrevocably paid in full; and

(b)	the Total Commitments (as defined in the New Facility Agreement) have been irrevocably cancelled or reduced to nil and all Senior Indebtedness (as defined in the New Security Deed) has been irrevocably paid in full. Paragraph (b) of this definition shall not apply for the purposes of Clause 7.8 (Indemnity Beneficiaries) only.
Charging Entities means the Borrowers, the Original Guarantors, UPC Holding, any other person who enters into a Guarantor Accession Agreement pursuant to Clause 4.1 (Documentary Conditions precedent) or Clause 26.4 (Additional Guarantors) of the Agreement and any Subordinated Creditor, Security Provider or Hedging Counterparty who has entered into a Security Provider’s Deed of Accession;

2

Deed of Accession means a Facility Agent’s Deed of Accession, a Security Agent’s Deed of Accession, a Senior Hedging Bank’s Deed of Accession, a High Yield Hedging Bank’s Deed of Accession, a Guarantor Accession Agreement, or a Security Provider’s Deed of Accession (as the case may be);

disposal includes any sale, lease, sub-lease, assignment or transfer, the grant of an option or similar right, the grant of any easement, right or privilege, the creation of a trust or other equitable interest in favour of a third party, a sharing or parting with possession or occupation whether by way of licence or otherwise and the granting of access to any other person over any intellectual property, and dispose and disposition shall be construed accordingly;

Enforcement Date means (a) at any time before the Changeover Date, the date on which the Facility Agent gives a notice under Clause 18.22 (Acceleration) of the Agreement or the 2004 Facility Agent gives a notice under clause 18.22 (Acceleration) of the New Facility Agreement or (b) at any time on or after the Changeover Date, the date on which the Security Agent notifies UPC Broadband that an event of default or termination event (however described) has occurred and is continuing under the Senior Hedging Agreements or the High Yield Hedging Agreements;

Facility A Refinancing Date means the date when all outstanding Facility A Advances are repaid or prepaid and Facility A is cancelled in full.

Facility Agent’s Deed of Accession means a deed of accession substantially in the form set out in Schedule 3 (Form of Facility Agent’s Deed of Accession);

First Beneficiary means the Security Agent, to the extent only of the amounts payable to the Security Agent (for its own account) pursuant to the Agreement or any of the Security Agent Security Documents (which includes without limitation all amounts payable to the Security Agent in respect of third party costs and expenses but excluding amounts payable to the Security Agent in respect of its rights under Clause 5.3 (Security Agent as joint and several creditor) and the equivalent provisions of any other Finance Documents) and any other person who may be appointed as Security Agent pursuant to the provisions of the Agreement, to the extent only of the amounts payable to the Security Agent (for its own account) pursuant to the Agreement or any of the Security Agent Security Documents, in relation to the period from and including its appointment up to and including its retirement as Security Agent pursuant to the provisions of this Deed;

Further Assurance Deed means any Security Agent Security Document executed or to be executed pursuant to a further assurance covenant or obligation contained in another Security Agent Security Document;

High Yield Hedging Agreements means any currency and/or interest rate hedging agreements, each as amended, increased or novated from time to time entered into by a High Yield Hedging Counterparty at any relevant time with a High Yield Hedging Bank in relation to any Serviceable Subordinated Debt;

High Yield Hedging Bank’s Deed of Accession means a deed of accession substantially in the form set out in Schedule 7 (Form of High Yield Hedging Bank’s Deed of Accession);

High Yield Hedging Counterparty means any person other than a member of the Borrower Group who enters into a High Yield Hedging Agreement;

High Yield Hedging Discharge Date means the date on which each High Yield Hedging Bank has notified the Security Agent that its High Yield Hedging Indebtedness has been fully and finally satisfied and no further transactions can be entered into in respect of the High Yield Hedging Agreements entered into by any High Yield Hedging Bank;

3

High Yield Hedging Exposure means, with respect to a High Yield Hedging Bank, on a Valuation Date, the sum of:
(a)	in respect of its High Yield Hedging Agreements which have then been terminated:
(i)	where all or part of the proceeds of the Subordinated Shareholder Loans in respect of any Serviceable Subordinated Debt have been applied in mandatory prepayment and cancellation of the Facilities under the Agreement or New Facility D under the New Facility Agreement, the aggregate amount(s) outstanding from any High Yield Hedging Counterparty to such High Yield Hedging Bank in respect of any High Yield Hedging Agreements which relate to such Serviceable Subordinated Debt; and

(ii)	where all or part of the proceeds of the Subordinated Shareholder Loans in respect of any Serviceable Subordinated Debt have been applied in prepayment and cancellation of the Facilities under the Agreement or New Facility D under the New Facility Agreement, other than in mandatory prepayment, only the Relevant Proportion of the aggregate amount(s) outstanding from any High Yield Hedging Counterparty to such High Yield Hedging Bank in respect of any High Yield Hedging Agreements which relate to such Serviceable Subordinated Debt; and
(b)	in respect of its High Yield Hedging Agreements which have not then been terminated:
(i)	where all or part of the proceeds of the Subordinated Shareholder Loans in respect of any Serviceable Subordinated Debt have been applied in mandatory prepayment and cancellation of the Facilities under the Agreement or New Facility D under the New Facility Agreement, the aggregate of the amount(s) (the Termination Amount(s)), if any, that would be payable to such High Yield Hedging Bank by any High Yield Hedging Counterparty in respect of such High Yield Hedging Agreements to which such High Yield Hedging Bank is a party relating to such Serviceable Subordinated Debt (expressed as a positive number) or by such High Yield Hedging Bank to any High Yield Hedging Counterparty in respect of such High Yield Hedging Agreements (expressed as a negative number) if such High Yield Hedging Agreements to which such High Yield Hedging Bank and such High Yield Hedging Counterparty are a party were being terminated as of the relevant Valuation Date and such amount shall be determined by the Security Agent acting reasonably and in good faith as its estimate at mid-market of the net replacement cost of such terminated High Yield Hedging Agreements, which estimate shall, in the absence of manifest error, be binding on the parties to such High Yield Hedging Agreements; and

(ii)	where all or part of the proceeds of the Subordinated Shareholder Loans in respect of any Serviceable Subordinated Debt have been applied in prepayment and cancellation of the Facilities under the Agreement or New Facility D under the New Facility Agreement, other than in mandatory prepayment, only the Relevant Proportion of the Termination Amount(s), provided that (x) if any amount payable by any High Yield Hedging Counterparty to a High Yield Hedging Bank under or in respect of any High Yield Hedging Agreement described above is netted (in whole or in part) against any amount payable by such High Yield Hedging Bank under any other High Yield Hedging Agreement or under any other interest rate or currency hedging arrangements, the High Yield Hedging Exposure of that High Yield Hedging Bank shall be the netted amount payable to it under such High Yield Hedging Agreements and (y) if the High Yield Hedging Exposure of any High Yield Hedging Bank is less than zero, it shall be deemed to be zero;

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High Yield Hedging Indebtedness means:
(a)	where all or part of the proceeds of the Subordinated Shareholder Loans in respect of any Serviceable Subordinated Debt have been applied in mandatory prepayment and cancellation of the Facilities under the Agreement or New Facility D under the New Facility Agreement, all indebtedness covenanted to be paid or discharged by any High Yield Hedging Counterparty to the High Yield Hedging Banks under any High Yield Hedging Agreements which relate to such Serviceable Subordinated Debt; and

(b)	where all or part of the proceeds of the Subordinated Shareholder Loans in respect of any Serviceable Subordinated Debt have been applied in prepayment and cancellation of the Facilities under the Agreement or New Facility D under the New Facility Agreement other than in mandatory prepayment, only the Relevant Proportion of the indebtedness covenanted to be paid or discharged by any High Yield Hedging Counterparty to the High Yield Hedging Banks under any High Yield Hedging Agreements which relate to such Serviceable Subordinated Debt;
Initial Additional Facility Lender means a person which becomes a lender under an Additional Facility pursuant to Clause 2.2 (Additional Facilities) of the New Facility Agreement;

Instructing Party means:
(a)	at any time prior to the Facility A Refinancing Date, the Lenders or the Majority Lenders (as the case may be) in accordance with the terms of the Finance Documents; or

(b)	at any time from (and including) the Facility A Refinancing Date but prior to the Changeover Date, the 2004 Lenders or the 2004 Majority Lenders (as the case may be) in accordance with the terms of the New Finance Documents; or

(c)	at any time from (and including) the Changeover Date, all of the Senior Hedging Banks, all of the High Yield Hedging Banks (in relation to matters where consent of all High Yield Hedging Banks or all Senior Hedging Banks is required in accordance with the terms of the relevant documents) or the Majority Hedging Banks (as the case may be);
Majority Hedging Banks means on any Valuation Date the High Yield Hedging Banks and the Senior Hedging Banks the aggregate of whose High Yield Hedging Exposure and Senior Hedging Exposure exceeds 66 ⅔ per cent. of the Total High Yield Hedging Exposure and Total Senior Hedging Exposure;
New Facility Agreement means the €1,072,000,000 senior secured credit facility agreement dated 16 January 2004 and made between, amongst others, UPC Broadband Holding B.V (previously called UPC Distribution Holding B.V.), UPC Financing Partnership, Toronto Dominion (Texas) LLC as facility agent and the banks and financial institutions party thereto;

New Finance Documents means the Finance Documents as defined in the New Facility Agreement;

New Lender has the meaning given to it in clause 26.2 (Transfers by Lenders) of the New Facility Agreement;

New Security Deed means the Security Deed (as defined in the New Facility Agreement);

Original Security Agent Security Documents means this Deed, the guarantee and indemnity arrangements contained in Clause 14 of the Agreement and the Security Documents listed in Schedule 7 of the Agreement;

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Relevant Lenders means:
(a)	prior to the Facility A Refinancing Date, the Lenders; and

(b)	on or after the Facility A Refinancing Date, the 2004 Lenders;
Relevant Majority Lenders means:
(a)	prior to the Facility A Refinancing Date, the Majority Lenders; and

(b)	on or after the Facility A Refinancing Date, the 2004 Majority Lenders;
Relevant Proportion means the proportion that the amount of any relevant Serviceable Subordinated Debt that is on-lent to the Borrower Group by a Subordinated Creditor by means of a Subordinated Shareholder Loan and applied in permanent prepayment and cancellation of the Facilities under the Agreement or New Facility D under the New Facility Agreement bears to the aggregate amount of such Serviceable Subordinated Debt;

Second Beneficiaries means the Senior Beneficiaries, the Senior Hedging Banks and the High Yield Hedging Banks;

Secured Assets means the undertaking, goodwill, property, assets or rights of whatsoever nature which are the subject of the security created pursuant to any of the Security Agent Security Documents;

Secured Obligations means the Security Agent Indebtedness, the Senior Indebtedness, the Senior Hedging Indebtedness and the High Yield Hedging Indebtedness;

Security Agent Indebtedness means the amounts referred to in the definition of First Beneficiary;

Security Agent’s Deed of Accession means a deed of accession substantially in the form set out in Schedule 6 (Form of Security Agent’s Deed of Accession);

Security Agent Security Documents means the Intercreditor Agreement, the Original Security Agent Security Documents, any other Security Documents, each Deed of Accession and all other mortgages, charges, guarantees, inter-creditor deeds and other instruments from time to time entered into in favour of the Security Agent by way of guarantee or other assurance and/or security for or (in the case of inter-creditor agreements or deeds) otherwise in relation to the Secured Obligations, each as amended, increased or novated from time to time;

Security Provider means any person other than an Obligor, a Subordinated Creditor or a Beneficiary who has entered into a Security Document;

Security Provider’s Deed of Accession means a deed of accession substantially in the form of Schedule 5 (Form of Security Provider’s Deed of Accession);

Senior Beneficiaries means the Lead Arrangers, the Facility Agent, the Lenders, the Existing Lenders (in respect of any ongoing right to receive interest payments under Clause 26.3 (Procedure for novations) of the New Facility Agreement) and the Security Agent (in respect of its rights under Clause 5.3 (Security Agent as joint and several creditor) and the equivalent provisions of any other Finance Documents);

Senior Hedge Discharge Date means the date on which each Senior Hedging Bank has notified the Security Agent that its Senior Hedging Indebtedness has been fully and finally satisfied and no

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further transactions can be entered into in respect of the Senior Hedging Agreements by any Senior Hedging Bank;

Senior Hedging Agreements means any Cash Flow Hedging Agreement (as defined in the New Facility Agreement) and all interest rate and/or currency swap and/or interest rate and/or currency cap and/or other interest rate and/or currency hedging agreements entered into or to be entered into by any member of the Borrower Group with any of the Senior Hedging Banks from time to time in relation to the Borrower Group’s floating rate interest exposure and/or currency exposure;

Senior Hedging Bank means a Lender or its Affiliate or a “Lender” or its “Affiliate” as defined in the New Facility Agreement which is or becomes a party to this Deed as a senior hedging bank;

Senior Hedging Bank’s Deed of Accession means the deed of accession substantially in the form set out in Schedule 4 (Form of Senior Hedging Bank’s Deed of Accession);

Senior Hedging Counterparty means a member of the Borrower Group who enters into a Senior Hedging Agreement;

Senior Hedging Exposure means, with respect to a Senior Hedging Bank, on a Valuation Date the sum of:
(a)	in respect of its Senior Hedging Agreements which have then been terminated, the aggregate of the amount(s) outstanding from any Senior Hedging Counterparty to such Senior Hedging Bank in respect of such Senior Hedging Agreements; and

(b)	in respect of its Senior Hedging Agreements which have not then been terminated, the aggregate of the amount(s), if any, that would be payable to such Senior Hedging Bank by any Senior Hedging Counterparty in respect of Senior Hedging Agreements to which such Senior Hedging Bank is a party (expressed as a positive number) or by such Senior Hedging Bank to any Senior Hedging Counterparty in respect of such Senior Hedging Agreements (expressed as a negative number) if the Senior Hedging Agreements to which such Senior Hedging Bank and such Senior Hedging Counterparty a party were being terminated as of the relevant Valuation Date and such amount(s) shall be determined by the Security Agent acting reasonably and in good faith as its estimate at mid-market of the net replacement cost of such terminated Senior Hedging Agreements, which estimate shall, in the absence of manifest error, be binding on the parties to such Senior Hedging Agreements;
provided that (x) if any amount payable by any Senior Hedging Counterparty to a Senior Hedging Bank under or in respect of any Senior Hedging Agreement is netted (in whole or in part) against any amount payable by such Senior Hedging Bank under any other Senior Hedging Agreement, the Senior Hedging Exposure of that Senior Hedging Bank shall be the netted amount payable to it under such Senior Hedging Agreements and (y) if the Senior Hedging Exposure of any Senior Hedging Bank is less than zero, it shall be deemed to be zero;

Senior Hedging Indebtedness means all indebtedness covenanted to be paid or discharged by all or any Senior Hedging Counterparty to the Senior Hedging Banks under the Senior Hedging Agreements;

Senior Indebtedness means all indebtedness covenanted to be paid or discharged by all or any of the Charging Entities to all or any of the Senior Beneficiaries under the Finance Documents (for the avoidance of doubt the terms of this Deed shall not alter the nature of any several obligation of a Charging Entity under any of the Finance Documents);

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Subordinated Creditors means any Restricted Person who has, at any relevant time, entered into a Pledge of Subordinated Shareholder Loans and the Security Deed or a Security Provider’s Deed of Accession;

Total Commitments means each of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments.

Total High Yield Hedging Exposures means the aggregate of the High Yield Hedging Exposures of all the High Yield Hedging Banks;

Total Senior Hedging Exposures means the aggregate of the Senior Hedging Exposures of all the Senior Hedging Banks;

Trust Property means collectively, (a) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Agent under or pursuant to the Security Agent Security Documents (including, without limitation, the benefit of all covenants given in the Security Agent Security Documents), (b) all moneys, property and other assets paid or transferred to or vested in the Security Agent (or any agent of the Security Agent) or received or recovered by the Security Agent (or any agent of the Security Agent) pursuant to, or in connection with, any of the Security Agent Documents whether from any Charging Entity or any other person and (c) all rights, benefits, interests, money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Agent (or any agent of the Security Agent) in respect of the same (or any part thereof);

Valuation Date means any date on which a Senior Hedging Exposure and/or a High Yield Hedging Exposure falls to be determined.

1.2	Successors and assigns

In this Deed, unless the context otherwise requires, a reference to a person includes its successors and permitted transferees and assigns.

1.3	Agreement definitions

Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Agreement (as amended and restated from time to time) shall have the same meaning when used in this Deed.

1.4	Headings

Clause and schedule headings and the contents page are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.5	Construction of certain terms

In this Deed, unless the context otherwise requires:
(a)	references to clauses and the schedules are to be construed as references to the clauses of, and the schedules to, this Deed and references to this Deed include its schedules;

(b)	reference to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof or, as the case may be, with the

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agreement of the relevant parties and (where such consent is, by the terms of this Deed or the relevant document or otherwise, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Facility Agent, the Security Agent, all of the Lenders, the Majority Lenders or all or any of the Beneficiaries (as the case may be);

(c)	references to a regulation include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law, only if compliance therewith is in accordance with the general practice of the relevant persons to whom it is intended to apply) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

(d)	words importing the plural shall include the singular and vice versa;

(e)	references to a person includes any individual, firm, company, corporation, unincorporated body of persons or any state or any of its agencies;

(f)	references to assets includes all or any part of any business, undertaking, real property, personal property, uncalled capital and any rights (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

(g)	references to a guarantee include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any indebtedness and guaranteed shall be construed accordingly;

(h)	references to a provision of the law is a reference to that provision as amended, re-enacted or extended;

(i)	references to indebtedness include any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

(j)	references to amendment includes a supplement, novation or re-enactment and amended is to be construed accordingly.
1.6	Contracts (Rights of Third Parties) Act 1999

Except for the 2004 Finance Parties, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act. Except where expressly provided for in this Deed, the consent of any person who is not a party to this Deed is not required to amend, modify or otherwise vary, or waive breaches of, this Deed at any time.

1.7	Effect as a deed

This Deed is intended to take effect as a deed notwithstanding that the Security Agent or any other party hereto may have executed it under hand only.

1.8	Specific capacity of parties

References in this Deed to the Facility Agent, the 2004 Facility Agent, the Lead Arrangers, the Lenders, the 2004 Lenders, the High Yield Hedging Banks, the Senior Hedging Banks, the Borrowers, the Guarantors, the Security Providers, the Charging Entities, the Hedging Counterparties, the Subordinated Creditors or the Security Agent and references to the obligations or liabilities of such person shall be strictly construed as references to any such person or (as the case may be) obligations or liabilities of any such person solely in its capacity as such.

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1.9	Relevant Majority Lenders and Majority Hedging Banks

(a)	Where this Deed provides for any matter to be determined by reference to the opinion of the Relevant Majority Lenders or to be subject to the consent or request of the Relevant Majority Lenders or for any action to be taken on the instructions of the Relevant Majority Lenders, such opinion, consent, request or instructions shall (as between the Relevant Lenders) only be regarded as having been validly given or issued by the Relevant Majority Lenders if all of the Relevant Lenders shall have received appropriate prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Relevant Lenders shall have given or issued such opinion, consent, request or instructions but each Charging Entity shall be entitled (and bound) to assume that such notice shall have been duly received by each Relevant Lender and that the relevant majority shall have been obtained to constitute Relevant Majority Lenders whether or not this is in fact the case.

(b)	Where this Deed provides for any matter to be determined by reference to the opinion of the Majority Hedging Banks or to be subject to the consent or request of the Majority Hedging Banks or for any action to be taken on the instructions of the Majority Hedging Banks, such opinion, consent, request or instructions shall (as between the High Yield Hedging Banks and the Senior Hedging Banks) only be regarded as having been validly given or issued by the Majority Hedging Banks if all of the High Yield Hedging Banks and the Senior Hedging Banks shall have received appropriate prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of High Yield Hedging Banks and the Senior Hedging Banks shall have given or issued such opinion, consent, request or instructions but each Charging Entity shall be entitled (and bound) to assume that such notice shall have been duly received by each High Yield Hedging Banks and the Senior Hedging Banks and that the relevant majority shall have been obtained to constitute Majority Hedging Banks whether or not this is in fact the case.
1.10	Instructing Party

Where, at any relevant time, the Instructing Party is the Relevant Lenders or the Relevant Majority Lenders, the instructions of the Relevant Lenders or the Relevant Majority Lenders (as the case may be) shall be provided to the Security Agent by the Facility Agent or the 2004 Facility Agent (as applicable) on their behalf. Where at any relevant time, the Instructing Party are all the Senior Hedging Banks and all the High Yield Hedging Banks or the Majority Hedging Banks, the instructions of all the Senior Hedging Banks and all the High Yield Hedging Banks (as the case may be) or the Majority Hedging Banks shall be provided to the Security Agent by each Senior Hedging Bank, each High Yield Hedging Bank and the Majority Hedging Banks respectively.

1.11	Equality of Treatment

Any instruction given to the Security Agent on behalf of the 2004 Majority Lenders or the 2004 Lenders (as the case may be) pursuant to the terms of this Deed will not be effective unless an instruction on the same terms is also given to the Security Agent under the New Security Deed.
2.	POWERS OF THE SECURITY AGENT

2.1	Authorisation of Security Agent

Each of the Beneficiaries hereby authorises the Security Agent (whether or not by or through employees or agents):
(a)	to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Agent by the Security Agent Security Documents together with such powers and discretions as are reasonably incidental thereto; and

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(b)	to take such action on its behalf or in its own name as may from time to time be authorised under or in accordance with the Security Agent Security Documents.
2.2	Extent of Security Agent’s duties

The Security Agent shall have no duties, obligations or liabilities to any of the Beneficiaries, the 2004 Facility Agent or the 2004 Lenders beyond those expressly stated in the Security Agent Security Documents.
2.3	Security Agent’s authority to execute Security Agent Security Documents

Each of the Beneficiaries hereby confirms its approval of the Security Agent Security Documents and authorises, empowers and directs the Security Agent (by itself or by such person(s) as it may nominate) to enter into and execute:
(a)	each of the Original Security Agent Security Documents (and each Beneficiary ratifies any Original Security Agent Security Document which the Security Agent shall have entered into prior to the execution of this Deed);

(b)	any one or more further Security Agent Security Documents comprising a Further Assurance Deed;

(c)	the Intercreditor Agreement; and

(d)	any and all such further Security Agent Security Documents as may be approved by the Instructing Party in writing for entry into by the Security Agent, and, in each and every case, to (i) hold any and all guarantees and/or security thereby created, as appropriate, for the Beneficiaries in the manner contemplated by this Deed; and (ii) enforce the Security Agent Security Documents as trustee or as otherwise provided (and whether or not expressly) in the names of the Beneficiaries on its behalf or for itself.
2.4	Amendments to Security Agent Security Documents

Subject to Clause 2.5 (Matters requiring unanimous consent), the Security Agent may (a) prior to the Facility A Refinancing Date, with the consent of the Majority Lenders, or (b) on or after the Facility A Refinancing Date but prior to the Changeover Date, with the consent of the 2004 Majority Lenders, or (c) on or after the Changeover Date, with the consent of the Majority Hedging Banks, or (d) at any time if and to the extent expressly authorised by any other provision of any relevant Security Agent Security Document, amend, modify or otherwise vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of any Security Agent Security Document. Any such action so authorised and effected by the Security Agent shall be promptly notified to the Facility Agent (before the Facility A Refinancing Date), the 2004 Facility Agent (after the Facility A Refinancing Date but before the Changeover Date) and the Senior Hedging Banks and the High Yield Hedging Banks (on or after the Changeover Date) and shall be binding on all of the Beneficiaries. For the avoidance of doubt the consent of any Beneficiary other than those specifically referred to in (a), (b) and (c) above shall not be required in relation to any of the matters referred to in this Clause 2.4.

2.5	Matters requiring unanimous consent

Except (a) prior to the Facility A Refinancing Date, with the prior written consent of all of the Lenders, or (b) on or after the Facility A Refinancing Date but prior to the Changeover Date, with the prior written consent of all of the 2004 Lenders, or (c) on or after the Changeover Date, with the

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prior written consent of all of the Senior Hedging Banks and all of the High Yield Hedging Banks, the Security Agent shall not have authority:
(a)	to agree with any Charging Entity any amendment or waiver that has the effect of changing or which relates to:
(i)	(prior to the Changeover Date only) any of the items set out in Clause 25.2(a) (Exceptions) of the Agreement; and

(ii)	(on or following the Changeover Date) (A) an extension to the date of payment of any amount of principal or interest payable under any Security Agent Security Document, (B) this Clause 2.5, (C) the definition of Majority Hedging Banks or (D) a change to any provision of any Security Agent Security Document which expressly requires the consent of all the Senior Hedging Banks and the High Yield Hedging Banks; or
(b)	to release any asset from a Security Agent Security Document, except
(i)	as otherwise expressly permitted in the Agreement or in such Security Agent Security Document or, following the Facility A Refinancing Date, in the New Facility Agreement (in respect of the equivalent asset which is secured under a Security Agent Security Document (as defined in the New Security Deed)); and

(ii)	in furtherance of a disposal or any other transaction which is permitted (or would have been permitted but for the Changeover Date having occurred) by any Finance Document or Security Agent Security Document or by any New Finance Document (in respect of the equivalent asset which is secured under a Security Agent Security Document or by any New Finance Document (as defined in the New Security Deed)); or
(c)	to release any Guarantor from its obligations under any guarantee under Clause 14 (Guarantee) of the Agreement other than in accordance with Clause 26 (Changes to the Parties) of the Agreement.
For the avoidance of doubt the consent of any Beneficiary other than those specifically referred to in subparagraphs (a)(i) and (ii) above shall not be required in relation to any of the matters referred to in this Clause 2.5.
3.	GENERAL DUTIES OF THE SECURITY AGENT

3.1	Duty to act on instructions from the Instructing Party

The Security Agent shall (subject always to Clauses 2.4 (Amendments to Security Agent Security Documents), 2.5 (Matters requiring unanimous consent), 7.7 (Unlawful actions), and 7.8 (Indemnity by Beneficiaries) and clause 7.8 (Indemnity by Beneficiaries) under the New Security Deed) act, in its capacity as trustee of and generally in relation to the Trust Property or as joint and several creditor or agent (as the case may be) or (as the case may be) refrain from acting, as directed in writing from time to time by the Instructing Party in accordance with Clause 5.2 (Duty to act as directed). In taking (or, as the case may be, in refraining from taking) any such action, the Security Agent may rely on the indemnities set out in the Finance Documents (or, as the case may be, the New Security Deed) but, if the Security Agent deems such indemnities not to be satisfactory, the Security Agent shall not be bound to act (or, as the case may be, refrain from acting) on such directions unless and until the Security Agent shall have been indemnified to its satisfaction against

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all liabilities, damages, costs and claims liable to be incurred by the Security Agent in so acting (or, as the case may be, refraining from acting).

3.2	Protection in acting on Facility Agent’s or 2004 Facility Agent’s instructions

The Security Agent and each Charging Entity shall be entitled (and bound) to assume that any directions given by the Facility Agent or the 2004 Facility Agent under or pursuant to this Deed are either the directions of the Relevant Majority Lenders or, as the case may be, all the Relevant Lenders, being made through the Facility Agent or the 2004 Facility Agent (as applicable), or the directions of the Facility Agent or the 2004 Facility Agent itself, acting pursuant to the provisions of the Finance Documents or the New Finance Documents to which the Facility Agent or the 2004 Facility Agent (as applicable) may from time to time be party (as appropriate) or as otherwise duly authorised or empowered by or on behalf of the Relevant Lenders.

3.3	Duty to notify

The Security Agent shall promptly notify the Facility Agent (prior to the Facility A Refinancing Date), the 2004 Facility Agent (on or after the Facility A Refinancing Date but before the Changeover Date) and the Senior Hedging Banks and the High Yield Hedging Banks (on or after the Changeover Date) of the contents of each notice, certificate or other document received by the Security Agent from any Charging Entity under or pursuant to any of the Security Agent Security Documents.

4.	SUPPLEMENTARY PROVISIONS

4.1	Declaration of Trust

The Security Agent hereby declares itself trustee of the Trust Property with effect from the date of this Deed to hold the same on trust for the Beneficiaries and to apply the same in accordance with Clause 6 (Application of Proceeds).

4.2	Duration

This Deed shall remain in full force and effect until whichever is the earliest of:
(a)	(if the trust is applicable) the expiration of a period of 80 years from the date of this Deed;

(b)	the date on which the Security Agent receives unconditional confirmation in writing from all the Beneficiaries that there is no longer outstanding any Security Agent Indebtedness, Senior Indebtedness, Senior Hedging Indebtedness or High Yield Hedging Indebtedness nor are any of the Beneficiaries under an obligation to permit such indebtedness to be incurred, such confirmation to be promptly provided by the Beneficiaries and, in any event, to be deemed to have given if not provided within 10 Business Days of written request from the Security Agent; and

(c)	the unconditional release of the Charging Entities from all their respective obligations under the Security Agent Security Documents, and the parties to this Deed declare that the perpetuity period applicable to this Deed shall for the purposes of the Perpetuities and Accumulations Act 1964 be the period of 80 years. The Security Agent shall notify UPC Broadband promptly on receipt by the Security Agent of any written confirmation referred to in paragraph (b) above.

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4.3	Powers of Security Agent

In its capacity as trustee in relation to the Security Agent Security Documents and in relation to the Trust Property, the Security Agent shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Deed or any of the other Security Agent Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Deed and/or any other Security Agent Security Document Provided that the Security Agent may only exercise such powers and discretions to the extent that the Security Agent is authorised so to exercise the same in accordance with the provisions of this Deed, the Agreement and the relevant Security Agent Security Document (including specifically, but without limitation, Clause 5.2 (Duty to act as directed) of this Deed) and, in exercising such powers and discretions, the Security Agent shall have regard to and comply with any applicable constraints and/or restrictions imposed by this Deed.

4.4	Power to invest

It is expressly declared that, in its capacity as trustee in relation to the Security Agent Security Documents, the Security Agent shall be entitled to invest moneys forming part of the Trust Property and which, in the opinion of the Security Agent, may not be paid out promptly following receipt in the name or under the control of the Security Agent in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify its investments and the Security Agent may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments except in the case of fraud, wilful misconduct or gross negligence on the part of the Security Agent. Any investment of any part or all of the Trust Property may, at the discretion of the Security Agent, be made or retained in the names of nominees.

4.5	Power to engage agents

The Security Agent may in the conduct of its obligations under and in respect of the Security Agent Security Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money). Any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such trusts. The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent if the Security Agent shall have exercised reasonable care in the selection of such agent.

4.6	Power to appoint new trustees

Without prejudice to Clause 10 (Effect of this Deed as regards the Charging Entities), the statutory power to appoint new or additional trustees of the trusts constituted by this Deed shall be vested in the Security Agent.

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4.7	Power to appoint additional trustees

With the prior consent of the Instructing Party, the Security Agent shall have power, by notice in writing given to the Facility Agent, to appoint any person either to act as separate trustee or as co-trustee jointly with the Security Agent:
(a)	if the Security Agent considers such appointment to be in the interests of the Beneficiaries; or

(b)	for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)	for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained, and any person so appointed shall (subject to the provisions of this Deed) have such rights (including as to reasonable remuneration) and such trusts, powers, authorities and discretions (not exceeding those conferred on the Security Agent by this Deed) and such duties and obligations as shall be conferred or imposed by the instrument of appointment. The Security Agent shall have power to remove any person so appointed. At the request of the Security Agent, the other parties to this Deed shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same. The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.
4.8	Co-trustees to act by majority decision

If there ever shall be more than two trustees having equal authority under this Deed the majority of such trustees shall be competent to execute and exercise all the duties, powers, trusts, authorities and discretions vested by this Deed in the Security Agent generally.

4.9	Conflicts of law; consent of Beneficiaries to amendments to trusts

It is agreed between all parties to this Deed that:
(a)	in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this Deed, the relationship of the Security Agent to the other Beneficiaries shall be construed simply as one of agent and principal or as otherwise provided in Clause 5.3 (Security Agent as joint and several creditor) but, to the fullest extent permissible under the laws of each and every such jurisdiction, this Deed shall have full force and effect as between the parties; and

(b)	any of the provisions of this Clause 4 or of Clause 6 (Application of Proceeds), 7 (Restrictions and Limitations on and Exclusions of the Duties and Responsibilities of the Security Agent) or 8 (No Restriction on or Liability to Account for Other Transactions) may be amended by agreement between the Security Agent and the other Beneficiaries without the consent of any other party to this Deed so long as such amendments do not impose additional obligations on the Charging Entities and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect any such amendment.

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5.	ENFORCEMENT OF AND OTHER ACTION UNDER THE SECURITY AGENT SECURITY DOCUMENTS

5.1	All action through the Security Agent

None of the Beneficiaries shall have any independent power to enforce any of the Security Agent Security Documents or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to any of the Security Agent Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by any of the Security Agent Security Documents except through the Security Agent.

5.2	Duty to act as directed

Subject as provided in Clause 3.1 (Duty to act on instructions from the Instructing Party), the Security Agent shall take such action (including, without limitation, the exercise of all rights, discretions or powers and the granting of consents or releases) or, as the case may be, refrain from taking such action under or pursuant to the Security Agent Security Documents as the Instructing Party shall specifically direct the Security Agent in writing from time to time. Unless and until the Security Agent shall have received such directions, the Security Agent shall not take any action under the Security Agent Security Documents provided that it may (but in the absence of such directions shall not be obliged to) take such action permitted under the terms of the Security Agent Security Documents as it reasonably believes necessary or appropriate to protect the interests of the Beneficiaries under the Security Agent Security Documents but the Charging Entities shall not be concerned with whether the Security Agent shall be acting in accordance with these provisions and shall be conclusively entitled to assume that the Security Agent has all the necessary right, title and authority.

5.3	Security Agent as joint and several creditor

Each Charging Entity and each of the Beneficiaries agrees that the Security Agent shall be the joint and several creditor (“hoofdelijk crediteur”) of each and every obligation of each Charging Entity towards each of the Beneficiaries under each Finance Document, the Senior Hedging Agreements and the High Yield Hedging Agreements and that accordingly the Security Agent will have its own independent claim as creditor and not as agent against each Charging Entity to demand performance of those obligations, provided that it is expressly acknowledged that any discharge of its payment obligations to either of the Security Agent or the relevant Beneficiary shall to the same extent discharge the corresponding obligations owing to the other.

5.4	Security Agent’s rights as joint and several creditor

Without limiting or affecting the Security Agent’s rights against the Charging Entities (whether under this clause or under any other provision of the Finance Documents) the Security Agent agrees with each Beneficiary that it will not exercise its rights as a joint and several creditor with a Beneficiary under Clause 5.3 (Security Agent as joint and several creditor) except with the prior written consent of the relevant Beneficiary. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Agent’s rights to act in the protection or preservation of rights under or to enforce any Security Agent Security Document as contemplated by the Finance Documents. Any amount recovered by the Security Agent as a result of the operation of this clause shall be held for the benefit of the Beneficiaries to be applied in accordance with Clause 6.2 (Order of application on enforcement).

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5.5	Security Agent and Dutch Security

Subject to the provisions of this Clause, the Security Agent shall obtain any Security provided under or pursuant to a Security Document governed by Dutch law (the Dutch Security) in its own name. The Security Agent shall have full and unrestricted entitlement to and authority in respect of the Dutch Security, provided that it shall be under an obligation to exercise such rights (and obligations) in accordance with the contractual undertakings set out in this Deed including but not limited to Clause 5.3 (Security Agent as joint and several creditor).

6.	APPLICATION OF PROCEEDS

6.1	Co-operation to achieve agreed priorities of application

The Beneficiaries shall co-operate with each other and with the Security Agent in realising the Secured Assets and in ensuring that the net proceeds realised under the Security Agent Security Documents after deduction of the expenses of realisation are applied in accordance with Clause 6.2 (Order of application on enforcement).

6.2	Order of application on enforcement

All moneys received by the Security Agent and/or any other moneys otherwise received by it pursuant to any of the Security Agent Security Documents shall be applied, after the discharge of the remuneration and expenses of all liabilities having priority to the Secured Obligations, in the order set out below except that the Security Agent may credit the same to a suspense account (bearing interest at a commercially competitive rate according to the currency, amount and period of deposit of such moneys) for so long and in such manner as the Security Agent may from time to time determine, save that if the amounts standing to the credit of the suspense account are at least equal to the Secured Obligations such amounts must be promptly applied in or towards satisfaction of the Secured Obligations. The monies received by the Security Agent shall be applied as follows:
(a)	FIRST, as to a sum equivalent to the aggregate of the Security Agent Indebtedness for the First Beneficiary absolutely.

(b)	SECONDLY, as to a sum equivalent to the sum of the aggregate of (i) the Senior Indebtedness, (ii) the Total Senior Hedging Exposures and (iii) the Total High Yield Hedging Exposures to the Second Beneficiaries absolutely (and shall pay (A) to the Senior Beneficiaries in the order set out in clause 9.7 (Partial payments) of the Agreement a sum equivalent to the proportion that the Senior Indebtedness bears to the aggregate of the Senior Indebtedness, the Total Senior Hedging Exposures and the Total High Yield Hedging Exposures; (B) to each Senior Hedging Bank a sum equivalent to the proportion that the Senior Hedging Exposure owing to such Senior Hedging Bank bears to the aggregate of the Senior Indebtedness, the Total Senior Hedging Exposures and the Total High Yield Hedging Exposures; and (C) to each High Yield Hedging Bank a sum equivalent to the proportion that the High Yield Hedging Exposure owing to such High Yield Hedging Bank bears to the aggregate of the Senior Indebtedness, the Total Senior Hedging Exposures and the Total High Yield Hedging Exposures provided that applications made by the Security Agent pursuant to paragraph (C) of this Clause 6.2(b) shall not exceed €100,000,000 in aggregate and to the extent that any such applications would cause such limit to be exceeded the amount payable to each High Yield Hedging Bank shall be reduced proportionately).

If, following application by the Security Agent of amounts in accordance with this paragraph (b), (x) any amounts received by the Security Agent have not been applied to reduce Total High Yield Hedging Exposure owing to High Yield Hedging Banks as a result of the proviso to subparagraph (C) above and (y) the Changeover Date or the Senior Hedge

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Discharge Date (or both) have not occurred, the Security Agent shall apply any such excess amounts in accordance with subparagraphs (A) and (B) above (but disregarding the Total High Yield Hedging Exposure for this purpose only).
(c)	THIRDLY, subject to each of the Changeover Date and the Senior Hedge Discharge Date having occurred, to each High Yield Hedging Bank a sum equivalent to the proportion that the outstanding High Yield Hedging Exposure of such High Yield Hedging Bank bears to the outstanding High Yield Hedging Exposure of all the High Yield Hedging Banks.

(d)	FOURTHLY, subject to the High Yield Hedging Discharge Date having occurred, as to the balance for the relevant Charging Entity or whoever else is entitled to such balance absolutely.
Distributions pursuant to this Clause 6.2 shall be made as soon as reasonably practicable after receipt by the Security Agent of the sums being distributed.
6.3	Security Agent to rely on Beneficiaries

In considering at any time (and from time to time) the persons entitled to the benefit of any of the Secured Obligations, the Security Agent may (without prejudice to Clause 7.4 (Limit on Security Agent’s responsibility)), rely and act in reliance upon any information from time to time furnished to the Security Agent by the Beneficiaries (whether pursuant to Clause 7.4 (Limit on Security Agent’s responsibility) or otherwise) unless and until the same is superseded by further such information, so that the Security Agent shall have no liability or responsibility to any party as a consequence of placing reliance on and acting in reliance upon any such information unless the Security Agent has actual knowledge that such information is inaccurate or incorrect.

6.4	Information to be provided to the Security Agent

Without prejudice to Clause 6.3 (Security Agent to rely on Beneficiaries), each Beneficiary (whether directly or through the Facility Agent) or, if applicable, the 2004 Facility Agent shall provide the Security Agent with all necessary directions in writing so as to apply the proceeds of realisation of the security constituted by the Security Agent Security Documents as contemplated by this Deed and such other information as it may reasonably require for the purpose of carrying out its duties and obligations under the Security Agent Security Documents provided that each Beneficiary or, if applicable, the 2004 Facility Agent is not obliged to disclose such other information where, in its reasonable opinion, to do so would materially and adversely prejudice its affairs.

6.5	Waivers by the Charging Entities

Each Charging Entity hereby unconditionally waives any right it may have, whether at law or otherwise, to require demands to be made under the Finance Documents or for the security or any guarantee created by the Finance Documents to be enforced or realised in any specific order or manner or to require the proceeds thereof to be appropriated in any specific order or manner.

6.6	Security Agent’s duty of care

Nothing in this Deed shall in any case where the Security Agent has failed to show the degree of care and diligence required of it as a trustee having regard to the provisions of the Security Agent Security Documents exempt the Security Agent from or indemnify it against any liability for breach of trust or any liability which by virtue of any rule of law would otherwise attach to it in respect of any fraud, gross negligence, wilful default, gross breach of duty or gross breach of trust of which it may be guilty in relation to its duties under any of the Security Agent Security Documents.

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7.	RESTRICTIONS AND LIMITATIONS ON AND EXCLUSIONS OF THE DUTIES AND RESPONSIBILITIES OF THE SECURITY AGENT

7.1	No liability

The Security Agent shall not:
(a)	be obliged to make any enquiry as to any default by any Charging Entity in the performance or observance of any provision of any of the Security Agent Security Documents or as to whether any event or circumstance has occurred as a result of which the security constituted by any of the Security Agent Security Documents shall have or may become enforceable; or

(b)	be liable to any of the Beneficiaries for any action taken or omitted under or in connection with any of the Security Agent Security Documents unless caused by its fraud, gross negligence or wilful misconduct.
7.2	Limited duty to notify

The Security Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any of the Beneficiaries or the 2004 Facility Agent with any information with respect to any Charging Entity whenever coming into its possession other than as provided in Clauses 2.4 (Amendments to Security Agent Security Documents) and 3.3 (Duty to notify).

7.3	Indemnity from Security Agent Security Documents

The Security Agent and every agent or other person appointed by it in connection with its appointment under this Deed shall be entitled to be indemnified out of the proceeds of enforcement of the Security Agent Security Documents and/or the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by it:
(a)	in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Security Agent Security Documents; and/or

(b)	in respect of any matter or thing done or omitted or in any way relating to the Trust Property or the provisions of any of the Security Agent Security Documents.
The rights conferred by this Clause 7.3 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Security Agent Security Documents entitling the Security Agent or any other person to indemnity in respect of, and/or reimbursement of, any liabilities, damages, costs, claims, charges or expenses incurred or suffered by it in connection with any of the Security Agent Security Documents or the performance of any duties under any of the Security Agent Security Documents. Nothing contained in this Clause 7.3 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own fraud, gross negligence or wilful misconduct.
7.4	Limit on Security Agent’s responsibility

The Security Agent shall not have any responsibility to any Beneficiary (a) to ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any Security Agent Security Document have been so deposited or (b) to investigate or make any enquiry into the title of any Charging Entity to the Secured Assets or any part thereof or (c) for the failure, omission or defect in perfecting or registering any Security Agent Security Document in accordance with the

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requirements of any applicable law or regulation (other than as a result of gross negligence on the part of the Security Agent) or (d) for the failure, omission or defect in perfecting or registering any Security Agent Security Document in accordance with the provisions of the documents of title of any Charging Entity to any of the Secured Assets (other than as a result of gross negligence on the part of the Security Agent) or (e) for acting (or, as the case may be, refraining from acting) in accordance with the directions of any of the Beneficiaries, the 2004 Facility Agent or the 2004 Lenders (as the case may be) given pursuant to this Deed.

7.5	Reliance on communications and professional advice

The Security Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct unless notified to the contrary and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it.

7.6	Retention of deeds and documents; power to grant access

The Security Agent shall not (save where the Security Agent has a pledge of shares) be under any obligation to hold any Security Agent Security Documents or any other document in connection with the Security Agent Security Documents or the Secured Assets (including title deeds) in its own possession or to take steps to protect or preserve the same. The Security Agent shall be entitled (a) to permit any Beneficiary to retain any Security Agent Security Documents or other documents in its possession; or (b) to place all deeds, certificates and other documents relating to the Secured Assets deposited with it under or pursuant to the Security Agent Security Documents or any of them in any safe deposit, safe or receptacle selected by the Security Agent or with any solicitor or firm of solicitors and may make any such arrangements as it thinks fit for allowing the Charging Entity concerned access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession.

7.7	Unlawful actions

The Security Agent may refrain from doing anything which would, or might in its opinion, be contrary to any law of any jurisdiction or any directive, regulation or regulatory requirement of any State (or any agency thereof) or which would or might render it liable to any person and may do anything which is, in its opinion, necessary to comply with any such law, directive, regulation or regulatory requirement.

7.8	Indemnity by Beneficiaries

Prior to the Changeover Date each Lender shall reimburse the Security Agent (rateably in accordance with such Lender’s Commitment) and on or after the Changeover Date, each Senior Hedging Bank and each High Yield Hedging Bank shall reimburse the Security Agent (rateably in accordance with the proportion that its Senior Hedging Exposure or, as the case may be, High Yield Hedging Exposure, bears to the aggregate of the Total Senior Hedging Exposure and the Total High Yield Hedging Exposure) in either case to the extent that the Security Agent is not reimbursed by the Charging Entities in respect of all liabilities, damages, costs, claims, charges or expenses referred to in Clause 7.3 (Indemnity from Security Agent Security Documents).

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8.	NO RESTRICTION ON OR LIABILITY TO ACCOUNT FOR OTHER TRANSACTIONS

8.1	Rights as a Beneficiary

With respect to its own status as a Beneficiary the Security Agent shall have the same rights and powers under the Security Agent Security Documents as any other Beneficiary and may exercise the same as though it were not performing the duties and functions of the Security Agent.

8.2	Other dealings

The Security Agent may, without any liability to account to any of the Beneficiaries, accept deposits from, lend money to, and generally engage in any kind of trust or banking business (other than in relation to the Trust Property) with any Charging Entity, or any of their respective Subsidiaries or Associated Companies as if it were not the Security Agent.

8.3	Separate capacities

Notwithstanding that the Facility Agent, the 2004 Facility Agent and the Security Agent may from time to time be the same entity, the Facility Agent, the 2004 Facility Agent and Security Agent have entered into this Deed in their separate capacities. Provided that where this Deed provides for the Facility Agent or the 2004 Facility Agent to communicate with or provide instructions to the Security Agent, while the Facility Agent, the 2004 Facility Agent and the Security Agent are the same entity, it will not be necessary for there to be any such formal communication or instructions notwithstanding that this Deed provides in certain cases for the same to be in writing.

9.	CHANGES TO PARTIES TO THIS DEED

9.1	Retirement of Security Agent

(a)	The Security Agent may, at any time upon 30 days’ notice to UPC Broadband and the Relevant Lenders and conditional upon the successor security agent executing a Security Agent’s Deed of Accession to give effect to the provisions of subclause (c) below, retire from its appointment as Security Agent under this Deed. No such retirement shall take effect unless there has been appointed by the Relevant Lenders as a successor security agent:
(i)	a Relevant Lender nominated by the Relevant Majority Lenders with the consent of UPC Broadband (not to be unreasonably withheld or delayed); or, failing such a nomination

(ii)	any other reputable and experienced bank or financial institution with offices in London nominated by the Security Agent with the consent of UPC Broadband (not to be unreasonably withheld or delayed).
(b)	On the Changeover Date the provisions of Clause 9.1(a) shall cease to apply and the Security Agent may, upon 30 days’ notice to UPC Broadband, the Senior Hedging Banks and the High Yield Hedging Banks and conditional upon the successor security agent executing a Security Agent’s Deed of Accession to give effect to the provisions of subclause (c) below, retire from its appointment as Security Agent under this Deed. No such retirement shall take effect unless there has been appointed as a successor security agent any reputable and experienced bank or financial institution with offices in London nominated by the Security Agent with the consent of UPC Broadband (not to be unreasonably withheld or delayed). The Senior Hedging Banks and the High Yield Hedging Banks undertake to the Security Agent that following receipt of a notice from the Security Agent pursuant to this Clause 9.1(b) they will ensure that a successor security agent is appointed in accordance with this Clause 9.1(b) as soon as practicable.

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(c)	Upon any such successor as aforesaid being appointed, and subject to appropriate arrangements having been made:
(i)	in relation to the rights, titles and interests constituted by this Deed; and

(ii)	for the purpose of ensuring the preservation of all Security Interests in the name of the successor as may be required by the laws applicable to the relevant Security Documents, to the satisfaction of the Beneficiaries, the retiring Security Agent shall be discharged from any further obligations under this Deed but shall remain entitled to the benefit of the provisions of this Deed in relation to the period from and including its appointment up to and including its retirement as Security Agent and its successor and the other parties to this Deed shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Deed in place of the retiring Security Agent.
(d)	Any corporation into which the Security Agent may be merged or converted or any corporation with which the Security Agent may be consolidated or any corporation resulting from any merger, conversion, amalgamation, consolidation or other reorganisation to which the Security Agent shall be a party shall, to the extent permitted by applicable law and subject to the preservation of any Security Interest under the laws applicable thereto, be the successor Security Agent under the Security Agent Security Documents without the execution or filing of any document or any further act on the part of any of the parties to this Deed or any Security Agent Security Document, save that notice of any such merger, conversion, amalgamation, consolidation or other reorganisation shall forthwith be given to UPC Broadband, the Beneficiaries and the 2004 Facility Agent.

9.2	Effective Date

The retirement of the Security Agent and the appointment of the successor agent shall take effect (subject to compliance with the provisions of Clause 9.1 (Retirement of Security Agent)) upon the signing by the Security Agent and the successor agent of all deeds and other documents and the performing of all other acts necessary for the transfer of all the Security Agent’s title to and interest in the Secured Assets (other than any interest accruing to the Security Agent by virtue of the Security Agent being a Second Beneficiary) to the successor agent, such title and interest to be held by the successor trustee on the same trusts and on the same terms as if the successor agent had been a party to this Deed in place of the retiring Security Agent.

9.3	Transfer by the Lenders

Each party to this Deed agrees and acknowledges that (a) the Lenders may transfer their respective rights, liabilities and obligations under this Deed in accordance with the provisions of Clause 26 (Changes to the Parties) of the Agreement and (b) if a Lender transfers all of its commitment, rights and obligations under the Agreement it shall cease to be a Beneficiary in its capacity as a Lender but if at such time it is also a Senior Hedging Bank and/or a High Yield Hedging Bank it shall continue to be a Beneficiary in such capacity.

9.4	References to Lenders following a transfer

If any Lender transfers all or any of its rights and obligations as provided in Clause 9.3 (Transfer by the Lenders) all relevant references in the Security Agent Security Documents to such Lender shall thereafter be construed as a reference to such Lender and/or a New Lender (as such term is defined in Clause 26.2 of the Agreement) to the extent of their respective rights and/or obligations and, in the case of a transfer of all or part of such Lender’s rights or obligations, the other parties to the Security Agent Security Documents shall thereafter look only to the New Lender in respect of that proportion

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of that Lender’s rights or obligations under the relevant Security Agent Security Documents as corresponds to the rights or obligations assumed by such New Lender.

9.5	Authorisation of Facility Agent

Each party to this Deed irrevocably authorises the Facility Agent to countersign each Transfer Certificate on its behalf without any further consent of, or consultation with, any such party provided that all relevant conditions under the Agreement have been satisfied.

9.6	Charging Entities

None of the Charging Entities may assign or transfer any of their respective rights or obligations under this Deed other than pursuant to Clause 26.1 (Transfers by Obligors) of the Agreement. Each party to this Deed agrees and acknowledges that (a) upon the execution and delivery of a Guarantor’s Accession Agreement in accordance with Clause 26.4 (Additional Guarantors) of the Agreement, the relevant Additional Guarantor shall become a party to this Deed and to the Intercreditor Agreement as a Charging Entity and (b) upon the execution and delivery of a Security Provider’s Deed of Accession in accordance with the Agreement, the relevant Subordinated Creditor, Security Provider or Hedging Counterparty will become a party to this Deed and to the Intercreditor Agreement as a Charging Entity.

9.7	Assignment and/or transfer by Senior Hedging Banks

Each party to this Deed agrees and acknowledges that upon the execution and delivery of a Senior Hedging Bank’s Deed of Accession the relevant Senior Hedging Bank will become a party to this Deed as such provided that, in the case of a Senior Hedging Bank which executes and delivers a Senior Hedging Bank’s Deed of Accession after the 2006 Amendment Effective Date (as defined in the New Facility Agreement), the relevant Senior Hedging Bank’s accession to this Deed as a Senior Hedging Bank will not take effect unless it has also executed and delivered a Senior Hedging Bank’s Deed of Accession under the New Security Deed. Each party to this Deed agrees and acknowledges that a Senior Hedging Bank may assign or transfer all or any of its rights, liabilities or obligations under this Deed, provided that:
(a)	such assignment or transfer is contemporaneous with and to the same person as an assignment or transfer by the relevant Senior Hedging Bank of its corresponding rights and/or obligations in respect of the relevant Senior Hedging Agreements (as the case may be); and

(b)	such assignment or transfer shall be conditional upon the relevant assignee or transferee having executed a Senior Hedging Bank’s Deed of Accession by which such assignee or transferee agrees to be bound by and comply with the obligations incumbent upon the relevant Senior Hedging Bank under this Deed and the Security Agent Security Documents as if it had been a party to this Deed in place of the Senior Hedging Bank; and

(c)	such assignment or transfer is contemporaneous with an assignment or transfer by the relevant Senior Hedging Bank of its corresponding rights and obligations under the New Security Deed.
The Security Agent may deem and treat such assignee or transferee as a Senior Hedging Bank (as the case may be) for all purposes of this Deed and the Security Agent Security Documents after the conditions set out in this Clause 9.7 have been satisfied.

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9.8	Assignment and/or transfer by High Yield Hedging Banks

Each party to this Deed agrees and acknowledges that upon the execution and delivery of a High Yield Hedging Bank’s Deed of Accession the relevant High Yield Hedging Bank will become a party to this Deed as such. Each party to this Deed agrees and acknowledges that a High Yield Hedging Bank may assign or transfer all or any of its rights, liabilities or obligations under this Deed, provided that:
(a)	such assignment or transfer is contemporaneous with and to the same person as an assignment or transfer by the relevant High Yield Hedging Bank of its corresponding rights and/or obligations in respect of the relevant High Yield Hedging Agreements (as the case may be); and

(b)	any such assignment or transfer shall be conditional upon the relevant assignee or transferee having executed a High Yield Hedging Bank’s Deed of Accession by which such assignee or transferee agrees to be bound by and comply with the obligations incumbent upon the relevant High Yield Hedging Bank under this Deed and the Security Agent Security Documents as if it had been a party to this Deed in place of the High Yield Hedging Bank; and

(c)	such assignment or transfer is contemporaneous with an assignment or transfer by the relevant High Yield Hedging Bank of its corresponding rights and obligations under the New Security Deed.
The Security Agent may deem and treat such assignee or transferee as a High Yield Hedging Bank (as the case may be) for all purposes of this Deed and the Security Agent Security Documents after the conditions set out in this Clause 9.8 have been satisfied.
9.9	Discharge of retiring Facility Agent

Upon any successor to the Facility Agent being appointed pursuant to Clause 19.15 (Resignation of Agents) of the Agreement and conditional upon the successor agent (the New Facility Agent) executing and delivering a Facility Agent’s Deed of Accession, the retiring Facility Agent shall be discharged from any further obligations under this Deed and the New Facility Agent and each of the other parties to this Deed shall have the same rights and obligations among themselves as they would have had if the New Facility Agent had been a party to this Deed in place of the retiring Facility Agent.

9.10	Deeds of Accession

(a)	Each party to this Deed shall be fully entitled to rely on any Deed of Accession and any related documents that may be required under Clause 9.2 (Effective Date) delivered to the Security Agent in connection with this Deed which is complete and regular on its face as regards its contents and purportedly signed on behalf of the new Facility Agent, Security Agent, Senior Hedging Bank, High Yield Hedging Bank or new Charging Entity, as appropriate.

(b)	No party to this Deed shall have any liability or responsibility to any other party to this Deed as consequence of placing reliance on and acting in accordance with such Deed of Accession if it proves to be the case that it was not authentic or duly authorised.

(c)	Each of the parties to this Deed hereby irrevocably authorises the Security Agent to execute any duly completed Deed of Accession as appropriate, on behalf of that party.

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(d)	The Security Agent shall provide a copy of each duly completed Deed of Accession to UPC Broadband upon request.

10.	EFFECT OF THIS DEED AS REGARDS THE CHARGING ENTITIES

10.1	Consent and agreement to arrangements

Each of the Charging Entities joins in this Deed for the purpose of acknowledging the provisions of this Deed and undertakes with the Security Agent and each of the Beneficiaries to observe the provisions of this Deed at all times and not in any way to prejudice or affect the enforcement of such provisions or do anything which would be in breach of the terms of this Deed.

10.2	No prejudice to other rights and remedies

Nothing contained in this Deed shall as between any Charging Entity and the Security Agent and/or the Beneficiaries or any of them affect or prejudice any rights or remedies of any such person against any Charging Entity in respect of any of the Secured Obligations.

11.	SENIOR HEDGING AGREEMENTS

11.1	Senior Hedging Agreements

Each of the Senior Hedging Banks agrees that any Senior Hedging Agreements to which it is a party governing the terms of a hedging transaction will provide for “two way payments” in the event of a termination of that hedging transaction entered into under such Senior Hedging Agreements howsoever caused, meaning that the defaulting party under those Senior Hedging Agreements will be entitled to receive payment under the relevant termination provisions if the net replacement value of all terminated transactions effected under the Senior Hedging Agreements is in its favour, but that netting will not be permitted between any Senior Hedging Agreements and any other interest rate or currency hedging arrangements. For the avoidance of doubt, the parties agree that close out netting within and among any Senior Hedging Agreements is not prohibited.

11.2	Termination of Senior Hedging Agreements

Each of the Senior Hedging Banks agrees with the Security Agent, the 2004 Facility Agent and the other Beneficiaries that prior to the Changeover Date it will not terminate any of the Senior Hedging Agreements (other than Cash Flow Hedging Agreements) to which it is a party except:
(a)	as a result of non-payment of any indebtedness under such Senior Hedging Agreements which non-payment continues for seven days after notice of such non-payment has been given by such Senior Hedging Bank to the Security Agent (provided that if such Senior Hedging Bank and the Security Agent are the same entity it will not be necessary for there to be any formal notice of such non-payment to be given by such Senior Hedging Bank to the Security Agent); or

(b)	a Senior Hedging Bank may terminate a Senior Hedging Agreement upon the earliest of:
(i)	the last day on which a payment of principal is due to be made under the New Facility Agreement in respect of any Additional Facility in relation to which that Senior Hedging Agreement provides interest rate or currency hedging protection from time to time;

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(ii)	an acceleration of the principal amount outstanding under the New Facility Agreement, following consultation with (but without being required to obtain the consent of) the security agent under the New Facility Agreement; or

(iii)	the date on which the 2004 Lenders have been repaid in full in respect of any Additional Facility in relation to which that Senior Hedging Agreement provides interest rate or currency hedging protection from time to time and the Additional Facility Commitment in respect of such Additional Facility has been reduced to zero; or
(c)	following the repudiation of any such Senior Hedging Agreements by the relevant Senior Hedging Counterparty; or

(d)	upon:
(i)	it becoming contrary to any law or regulation for the relevant Senior Hedging Counterparty or such Senior Hedging Bank to perform the payment obligations expressed to be assumed by it in respect of such Senior Hedging Agreements or such obligations becoming invalid or unenforceable against the relevant Senior Hedging Counterparty; or

(ii)	any provision of such Senior Hedging Agreements relating to the termination thereof (including, without limitation, the calculation of or obligation to pay amounts upon such termination) becoming invalid or unenforceable against the relevant Senior Hedging Counterparty; or
(e)	an order being made either for the administration or winding-up of the relevant Senior Hedging Counterparty or there occurs in relation to the relevant Senior Hedging Counterparty in any country or territory in which it carries on business any event which corresponds with either event or has similar or equivalent effects to either event; or

(f)	with the prior written consent of:
(i)	the Security Agent (acting on the instructions of the Majority Lenders); and

(ii)	the security agent (under the New Facility Agreement) acting on the instructions of the 2004 Majority Lenders.
Sub-paragraph (i) above shall only apply prior to the Facility A Refinancing Date. Sub-paragraph (ii) shall apply before and after the Facility A Refinancing Date.
11.3	Proceeds of termination of Senior Hedging Agreements

Each Senior Hedging Bank and each Charging Entity which is a party to any Senior Hedging Agreement agrees that:
(a)	if upon the termination of any Senior Hedging Agreement and following the application of any netting pursuant to the terms thereof an amount falls due from the Senior Hedging Bank to a Senior Hedging Counterparty that amount shall be paid by the Senior Hedging Bank, to the extent that it is lawfully possible, to the Security Agent and shall be treated to the extent that the Security Agent is entitled to do and subject, without limitation, to Clause 7.7 (Unlawful actions), as the proceeds of enforcement of the Security Agent Security Documents and shall be applied in accordance with Clause 6.2 (Order of application on enforcement);

26

(b)	promptly after the Facility Agent takes any action as is referred to in Clause 18.22 (Acceleration) of the Agreement or the 2004 Facility Agent takes any action as referred to in clause 18.22 (Acceleration) of the New Facility Agreement or the non-payment of any amount due under the Agreement or the New Facility Agreement on the last day on which a payment of principal is due to be made under the Agreement or the New Facility Agreement (as applicable), each Senior Hedging Bank:
(i)	shall exercise any and all rights it may have to terminate and close out all Senior Hedging Agreements to which it is a party, unless the Facility Agent (acting on the instructions of the Majority Lenders) and the 2004 Facility Agent (acting on the instructions of the 2004 Majority Lenders) otherwise agrees; and

(ii)	shall not enter into any new Senior Hedging Agreements without the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the 2004 Facility Agent (acting on the instructions of the 2004 Majority Lenders); and
(c)	promptly following the giving thereof, it will provide the Security Agent with a copy of any notice of the termination of any Senior Hedging Agreements.
11.4	Copies of Senior Hedging Agreements

Each Senior Hedging Bank undertakes to provide the Security Agent with a copy of each document constituting the Senior Hedging Agreements to which it is a party and each amendment, supplement or variation to it upon it becoming a party to this Deed or upon the execution of the same, if later.

12.	HIGH YIELD HEDGING AGREEMENTS

12.1	High Yield Hedging Agreements

Each of the High Yield Hedging Banks agrees that any High Yield Hedging Agreements to which it is a party governing the terms of a hedging transaction will provide for “two way payments” in the event of a termination of that hedging transaction entered into under such High Yield Hedging Agreements howsoever caused, meaning that the defaulting party under those High Yield Hedging Agreements will be entitled to receive payment under the relevant termination provisions if the net replacement value of all terminated transactions effected under the High Yield Hedging Agreements is in its favour. The parties hereto agree that close out netting within and among any High Yield Hedging Agreements and/or within and among any High Yield Hedging Agreements and any other interest rate or currency hedging arrangements is not prohibited.

12.2	Copies of High Yield Hedging Agreements

Each High Yield Hedging Bank undertakes to provide the Security Agent with a copy of each document constituting the High Yield Hedging Agreements to which it is a party and each amendment, supplement or variation to it upon it becoming a party to this Deed or upon the execution of the same, if later and promptly following the giving thereof a copy of any notice of the termination of any High Yield Hedging Agreements.

12.3	Release of Security Agent Security Documents

Each High Yield Hedging Bank and each Senior Hedging Bank undertakes to the Charging Entities that if the Beneficiaries request the release of the security created by the Security Agent Security Documents either after the Changeover Date or in connection with a refinancing of the Agreement, they will negotiate in good faith with a view to agreeing replacement arrangements providing them with equivalent security (taking into account the reduced amount of the Secured Obligations) to that

27

which was available to them under the Security Agent Security Documents prior to the Changeover Date or such refinancing (as the case may be) and will instruct the Security Agent to release the Security Agent Security Documents on such replacement arrangement coming into effect.

13.	MISCELLANEOUS

13.1	Rights under other arrangements

Nothing contained in this Deed shall prejudice or affect the rights of the Security Agent or the Beneficiaries or any of them under any guarantee, lien, bill, note, charge or other security (other than pursuant to the Security Agent Security Documents) now or hereafter held by it in respect of any moneys, obligations or liabilities thereby secured and so that (without limitation) each and any such person may apply any moneys recovered under any such guarantee, lien, bill, note, charge or other security in or towards payment of any money, obligation or liability, actual or contingent, now or hereafter due, owing or incurred to it by any Charging Entity or may hold such moneys on a suspense account for such period as it may in its absolute discretion think fit.

13.2	Several obligations

The obligations of all parties under this Deed are several; the failure of all parties to perform such obligations shall not relieve any other Beneficiary or any of the Charging Entities of any of their respective obligations or liabilities under the Finance Documents nor shall any Beneficiary be responsible for the obligations of any other Beneficiary under this Deed.

13.3	Provisions severable

Each of the provisions of this Deed is severable and distinct from the others and if any one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired thereby.

13.4	No partnership

This Deed shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

13.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Security Agent, any other Beneficiary, the 2004 Facility Agent or the 2004 Lenders (as the case may be) to exercise any power, right or remedy under this Deed or any other Security Agent Security Document shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Agent, any other Beneficiary, the 2004 Facility Agent or the 2004 Lenders (as the case may be) of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed and the other Security Agent Security Documents are cumulative and are not exclusive of any remedies provided by law.

13.6	Counterparts

This Deed may be executed in any number of counterparts and by the different parties hereto in separate counterparts each of which, when executed and delivered, shall constitute an original, but all counterparts together shall constitute one and the same instrument.

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13.7	Release of assets

Where UPC Broadband requests that the Security Agent releases a Secured Asset from the charges created by a Security Agent Security Document and (in the case of a request made prior to the Facility A Refinancing Date) the Facility Agent has certified that such release is permitted under the terms of the Finance Documents or (in the case of release which is requested on or after the Facility A Refinancing Date but before the Changeover Date), the 2004 Facility Agent has certified that the release of the equivalent asset from the charges created by a Security Agent Security Document (as defined in the New Security Deed) is permitted under the terms of the New Finance Documents, the Security Agent is authorised and shall at the cost of UPC Broadband execute such deeds and do all such acts and things as may be reasonably necessary to release the Secured Asset from the charges created by the relevant Security Agent Security Document. Prior to the Changeover Date the consent of none of the Senior Hedging Banks or the High Yield Hedging Banks shall be required for such release.

14.	NOTICES

14.1	Mechanics

All notices or other communications under or in connection with this Deed shall be given in writing and, unless stated, may be made by letter, telex or facsimile or (to the extent that (a) the relevant Party has specified such an address pursuant to Clause 32.2 of the Agreement (Address for Notices) or pursuant to this Deed and (b) such notice or communication is not required to be signed by an Authorised Signatory, other officer or board of the relevant entity and the form of such notice or communication does not provide for signature by an Authorised Signatory, other officer or board of the relevant entity) by e-mail. Any such notice will be deemed to be given as follows:
(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile or e-mail, when received in legible form.
However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

The address and facsimile number and (of so specified) e-mail address of each Party for all notices under or in connection with this Deed are:
(c)	that notified by that Party for this purpose to the Facility Agent on or before it becomes a Party; or

(d)	any other notified by that Party for this purpose to the Facility Agent by not less than five Business Days’ notice.
Every notice, request, demand, or other communication under this Deed shall be sent:
(i)	to each Charging Entity at:

Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

Facsimile: + 3120 778 9453

29

	Attention:	Dennis Okhuijsen
	Email:	dokhuijsen@lgi.com

with a copy to:

UGC Europe Inc

	Facsimile:	+ 3120 778 9453
	Attention:	Dennis Okhuijsen
	Email:	dokhuijsen@lgi.com

or its address or facsimile number specified in any relevant Deed of Accession;

(ii)	to the Facility Agent, the 2004 Facility Agent and the Security Agent at:

Toronto Dominion (Texas) LLC / TD Bank Europe Limited

Triton Court
14/18 Finsbury Square
London EC2A 1DB

	Contact:	Rory McCarthy
	Facsimile:	+44 207 638 0006
	E-mail:	rory.mccarthy@tdsecurities.com

and in each case with a copy to:
TD Bank Europe Limited
Royal Trust Tower
77 King Street West
18th Floor
Toronto
Ontario Canada M5K 1A2

	Contact:	Jim Bridwell / Elhamy Khalil
	Facsimile;	+1 416 307 3826

(iii)	to the Lead Arrangers and the Lenders at the address or facsimile number:
(A)	notified by each such Lead Arranger or Lender to the Security Agent for this purpose on or before it becomes a party hereto; or

(B)	any other notified by each such Lead Arranger or Lender to the Security Agent for this purpose by not less than five Business Days’ notice.
(iv)	to each Senior Hedging Bank at its address or facsimile number specified in the relevant Senior Hedging Banks’ Deed of Accession;

(v)	to each High Yield Hedging Bank at its address or facsimile number specified in the relevant High Yield Hedging Bank’s Deed of Accession, or to such other address, or facsimile number as is notified by the relevant party to the other parties to this Deed save that a change of address of a Charging Entity, the Lead Arrangers, a Senior Hedging Bank, a High Yield Hedging Bank, a Lender or a 2004 Lender need only be

30

notified to the Facility Agent (or, as applicable, the 2004 Facility Agent) and the Security Agent.
14.2	Notices through the Security Agent
Every notice, request, demand or other communication under this Deed to be given by any Charging Entity to any other party shall be given to the Security Agent for onward transmission as appropriate and to be given to any Charging Entity shall (except as otherwise provided in this Deed) be given by the Security Agent.
15.	GOVERNING LAW AND JURISDICTION

15.1	Law
This Deed is governed by and shall be construed in accordance with English law.
15.2	Submission to jurisdiction
The parties to this Agreement agree for the benefit of the Beneficiaries, the 2004 Facility Agent and the 2004 Lenders that:
(a)	if any party has any claim against any other arising out of or in connection with this Agreement such claim shall (subject to Clause 15.2(c)) be referred to the High Court of Justice in England, to the jurisdiction of which each of the parties irrevocably submits;

(b)	the jurisdiction of the High Court of Justice in England over any such claim against any Beneficiary shall be an exclusive jurisdiction and no courts outside England shall have jurisdiction to hear or determine any such claim; and

(c)	nothing in this Clause 15.2 shall limit the right of any Beneficiary, the 2004 Facility Agent or a 2004 Lender to refer any such claim against any Charging Entity to any other court of competent jurisdiction outside England, to the jurisdiction of which each Charging Entity hereby irrevocably agrees to submit, nor shall the taking of proceedings by any Beneficiary, the 2004 Facility Agent or a 2004 Lender before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.
15.3	Agent for service of process
Each Charging Entity which is not incorporated in England and Wales irrevocably designates, appoints and empowers HRO Registrars Limited of Heathcoat House, 20 Saville Row, London W1X 1AE to receive for it and on its behalf service of process issued out of the High Court of Justice in England in relation to any claim arising out of or in connection with this Deed.
15.4	Inconvenient forum
Each Charging Entity irrevocably waives any objection they may have now or hereafter to the laying of venue of any action or proceeding in any court or jurisdiction referred to in Clause 15.2 (Submission to jurisdiction) and any claim they may have now or hereafter that any action or proceeding brought in such courts or jurisdiction has been brought in an inconvenient forum.
IN WITNESS whereof the parties to this Deed have caused this Deed to be duly executed on the date first above written.

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SCHEDULE 1
THE ORIGINAL GUARANTORS

Name	Address

UPC Financing Partnership	4643 South Ulster Street
Suite 1300
Denver, Co 80237
United States

UPC Broadband Holding B.V. (previously called UPC Distribution Holding B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Holding II B.V.	Boeing Avenue 53
1119 PE Schiphol Rijk
Amsterdam
The Netherlands

UPC Holding B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC France Holding B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Scandinavia Holding B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Austria Holding B.V. (previously called Cable Network Austria Holding B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Central Europe Holding B.V. (previously called Stipdon Investments B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

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Name	Address

UPC Nederland B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Poland Holding B.V. (previously called UPC Telecom B.V.)	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Broadband N.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

UPC Broadband Ireland B.V.	Boeing Avenue 53 1119 PE Schiphol Rijk Amsterdam The Netherlands

33

SCHEDULE 2
LENDERS
Name
The Chase Manhattan Bank
The Toronto-Dominion Bank
Toronto Dominion (Texas), Inc.
ABN AMRO Bank N.V.
BNP Paribas, Belgian Branch
CIBC World Markets plc
Crédit Lyonnais S.A.
Fortis Bank (Nederland) N.V.
NB International Finance B.V.
The Royal Bank of Scotland plc
Abbey National Treasury Services plc
Banca Commerciale Italiana S.p.A.
Bear Stearns Corporate Lending Inc
Citibank, N.A.
Credit Suisse First Boston
Daimler Chrysler Capital Services (Debis) Belgium S.A.
DLJ Capital Funding, Inc
Dresdner Bank AG London Branch
Harbourmaster Loan Corporation B.V.
Goldman Sachs Credit Partners L.P.
The Governor and Company of the Bank of Scotland
IBM Nederland Financieringen B.V.
ING Bank N.V.
Eurocredit CDO I B.V. and Eurocredit CDO II B.V.
KBC Bank NV
Merrill Lynch Capital Corporation
Debt Strategies Fund III, Inc.
Debt Strategies Fund II, Inc.
Debt Strategies Fund, Inc.
Senior High Income Portfolio, Inc.
Morgan Stanley Senior Funding Inc
Oppenheimer Senior Floating Rate Fund
Scotiabank Europe plc
UBS AG, London Branch
Van Kampen Prime Rate Income Trust
Van Kampen Senior Income Trust

34

SCHEDULE 3
FORM OF FACILITY AGENT’S DEED OF ACCESSION
THIS FACILITY AGENT’S DEED OF ACCESSION is dated ● and made
BETWEEN:
(1)	[NEW FACILITY AGENT] (the New Facility Agent) and

(2)	[ ] as Security Agent,
and relates to a Security Deed dated ● 2000 between the Borrowers (1), UPC Holding B.V. (2), the Original Guarantors (3), the Lead Arrangers (4), the Lenders (5), the Facility Agent (6), the Security Agent (7), the 2004 Facility Agent (8), the Senior Hedging Banks (9) and the High Yield Hedging Banks (10) as amended, varied, extended, restated, refinanced or replaced from time to time (the Security Deed).
WHEREAS:
The New Facility Agent is to become the Facility Agent for the purposes of the Security Deed.
NOW IT IS HEREBY AGREED as follows:
1.	Definitions under the Security Deed

Unless the context otherwise requires, words and expressions defined in the Security Deed shall have the same meaning in this Deed of Accession.

2.	Succession and Adherence

Each of the parties to the Security Deed and the New Facility Agent hereby agree that:
(a)	the New Facility Agent shall become a party to the Security Deed in its capacity as the Facility Agent; and

(b)	the New Facility Agent shall observe, perform and be bound by the terms and provisions of and be entitled to exercise all the rights set out in the Security Deed in the capacity of the Facility Agent.
3.	Accession

This Deed of Accession is supplemental to the Security Deed and the other Security Agent Security Documents and shall be read and construed as one instrument together with the Security Deed.

4.	Notices

For the purposes of Clause 14.1 (Mechanics) of the Security Deed every notice, request, demand or other communication under the Security Deed shall be sent to the New Facility Agent at:

[Address]

[Telefax]

[Attention]

35

5.	Effect as a Deed

This Deed of Accession is intended to take effect as a Deed notwithstanding that either party or both parties may have executed it under hand only.

6.	Law

This Deed of Accession is governed by English law.
IN WITNESS whereof the parties hereto have caused this Deed of Accession to be duly executed as a Deed on the date first written above.
New Facility Agent

EXECUTED and DELIVERED	)
as a DEED by [Facility Agent]	)	Director
)
)
	)	Director/Secretary

Security Agent

SIGNED for and on behalf of	)
[ ]	)
(as Security Agent and	)
on behalf of each	)
of the other parties to the Security Deed))

36

SCHEDULE 4
FORM OF SENIOR HEDGING BANK’S DEED OF ACCESSION
THIS SENIOR HEDGING BANK’S DEED OF ACCESSION is dated ● and made
BETWEEN:
(1)	[NEW SENIOR HEDGING BANK] (the New Senior Hedging Bank); and

(2)	[ ]as Security Agent,
and relates to a Security Deed dated ● 2000 between the Borrowers (1), UPC Holding B.V. (2), the Original Guarantors (3), the Lead Arrangers (4), the Lenders (5), the Facility Agent (6), the Security Agent (7), the 2004 Facility Agent (8), the Senior Hedging Banks (9) and the High Yield Hedging Banks (10) as amended, varied, extended, restated, refinanced or replaced from time to time (the Security Deed).
WHEREAS:
The New Senior Hedging Bank is to become a Senior Hedging Bank for the purposes of the Security Deed.
NOW IT IS HEREBY AGREED as follows:
1.	Definitions under the Security Deed

Unless the context otherwise requires, words and expressions defined in the Security Deed shall have the same meaning in this Deed of Accession.

2.	Succession and Adherence

Each of the parties to the Security Deed and the New Senior Hedging Bank hereby agree that:
(a)	the New Senior Hedging Bank shall become a party to the Security Deed in its capacity as a Senior Hedging Bank; and

(b)	the New Senior Hedging Bank shall observe, perform and be bound by the terms and provisions of and be entitled to exercise all the rights set out in the Security Deed in the capacity of a Senior Hedging Bank.
3.	Accession

This Deed of Accession is supplemental to the Security Deed and the other Security Agent Security Documents and shall be read and construed as one instrument together with the Security Deed.

4.	Notices

For the purposes of Clause 14.1 (Mechanics) of the Security Deed every notice, request, demand or other communication under the Security Deed shall be sent to the New Senior Hedging Bank at:

[Address]

[Telefax]

[Attention]

37

5.	Effect as a Deed

This Deed of Accession is intended to take effect as a Deed notwithstanding that either party or both parties may have executed it under hand only.

6.	Law

This Deed of Accession is governed by English law.
IN WITNESS whereof the parties hereto have caused this Deed of Accession to be duly executed as a Deed on the date first written above.
New Senior Hedging Bank

EXECUTED and DELIVERED	)
as a DEED by [Senior	)
Hedging Bank]	)	Director
)
)
	)	Director/Secretary

Security Agent

SIGNED for and on behalf of	)
[ ]	)
(as Security Agent and	)
on behalf of each	)
of the other parties to the Security Deed	)

38

SCHEDULE 5
FORM OF SECURITY PROVIDER’S DEED OF ACCESSION
THIS CHARGING ENTITY’S DEED OF ACCESSION is dated ● and made
BETWEEN:
(1)	[NEW CHARGING ENTITY] (the New Charging Entity); and

(2)	[ ] as Security Agent,
and relates to a Security Deed dated ● 2000 between the Borrowers (1), UPC Holding B.V. (2), the Original Guarantors (3), the Lead Arrangers (4), the Lenders (5), the Facility Agent (6), the Security Agent (7), the 2004 Facility Agent (8), the Senior Hedging Banks (9) and the High Yield Hedging Banks (10) as amended, varied, extended, restated, refinanced or replaced from time to time (the Security Deed).
WHEREAS:
The New Charging Entity is to become a Charging Entity for the purposes of the Security Deed.
NOW IT IS HEREBY AGREED as follows:
1.	Definitions under the Security Deed

Unless the context otherwise requires, words and expressions defined in the Security Deed shall have the same meaning in this Deed of Accession.

2.	Succession and Adherence

Each of the parties to the Security Deed and the New Charging Entity hereby agree that:
(a)	the New Charging Entity shall become a party to the Security Deed in its capacity as a Charging Entity; and

(b)	the New Charging Entity shall observe, perform and be bound by the terms and provisions of and be entitled to exercise all the rights set out in the Security Deed in the capacity of a Charging Entity.
3.	Accession

This Deed of Accession is supplemental to the Security Deed and the other Security Agent Security Documents and shall be read and construed as one instrument together with the Security Deed.

4.	Notices

For the purposes of Clause 14.1 (Mechanics) of the Security Deed every notice, request, demand or other communication under the Security Deed shall be sent to the New Charging Entity at:

[Address]

[Telefax]

[Attention]

39

5.	Effect as a Deed

This Deed of Accession is intended to take effect as a Deed notwithstanding that either party or both parties may have executed it under hand only.

6.	Law

This Deed of Accession is governed by English law.
IN WITNESS whereof the parties hereto have caused this Deed of Accession to be duly executed as a Deed on the date first written above.
New Facility Agent

EXECUTED and DELIVERED	)
as a DEED by [Charging Entity]	)	Director
)
)
	)	Director/Secretary

Security Agent

SIGNED for and on behalf of	)
[ ]	)
(as Security Agent and	)
on behalf of each	)
of the other parties to the Security Deed))

40

SCHEDULE 6
FORM OF SECURITY AGENT’S DEED OF ACCESSION
THIS SECURITY AGENT’S DEED OF ACCESSION is dated ● and made
BETWEEN:
(1)	[NEW SECURITY AGENT GUARANTOR] (the New Security Agent); and

(2)	[ ] as Security Agent,
and relates to a Security Trust Deed dated ● 2000 between the Borrowers (1), UPC Holding B.V. (2), the Original Guarantors (3), the Lead Arrangers (4), the Lenders (5), the Facility Agent (6), the Security Agent (7), the 2004 Facility Agent (8), the Senior Hedging Banks (9) and the High Yield Hedging Banks (10) as amended, varied, extended, restated, refinanced or replaced from time to time (the Security Trust Deed).
WHEREAS:
The New Security Agent is to become the Security Agent for the purposes of the Security Deed.
NOW IT IS HEREBY AGREED as follows:
1.	Definitions under the Security Deed

Unless the context otherwise requires, words and expressions defined in the Security Deed shall have the same meaning in this Deed of Accession.

2.	Succession and Adherence

Each of the parties to the Security Deed and the New Security Agent hereby agree that:
(a)	the New Security Agent shall become a party to the Security Trust Deed in its capacity as a Security Agent; and

(b)	the New Security Agent shall observe, perform and be bound by the terms and provisions of and be entitled to exercise all the rights set out in the Security Deed in the capacity of the Security Agent.
3.	Accession

This Deed of Accession is supplemental to the Security Deed and the other Security Agent Security Documents and shall be read and construed as one instrument together with the Security Deed.

4.	Notices

For the purposes of Clause 14.1 (Mechanics) of the Security Deed every notice, request, demand or other communication under the Security Trust Deed shall be sent to the New Security Agent at:
[Address]
[Telefax]
[Attention]

41

5.	Effect as a Deed

This Deed of Accession is intended to take effect as a Deed notwithstanding that either party or both parties may have executed it under hand only.

6.	Law

This Deed of Accession is governed by English law.
IN WITNESS whereof the parties hereto have caused this Deed of Accession to be duly executed as a Deed on the date first written above.
New Facility Agent

EXECUTED and DELIVERED	)
as a DEED by [Security Agent]	)	Director
)
)
	)	Director/Secretary

Security Agent

SIGNED for and on behalf of	)
[ ]	)
(as Security Agent and	)
on behalf of each	)
of the other parties to the Security Deed))

42

SCHEDULE 7
FORM OF HIGH YIELD HEDGING BANK’S DEED OF ACCESSION
THIS HIGH YIELD HEDGING BANK’S DEED OF ACCESSION is dated ● and made
BETWEEN:
(1)	[NEW HIGH YIELD HEDGING BANK] (the New High Yield Hedging Bank); and

(2)	[ ] as Security Agent,
and relates to a Security Deed dated ● 2000 between the Borrowers (1), UPC Holding B.V. (2), the Original Guarantors (3), the Lead Arrangers (4), the Lenders (5), the Facility Agent (6), the Security Agent (7), the 2004 Facility Agent (8), the Senior Hedging Banks (9) and the High Yield Hedging Banks (10) as amended, varied, extended, restated, refinanced or replaced from time to time (the Security Deed).
WHEREAS:
The New High Yield Hedging Bank is to become a High Yield Hedging Bank for the purposes of the Security Deed.
NOW IT IS HEREBY AGREED as follows:
1.	Definitions under the Security Deed

Unless the context otherwise requires, words and expressions defined in the Security Deed shall have the same meaning in this Deed of Accession.

2.	Succession and Adherence

Each of the parties to the Security Deed and the New High Yield Hedging Bank hereby agree that:
(a)	the New High Yield Hedging Bank shall become a party to the Security Deed in its capacity as a High Yield Hedging Bank; and

(b)	the New High Yield Hedging Bank shall observe, perform and be bound by the terms and provisions of and be entitled to exercise all the rights set out in the Security Deed in the capacity of a High Yield Hedging Bank.
3.	Accession

This Deed of Accession is supplemental to the Security Deed and the other Security Agent Security Documents and shall be read and construed as one instrument together with the Security Deed.

4.	Notices

For the purposes of Clause 14.1 (Mechanics) of the Security Deed every notice, request, demand or other communication under the Security Deed shall be sent to the New High Yield Hedging Bank at:
[Address]
[Telefax]
[Attention]

43

5.	Effect as a Deed

This Deed of Accession is intended to take effect as a Deed notwithstanding that either party or both parties may have executed it under hand only.

6.	Law

This Deed of Accession is governed by English law.
IN WITNESS whereof the parties hereto have caused this Deed of Accession to be duly executed as a Deed on the date first written above.
New Facility Agent

EXECUTED and DELIVERED	)
as a DEED by [High Yield Hedging	)
Beneficiary]	)	Director
)
)
	)	Director/Secretary

Security Agent

SIGNED for and on behalf of	)
[ ]	)
(as Security Agent and	)
on behalf of each	)
of the other parties to the Security Deed))

44

SIGNATORIES
[This section is not restated]

45